Exhibit 1

Independent Auditors’ Report

The Board of Directors and Stockholders

CEMEX, S.A.B. de C.V.:

We have audited the accompanying consolidated financial statements of CEMEX, S.A.B. de C.V. and its subsidiaries (“the Company”), which comprise the consolidated balance sheets as at December 31, 2015 and 2014, the consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years ended December 31, 2015, 2014 and 2013, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of CEMEX, S.A.B. de C.V. and its subsidiaries as at December 31, 2015 and 2014, and their consolidated financial performance and their consolidated cash flows for the years ended December 31, 2015, 2014 and 2013, in accordance with International Financial Reporting Standards.

KPMG Cardenas Dosal, S.C.

Luis Gabriel Ortiz Esqueda

Monterrey, N.L., Mexico

January 28, 2016

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Operations

(Millions of Mexican pesos, except for loss per share)

		Years ended December 31,
	Note	2015	2014	2013
Net sales	3	$225,742	204,402	190,370
Cost of sales	2P	(150,369)	(138,456)	(130,686)

Gross profit		75,373	65,946	59,684
Administrative and selling expenses		(27,647)	(25,036)	(25,114)
Distribution expenses		(20,976)	(19,026)	(15,290)

	2P	(48,623)	(44,062)	(40,404)

Operating earnings before other expenses, net	2A	26,750	21,884	19,280
Other expenses, net	6	(3,030)	(5,051)	(4,863)

Operating earnings		23,720	16,833	14,417
Financial expense	16	(19,779)	(21,491)	(19,911)
Other financial (expense) income, net	7	(1,237)	2,534	1,716
Equity in gain of associates	13A	738	294	232

Earnings (loss) before income tax		3,442	(1,830)	(3,546)
Income tax	19	(2,276)	(3,960)	(6,162)

Net income (loss) from continuing operations		1,166	(5,790)	(9,708)
Discontinued operations, net of tax	4A	967	110	97

CONSOLIDATED NET INCOME (LOSS)		2,133	(5,680)	(9,611)
Non-controlling interest net income		932	1,103	1,223

CONTROLLING INTEREST NET INCOME (LOSS)		$1,201	(6,783)	(10,834)

Basic earnings (loss) per share	22	$0.03	(0.17)	(0.28)
Basic earnings (loss) per share of continuing operations	22	$0.01	(0.17)	(0.29)
Diluted earnings (loss) per share	22	$0.03	(0.17)	(0.28)
Diluted earnings (loss) per share of continuing operations	22	$0.01	(0.17)	(0.29)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(Millions of Mexican pesos)

		Years ended December 31,
	Note	2015	2014	2013
CONSOLIDATED NET INCOME (LOSS)		$2,133	(5,680)	(9,611)
Items that will not be reclassified subsequently to profit or loss
Actuarial losses	18	(748)	(3,025)	(391)
Income tax recognized directly in other comprehensive income	19	183	486	(122)

		(565)	(2,539)	(513)

Items that will be reclassified subsequently to profit or loss when specific conditions are met
Effects from available-for-sale investments	13B	387	(94)	80
Currency translation of foreign subsidiaries	20B	7,915	501	952
Income tax recognized directly in other comprehensive income	19	453	(85)	(1,085)

		8,755	322	(53)

Total items of other comprehensive income (loss)		8,190	(2,217)	(566)

TOTAL COMPREHENSIVE INCOME (LOSS)		10,323	(7,897)	(10,177)
Non-controlling interest comprehensive income		3,221	2,129	892

CONTROLLING INTEREST COMPREHENSIVE INCOME (LOSS)		$7,102	(10,026)	(11,069)

Out of which:
COMPREHENSIVE INCOME (LOSS) OF DISCONTINUED OPERATIONS		$199	(78)	315
COMPREHENSIVE INCOME (LOSS) OF CONTINUING OPERATIONS		$6,903	(9,948)	(11,384)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Balance Sheets

(Millions of Mexican pesos)

		December 31,
	Note	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	8	$15,280	12,589
Trade accounts receivables, net	9	27,774	26,954
Other accounts receivable	10	4,817	4,435
Inventories, net	11	17,716	18,074
Other current assets	12	4,632	8,906
Assets from operations held for sale	4A	3,446	—

Total current assets		73,665	70,958

NON-CURRENT ASSETS
Investments in associates	13A	12,150	9,560
Other investments and non-current accounts receivable	13B	6,549	10,317
Property, machinery and equipment, net	14	214,133	202,928
Goodwill and intangible assets, net	15	220,318	193,484
Deferred income taxes	19B	15,449	27,714

Total non-current assets		468,599	444,003

TOTAL ASSETS		$542,264	514,961

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	16A	$218	14,507
Other financial obligations	16B	15,587	11,512
Trade payables		28,709	24,271
Income tax payable		6,619	9,890
Other accounts payable and accrued expenses	17	20,769	20,045
Liabilities from operations held for sale	4A	673	—

Total current liabilities		72,575	80,225

NON-CURRENT LIABILITIES
Long-term debt	16A	229,125	191,327
Other financial obligations	16B	23,268	27,083
Employee benefits	18	18,269	16,881
Deferred income taxes	19B	20,385	19,783
Other non-current liabilities	17	14,874	31,491

Total non-current liabilities		305,921	286,565

TOTAL LIABILITIES		378,496	366,790

STOCKHOLDERS’ EQUITY
Controlling interest:
Common stock and additional paid-in capital	20A	119,624	105,367
Other equity reserves	20B	15,273	10,738
Retained earnings	20C	7,381	21,781
Net income (loss)		1,201	(6,783)

Total controlling interest		143,479	131,103
Non-controlling interest and perpetual debentures	20D	20,289	17,068

TOTAL STOCKHOLDERS’ EQUITY		163,768	148,171

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$542,264	514,961

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Millions of Mexican pesos)

		Years ended December 31,
	Notes	2015	2014	2013
OPERATING ACTIVITIES
Consolidated net income (loss)		$2,133	(5,680)	(9,611)
Discontinued operations, net of tax		967	110	97

Net income (loss) from continuing operations		$1,166	(5,790)	(9,708)
Non-cash items:
Depreciation and amortization of assets	5	15,376	14,167	14,167
Impairment losses and effects from assets held for sale	6	1,527	3,862	1,568
Equity in gain of associates	13A	(738)	(294)	(232)
Other (income) expenses, net		(208)	(396)	485
Financial items, net		21,016	18,957	18,195
Income taxes	19	2,276	3,960	6,162
Changes in working capital, excluding income taxes		3,541	1,475	(4,237)

Net cash flow provided by operating activities from continuing operations before interest, coupons on perpetual debentures and income taxes		43,956	35,941	26,400

Financial expense and coupons on perpetual debentures paid in cash	20D	(17,865)	(16,844)	(19,110)
Income taxes paid in cash		(7,437)	(7,678)	(6,665)

Net cash flow provided by operating activities of continuing operations		18,654	11,419	625
Net cash flow provided by operating activities of discontinued operations		441	572	645

Net cash flows provided by operating activities		19,095	11,991	1,270

INVESTING ACTIVITIES
Property, machinery and equipment, net	14	(8,872)	(5,965)	(5,404)
Disposal of subsidiaries and associates, net	13, 15	2,722	167	1,259
Intangible assets and other deferred charges	15	(908)	(902)	(1,203)
Long term assets and others, net		(766)	200	97

Net cash flows used in investing activities of continuing operations		(7,824)	(6,500)	(5,251)
Net cash flows used in investing activities of discontinued operations		(153)	(161)	(142)

Net cash flows used in investing activities		(7,977)	(6,661)	(5,393)

FINANCING ACTIVITIES
Derivative instruments		1,098	1,561	(256)
Issuance (repayment) of debt, net	16A	(11,296)	(11,110)	5,933
Securitization of trade receivables		(506)	2,052	(1,854)
Non-current liabilities, net		(1,763)	(1,128)	(570)

Net cash flows (used in) provided by financing activities		(12,467)	(8,625)	3,253

Decrease in cash and cash equivalents of continuing operations		(1,637)	(3,706)	(1,373)
Increase in cash and cash equivalents of discontinued operations		288	411	503
Cash conversion effect, net		4,040	708	3,568
Cash and cash equivalents at beginning of year		12,589	15,176	12,478

CASH AND CASH EQUIVALENTS AT END OF YEAR	8	$15,280	12,589	15,176

Changes in working capital, excluding income taxes:
Trade receivables, net		$(3,384)	(3,348)	(1,557)
Other accounts receivable and other assets		(1,961)	1,255	(948)
Inventories		(1,299)	(2,716)	(309)
Trade payables		7,208	3,807	861
Other accounts payable and accrued expenses		2,977	2,477	(2,284)

Changes in working capital, excluding income taxes		$3,541	1,475	(4,237)

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Statements of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

			Additional	Other		Total		Total
		Common	paid-in	equity	Retained	controlling	Non-controlling	stockholders’
	Notes	stock	Capital	reserves	earnings	interest	interest	equity
Balance as of December 31, 2012		$4,139	113,929	12,514	10,557	141,139	14,488	155,627
Net loss		—	—	—	(10,834)	(10,834)	1,223	(9,611)
Total other items of comprehensive loss		—	—	(235)	—	(235)	(331)	(566)
Change in the Parent Company’s functional currency	2D	—	—	3,027	—	3,027	—	3,027
Restitution of retained earnings		—	(35,667)	—	35,667	—	—	—
Capitalization of retained earnings	20A	4	5,987	—	(5,991)	—	—	—
Stock-based compensation	20A, 21	—	551	136	—	687	—	687
Effects of perpetual debentures	20D	—	—	(405)	—	(405)	—	(405)
Changes in non-controlling interest	20D	—	—	—	—	—	(441)	(441)

Balance as of December 31, 2013		4,143	84,800	15,037	29,399	133,379	14,939	148,318
Net loss		—	—	—	(6,783)	(6,783)	1,103	(5,680)
Total other items of comprehensive loss		—	—	(3,243)	—	(3,243)	1,026	(2,217)
Effects of early conversion of convertible subordinated notes	16B	4	8,037	(601)	—	7,440	—	7,440
Capitalization of retained earnings	20A	4	7,614	—	(7,618)	—	—	—
Stock-based compensation	20A, 21	—	765	(35)	—	730	—	730
Effects of perpetual debentures	20D	—	—	(420)	—	(420)	—	(420)

Balance as of December 31, 2014		4,151	101,216	10,738	14,998	131,103	17,068	148,171
Net income		—	—	—	1,201	1,201	932	2,133
Total other items of comprehensive income		—	—	5,901	—	5,901	2,289	8,190
Effects of early conversion and issuance of convertible subordinated notes	16B	3	5,982	(934)	—	5,051	—	5,051
Capitalization of retained earnings	20A	4	7,613	—	(7,617)	—	—	—
Stock-based compensation	20A, 21	—	655	—	—	655	—	655
Effects of perpetual debentures	20D	—	—	(432)	—	(432)	—	(432)

Balance as of December 31, 2015		$4,158	115,466	15,273	8,582	143,479	20,289	163,768

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

1) DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V., a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico, is an operating and holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials. In addition, in order to facilitate the acquisition of financing and to run its operations in Mexico more efficiently considering that there are efficiency and improvement opportunities by shifting from a platform where its customers were served from different entities according to its line of business (i.e. cement, ready-mix concrete, aggregates), into a platform where customers, sorted by end-user segment (i.e. distributor, builder, manufacturer) are now serviced from a single entity; beginning on April 1, 2014, CEMEX, S.A.B de C.V. integrated and carried out all businesses and operational activities of the cement and aggregates sectors in Mexico. Moreover, beginning on January 1, 2015, CEMEX, S.A.B. de C.V. completed the transition and integrated all operating activities related to the sale of ready-mix concrete in Mexico.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered in the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”) under the symbol “CEMEXCPO”. Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries. The issuance of these consolidated financial statements was authorized by the management of CEMEX, S.A.B. de C.V. on January 28, 2016.

2) SIGNIFICANT ACCOUNTING POLICIES

2A) BASIS OF PRESENTATION AND DISCLOSURE

The consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Presentation currency and definition of terms

The presentation currency of the consolidated financial statements is the Mexican peso, currency in which the Company reports periodically to the MSE. When reference is made to pesos or “$” it means Mexican pesos. The amounts in the financial statements and the accompanying notes are stated in millions, except when references are made to income (loss) per share and/or prices per share. When reference is made to “US$” or “dollars”, it means dollars of the United States of America (“United States”). When reference is made to “€” or “Euros”, it means the currency in circulation in a significant number of European Union (“EU”) countries. When it is deemed relevant, certain amounts presented in the notes to the financial statements include between parentheses a convenience translation into dollars or into pesos, as applicable. These translations should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated. As of December 31, 2015 and 2014, translations of pesos into dollars and dollars into pesos, were determined for balance sheet amounts using the closing exchange rates of $17.23 and $14.74 pesos per dollar, respectively, and for statements of operations amounts, using the average exchange rates of $15.98, $13.37 and $12.85 pesos per dollar for 2015, 2014 and 2013, respectively. When the amounts between parentheses are the peso and the dollar, the amounts were determined by translating the euro amount into dollars using the closing exchange rates at year-end and then translating the dollars into pesos as previously described.

Amounts disclosed in the notes in connection with tax or legal proceedings (notes 19D and 24), which are originated in jurisdictions which currencies are different to the peso or the dollar, are presented in dollar equivalents as of the closing of the most recent year presented. Consequently, without any change in the original currency, such dollar amounts will fluctuate over time due to changes in exchange rates.

Statements of operations

CEMEX includes the line item titled “Operating earnings before other expenses, net” considering that it is a relevant measure for CEMEX’s management as explained in note 4B. Under IFRS, the inclusion of certain subtotals such as “Operating earnings before other expenses, net” and the display of the statement of operations, varies significantly by industry and company according to specific needs.

The line item “Other income (expenses), net” in the statements of operations consists primarily of revenues and expenses not directly related to CEMEX’s main activities, or which are of an unusual and/or non-recurring nature, including impairment losses of long-lived assets, results on disposal of assets and restructuring costs, among others (note 6).

For the years 2015, 2014 and 2013, considering the disposal of entire reportable operating segments, the Company presents in a single line as discontinued operations, the results of its operations in Austria and Hungary, sold in October 2015, as well as its operations in Croatia, expected to be sold during 2016 (notes 4A and 15). As a result, the statements of operations of 2014 and 2013 were reformulated.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Statements of comprehensive income (loss)

The statements of comprehensive loss for 2014 and 2013 were restated in order to give effect to the discontinued operations mentioned above.

Statements of cash flows

The statements of cash flows for 2014 and 2013 were restated in order to give effect to the discontinued operations mentioned above. The statements of cash flows present cash inflows and outflows, excluding unrealized foreign exchange effects, as well as the following transactions that did not represent sources or uses of cash:

•	In 2015, the decrease in debt for $4,517, the net decrease in other equity reserves for $934, the increase in common stock for $3 and the increase in additional paid-in capital for $5,982, in connection with the issuance optional convertible subordinated notes due in 2020, which involved, among others, the exchange and early conversion of optional convertible subordinated notes due in 2016, as well as the issuance of approximately 42 million ADSs (note 16B);

•	In 2014, the decrease in debt for $6,483, the decrease in other equity reserves for $601, the increase in common stock for $4 and the increase in additional paid-in capital for $8,037, in connection with several early conversions of optional convertible subordinated notes due in 2015, incurred in different dates during the year (note 16B);

•	In 2015, the decrease in other current and non-current liabilities and in deferred tax assets in connection with changes in the tax legislation in Mexico effective as of December 31, 2015 (notes 19C and 19D);

•	In 2015, 2014 and 2013, the increases in common stock and additional paid-in capital associated with: (i) the capitalization of retained earnings for $7,617, $7,618 and $5,991, respectively (note 20A); and (ii) CPOs issued as part of the executive stock-based compensation programs for $655, $765 and $551, respectively (note 20A);

•	In 2015, 2014 and 2013, the increases in property, plant and equipment for approximately $63, $108 and $141, respectively, associated with the negotiation of capital leases during the year (note 16B);

•	In 2013, the increase in investments in associates for $712, related to CEMEX’s joint arrangement in Concrete Supply Co., LLC. (note 13A); and

•	In 2013, the decrease in other non-current liabilities and the increase in other equity reserves as a result of the change in the functional currency of the Parent Company’s financial division as of January 1, 2013 (note 2D).

2B) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include those of CEMEX, S.A.B. de C.V. and those of the entities, including Special Purpose Entities (“SPEs”), in which the Parent Company exercises control, by means of which the Parent Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Among other factors, control is evidenced when the Parent Company: a) holds directly or through subsidiaries, more than 50% of an entity’s common stock; b) has the power, directly or indirectly, to govern the administrative, financial and operating policies of an entity, or c) is the primary receptor of the risks and rewards of a SPE. Balances and operations between related parties are eliminated in consolidation.

Investments in associates are accounted for by the equity method when CEMEX has significant influence, which is generally presumed with a minimum equity interest of 20%, unless it is proven in unusual cases that CEMEX has significant influence with a lower percentage. The equity method reflects in the financial statements, the investment’s original cost and the proportional interest of CEMEX in the associate’s equity and earnings after acquisition. The financial statements of joint ventures, those arrangements in which CEMEX and other third-party investors have agreed to exercise joint control and have rights to the net assets of the arrangements, are recognized under the equity method, whereas, the financial statements of joint operations, those in which the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities relating to the arrangement, are proportionally consolidated line-by-line. The equity method is discontinued when the carrying amount of the investment, including any long-term interest in the associate or joint venture, is reduced to zero, unless CEMEX has incurred or guaranteed additional obligations of the associate or joint venture.

Other permanent investments where CEMEX holds equity interests of less than 20% and/or there is no significant influence are carried at their historical cost.

2C) USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates. The main items subject to estimates and assumptions by management include, among others, impairment tests of long-lived assets, allowances for doubtful accounts and obsolescence of inventories, recognition of deferred income tax assets, as well as the measurement of financial instruments at fair value, and the assets and liabilities related to employee benefits. Significant judgment is required by management to appropriately assess the amounts of these concepts.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

2D) FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Transactions denominated in foreign currencies are recorded in the functional currency at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness associated to the acquisition of foreign entities; and 2) fluctuations associated with related parties’ balances denominated in foreign currency, which settlement is neither planned nor likely to occur in the foreseeable future and as a result, such balances are of a permanent investment nature. These fluctuations are recorded against “Other equity reserves”, as part of the foreign currency translation adjustment (note 20B) until the disposal of the foreign net investment, at which time, the accumulated amount is recycled through the statement of operations as part of the gain or loss on disposal.

The financial statements of foreign subsidiaries, as determined using their respective functional currency, are translated to pesos at the closing exchange rate for balance sheet accounts and at the closing exchange rates of each month within the period for statements of operations accounts. The functional currency is that in which each consolidated entity primarily generates and expends cash. The corresponding translation effect is included within “Other equity reserves” and is presented in the statement of other comprehensive income (loss) for the period as part of the foreign currency translation adjustment (note 20B) until the disposal of the net investment in the foreign subsidiary.

Considering its integrated activities, beginning January 1, 2013, for purposes of functional currency, the Parent Company is considered to have two divisions, one related with its financial and holding company activities, in which the functional currency is the dollar for all assets, liabilities and transactions associated with these activities, and another division related with the Parent Company’s operating activities in Mexico, in which the functional currency is the peso for all assets, liabilities and transactions associated with these activities. In connection with the change of the Parent Company’s financial division functional currency from the peso to the dollar, which among other effects aligned the functional currency of the issuer with the currency of the dollar-denominated subordinated convertible notes (note 16B), the conversion options embedded in the several series of such convertible notes, ceased to be treated as stand-alone derivatives at fair value through profit or loss. The aggregate liability accrued until December 31, 2012 for approximately $4,325 before a deferred tax liability of approximately $1,298, was cancelled against stockholders’ equity.

During the reported periods, there were no subsidiaries whose functional currency was the currency of a hyperinflationary economy, which is generally considered to exist when the cumulative inflation rate over the last three years is approaching, or exceeds, 100%. In a hyperinflationary economy, the accounts of the subsidiary’s statements of operations should be restated to constant amounts as of the reporting date, in which case, both the balance sheet accounts and the statements of operations accounts would be translated to pesos at the closing exchange rates of the year.

The most significant closing exchange rates and the approximate average exchange rates for balance sheet accounts and statement of operations accounts as of December 31, 2015, 2014 and 2013, were as follows:

	2015		2014		2013
Currency	Closing	Average	Closing	Average	Closing	Average
Dollar	17.2300	15.9800	14.7400	13.3700	13.0500	12.8500
Euro	18.7181	17.6041	17.8386	17.6306	17.9554	17.1079
British Pound Sterling	25.4130	24.3638	22.9738	21.9931	21.6167	20.1106
Colombian Peso	0.0055	0.0058	0.0062	0.0066	0.0068	0.0068
Egyptian Pound	2.2036	2.0670	2.0584	1.8824	1.8750	1.8600
Philippine Peso	0.3661	0.3504	0.3296	0.3009	0.2940	0.3014

The financial statements of foreign subsidiaries are initially translated from their functional currencies into dollars and subsequently into pesos. Therefore, the foreign exchange rates presented in the table above between the functional currency and the peso represent the implied exchange rates resulting from this methodology. The peso to U.S. dollar exchange rate used by CEMEX is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX and those exchange rates published by the Mexican Central Bank.

2E) CASH AND CASH EQUIVALENTS (note 8)

The balance in this caption is comprised of available amounts of cash and cash equivalents, mainly represented by highly-liquid short-term investments, which are easily convertible into cash, and which are not subject to significant risks of changes in their values, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest. Other investments which are easily convertible into cash are recorded at their market value. Gains or losses resulting from changes in market values and accrued interest are included in the statements of operations as part of “Other financial (expense) income, net”.

The amount of cash and cash equivalents in the balance sheet includes restricted cash and investments, comprised of deposits in margin accounts that guarantee certain of CEMEX’s obligations, to the extent that the restriction will be lifted in less than three months from the balance sheet date. When the restriction period is greater than three months, such restricted cash and investments are not considered cash equivalents and are included within short-term or long-term “Other accounts receivable,” as appropriate. When contracts contain provisions for net settlement, these restricted amounts of cash and cash equivalents are offset against the liabilities that CEMEX has with its counterparties.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

2F) FINANCIAL INSTRUMENTS

Trade accounts receivable and other current accounts receivable (notes 9 and 10)

Items under this caption are classified as “loans and receivables”, with no explicit cost, which are recorded at their amortized cost, which is represented by the net present value of the consideration receivable or payable as of the transaction date. Due to their short-term nature, CEMEX initially recognizes these receivables at the original invoiced amount less an estimate of doubtful accounts. Allowances for doubtful accounts as well as impairment of other current accounts receivable, are recognized against administrative and selling expenses.

Trade receivables sold under securitization programs, in which CEMEX maintains a residual interest in the trade accounts receivable sold in case of recovery failure, as well as continued involvement in such assets, do not qualify for derecognition and are maintained on the balance sheet.

Other investments and non-current receivables (note 13B)

As part of the category of “loans and receivables,” non-current accounts receivable, as well as investments classified as held to maturity are initially recognized at their amortized cost. Subsequent changes in net present value are recognized in the statements of operations as part of “Other financial (expense) income, net”.

Investments in financial instruments held for trading, as well as those investments available for sale, are recognized at their estimated fair value, in the first case through the statements of operations as part of “Other financial (expense) income, net”, and in the second case, changes in valuation are recognized as part of “Other comprehensive income (loss) of the period” within “Other equity reserves” until their time of disposition, when all valuation effects accrued in equity are reclassified to “Other financial (expense) income”, net in the statements of operations. These investments are tested for impairment upon the occurrence of a significant adverse change or at least once a year during the last quarter.

Financial liabilities (note 16A and 16B)

Bank loans and notes payable are recognized at their amortized cost. Interest accrued on financial instruments is recognized in the balance sheet within “Other accounts payable and accrued expenses” against financial expense. During the reported periods, CEMEX did not have financial liabilities voluntarily recognized at fair value or associated to fair value hedge strategies with derivative financial instruments. Direct costs incurred in debt issuances or borrowings, as well as debt refinancing or non-substantial modifications to debt agreements that did not represent an extinguishment of debt, by considering: a) that the relevant economic terms of the new instrument are not substantially different to the replaced instrument; and b) the proportion in which the final holders of the new instrument are the same of the replaced instrument, adjust the carrying amount of related debt are amortized as interest expense as part of the effective interest rate of each transaction over its maturity. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements when the new instrument is substantially different to the old instrument according to a qualitative and quantitative analysis, are recognized in the statements of operations within “Financial expense” as incurred.

Capital leases, in which CEMEX has substantially all risks and rewards associated with the ownership of an asset, are recognized as financing liabilities against a corresponding fixed asset for the lesser of the market value of the leased asset and the net present value of future minimum payments, using the contract’s implicit interest rate to the extent available, or the incremental borrowing cost. Among other elements, the main factors that determine a capital lease are: a) if ownership title of the asset is transferred to CEMEX at the expiration of the contract; b) if CEMEX has a bargain purchase option to acquire the asset at the end of the lease term; c) if the lease term covers the majority of the useful life of the asset; and/or d) if the net present value of minimum payments represents substantially all the fair value of the related asset at the beginning of the lease.

Financial instruments with components of both liabilities and equity (note 16B)

The financial instrument that contains components of both liability and equity, such as a note that at maturity is convertible into a fixed number of CEMEX’s shares and the currency in which the instrument is denominated is the same as the functional currency of the issuer, each component is recognized separately in the balance sheet according to the specific characteristics of each transaction. In the case of instruments mandatorily convertible into shares of the issuer, the liability component represents the net present value of interest payments on the principal amount using a market interest rate, without assuming any early conversion, and is recognized within “Other financial obligations,” whereas the equity component represents the difference between the principal amount and the liability component, and is recognized within “Other equity reserves” net of commissions. In the case of instruments that are optionally convertible into a fixed number of shares, the liability component represents the difference between the principal amount and the fair value of the conversion option premium, which reflects the equity component (note 2N). When the transaction is denominated in a currency different than the functional currency of the issuer, the conversion option is accounted for as a derivative financial instrument at fair value in the statement of operations.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Derivative financial instruments (note 16D)

CEMEX recognizes all derivative instruments as assets or liabilities in the balance sheet at their estimated fair values, and the changes in such fair values are recognized in the statements of operations within “Other financial (expense) income, net” for the period in which they occur, except for changes in fair value of derivative instruments associated with cash flow hedges, in which case, such changes in fair value are recognized in stockholders’ equity, and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. Likewise, in hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation result (note 2D), which reversal to earnings would take place upon disposal of the foreign investment. During the reported periods, CEMEX has not designated any derivative instruments in fair value hedges. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, CEMEX believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal.

Accrued interest generated by interest rate derivative instruments, when applicable, is recognized as financial expense in the relevant period, adjusting the effective interest rate of the related debt.

CEMEX reviews its different contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the balance sheet as assets or liabilities, applying the same valuation rules used for other derivative instruments.

Put options granted for the purchase of non-controlling interests and associates

Represent agreements by means of which CEMEX commits to acquire, in case the counterparty exercises its right to sell at a future date at a predefined price formula or at fair market value, the shares of a non-controlling interest in a subsidiary of CEMEX or an associate. In respect of a put option granted for the purchase of a non-controlling interest in a CEMEX subsidiary, to the extent CEMEX should settle the obligation in cash or through the delivery of other financial asset CEMEX recognizes a liability for the net present value of the redemption amount as of the financial statements’ date against the controlling interest within stockholders’ equity. A liability is not recognized as a result of an option granted for the purchase of a non-controlling interest when the redemption amount is determined at fair market value at the exercise date and CEMEX has the election to settle using its own shares.

In respect of a put option granted for the purchase of an associate, CEMEX would recognize a liability against a loss in the statements of operations whenever the estimated purchase price exceeds the fair value of the net assets to be acquired by CEMEX, had the counterparty exercised its right to sell.

Fair value measurements (note 16C)

CEMEX applies the guidance of IFRS 13, Fair value measurements (“IFRS 13”) for its fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value. IFRS 13 does not require fair value measurements in addition to those already required or permitted by other IFRSs and is not intended to establish valuation standards or affect valuation practices outside financial reporting. Under IFRS 13, fair value represents an “Exit Value”, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation.

The concept of Exit Value is premised on the existence of a market and market participants for the specific asset or liability. When there is no market and/or market participants willing to make a market, IFRS 13 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that CEMEX has the ability to access at the measurement date. A quote price in an active market provides the most reliable evidence of fair value and is used without adjustment to measure fair value whenever available.

•	Level 2 inputs are other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly, and are used mainly to determine the fair value of securities, investments or loans that are not actively traded. Level 2 inputs included equity prices, certain interest rates and yield curves, implied volatility, credit spreads and other market corroborated inputs, including inputs extrapolated from other observable inputs. In the absence of Level 1 inputs CEMEX determined fair values by iteration of the applicable Level 2 inputs, the number of securities and/or the other relevant terms of the contract, as applicable.

•	Level 3 inputs are unobservable inputs for the asset or liability. CEMEX used unobservable inputs to determine fair values, to the extent there are no Level 1 or Level 2 inputs, in valuation models such as Black-Scholes, binomial, discounted cash flows or multiples of Operative EBITDA, including risk assumptions consistent with what market participants would use to arrive at fair value.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

2G) INVENTORIES (note 11)

Inventories are valued using the lower of cost or net realizable value. The cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. CEMEX analyzes its inventory balances to determine if, as a result of internal events, such as physical damage, or external events, such as technological changes or market conditions, certain portions of such balances have become obsolete or impaired. When an impairment situation arises, the inventory balance is adjusted to its net realizable value, whereas, if an obsolescence situation occurs, the inventory obsolescence reserve is increased. In both cases, these adjustments are recognized against the results of the period. Advances to suppliers of inventory are presented as part of other current assets.

2H) PROPERTY, MACHINERY AND EQUIPMENT (note 14)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and accumulated impairment losses. Depreciation of fixed assets is recognized as part of cost and operating expenses (note 5), and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method.

As of December 31, 2015, the maximum average useful lives by category of fixed assets were as follows:

Years
Administrative buildings	34
Industrial buildings	32
Machinery and equipment in plant	18
Ready-mix trucks and motor vehicles	7
Office equipment and other assets	6

CEMEX capitalizes, as part of the related cost of fixed assets, interest expense from existing debt during the construction or installation period of significant fixed assets, considering CEMEX’s corporate average interest rate and the average balance of investments in process for the period.

All waste removal costs or stripping costs incurred in the operative phase of a surface mine that result in improved access to mineral reserves are recognized as part of the carrying amount of the related quarries. The capitalized amounts are further amortized over the expected useful life of exposed ore body based on the units of production method.

Costs incurred in respect of operating fixed assets that result in future economic benefits, such as an extension in their useful lives, an increase in their production capacity or in safety, as well as those costs incurred to mitigate or prevent environmental damage, are capitalized as part of the carrying amount of the related assets. The capitalized costs are depreciated over the remaining useful lives of such fixed assets. Periodic maintenance on fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other long-term accounts receivable.

2I) BUSINESS COMBINATIONS, GOODWILL, OTHER INTANGIBLE ASSETS AND DEFERRED CHARGES (note 15)

Business combinations are recognized using the purchase method, by allocating the consideration transferred to assume control of the entity to all assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date. Intangible assets acquired are identified and recognized at fair value. Any unallocated portion of the purchase price represents goodwill, which is not amortized and is subject to periodic impairment tests (note 2J), can be adjusted for any correction to the preliminary assessment given to the assets acquired and/or liabilities assumed within the twelve-month period after purchase. Costs associated with the acquisition are expensed in the statements of operations as incurred.

CEMEX capitalizes intangible assets acquired, as well as costs incurred in the development of intangible assets, when future economic benefits associated with the assets are identified and there is evidence of control over such benefits. Intangible assets are presented at their acquisition or development cost. Such assets are classified as having a definite or indefinite life, the latter are not amortized since the period cannot be accurately established in which the benefits associated with such intangibles will terminate. Amortization of intangible assets of definite life is calculated under the straight-line method and recognized as part of costs and operating expenses (note 5).

Startup costs are recognized in the statements of operations as they are incurred. Costs associated with research and development activities (“R&D activities”), performed by CEMEX to create products and services, as well as to develop processes, equipment and methods to optimize operational efficiency and reduce costs, are recognized in the operating results as incurred. The Technology and Energy departments in CEMEX undertake all significant R&D activities as part of their daily activities. In 2015, 2014 and 2013, total combined expenses of these departments were approximately $660 (US$41), $538 (US$36) and $494 (US$38), respectively. Development costs are capitalized only if they meet the definition of intangible asset mentioned above.

Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which on average is approximately 5 years.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Business combinations, goodwill, other intangible assets and deferred charges – continued

Costs incurred in exploration activities such as payments for rights to explore, topographical and geological studies, as well as trenching, among other items incurred to assess the technical and commercial feasibility of extracting a mineral resource, which are not significant to CEMEX, are capitalized when future economic benefits associated with such activities are identified. When extraction begins, these costs are amortized during the useful life of the quarry based on the estimated tons of material to be extracted. When future economic benefits are not achieved, any capitalized costs are subject to impairment.

CEMEX’s extraction rights have maximum useful lives that range from 30 to 100 years, depending on the sector, and the expected life of the related reserves. As of December 31, 2015, except for extraction rights and/or as otherwise indicated, CEMEX’s intangible assets are amortized on a straight line basis over their useful lives that range on average from 3 to 20 years.

2J) IMPAIRMENT OF LONG LIVED ASSETS (notes 14 and 15)

Impairment of property, machinery and equipment, intangible assets of definite life and other investments

Property, machinery and equipment, intangible assets of definite life and other investments are tested for impairment upon the occurrence of factors such as the occurrence of a significant adverse event, changes in CEMEX’s operating environment, changes in projected use or in technology, as well as expectations of lower operating results for each cash generating unit, in order to determine whether their carrying amounts may not be recovered. In such cases, an impairment loss is recorded in the statements of operations for the period when such determination is made within “Other expenses, net.” The impairment loss of an asset results from the excess of the asset’s carrying amount over its recoverable amount, corresponding to the higher of the fair value of the asset, less costs to sell such asset, and the asset’s value in use, the latter represented by the net present value of estimated cash flows related to the use and eventual disposal of the asset. The main assumptions utilized to develop estimates of value in use are a discount rate that reflects the risk of the cash flows associated with the assets evaluated and the estimations of generation of future income. Those assumptions are evaluated for reasonableness by comparing such discount rates to available market information and by comparing to third-party expectations of industry growth, such as governmental agencies or industry chambers.

When impairment indicators exist, for each intangible asset, CEMEX determines its projected revenue streams over the estimated useful life of the asset. In order to obtain discounted cash flows attributable to each intangible asset, such revenues are adjusted for operating expenses, changes in working capital and other expenditures, as applicable, and discounted to net present value using the risk adjusted discount rate of return. The most significant economic assumptions are: a) the useful life of the asset; b) the risk adjusted discount rate of return; c) royalty rates; and d) growth rates. Assumptions used for these cash flows are consistent with internal forecasts and industry practices. The fair values of intangible assets are very sensitive to changes in the significant assumptions used in their calculation. Certain key assumptions are more subjective than others. In respect of trademarks, CEMEX considers that the most subjective key assumption in the determination of revenue streams is the royalty rate. In respect of extraction rights and customer relationships, the most subjective assumptions are revenue growth rates and estimated useful lives. CEMEX validates its assumptions through benchmarking with industry practices and the corroboration of third party valuation advisors. Significant judgment by management is required to appropriately assess the fair values and values in use of the related assets, as well as to determine the appropriate valuation method and select the significant economic assumptions.

Goodwill

Goodwill is tested for impairment when required due to significant adverse changes or at least once a year, during the last quarter of such year, by determining the recoverable amount of the group of cash-generating units (“CGUs”) to which goodwill balances were allocated, which consists of the higher of such group of CGUs fair value, less cost to sell and its value in use, represented by the discounted amount of estimated future cash flows to be generated by such CGUs to which goodwill was allocated, which are generally determined over periods of 5 years. In specific circumstances, when CEMEX considers that actual results for a given CGU do not fairly reflect historical performance and most external economic variables provide confidence that a reasonably determinable improvement in the mid-term is expected in their operating results, management uses cash flow projections over a period of up to 10 years, to the point in which future expected average performance resembles the historical average performance, to the extent CEMEX has detailed, explicit and reliable financial forecasts and is confident and can demonstrate its ability, based on past experience, to forecast cash flows accurately over that longer period. If the value in use of a group of CGUs to which goodwill has been allocated is lower than its corresponding carrying amount, CEMEX determines the fair value of such group of CGUs using methodologies generally accepted in the market to determine the value of entities, such as multiples of Operating EBITDA and by reference to other market transactions, among others. An impairment loss is recognized within other expenses, net, if the recoverable amount is lower than the net book value of the group of CGUs to which goodwill has been allocated. Impairment charges recognized on goodwill are not reversed in subsequent periods.

The geographic operating segments reported by CEMEX (note 4), represent CEMEX’s groups of CGUs to which goodwill has been allocated for purposes of testing goodwill for impairment, considering: a) that after the acquisition, goodwill was allocated at the level of the geographic operating segment; b) that the operating components that comprise the reported segment have similar economic characteristics; c) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information system; d) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; e) the vertical integration in the value chain of the products comprising each component; f) the type of clients, which are substantially similar in all components; g) the operative integration among components; and h) that the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components. In addition, the country level represents the lowest level within CEMEX at which goodwill is monitored for internal management purposes.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Impairment of long lived assets – goodwill – continued

Impairment tests are significantly sensitive to, among other factors, the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. For purposes of estimating future prices, CEMEX uses, to the extent available, historical data plus the expected increase or decrease according to information issued by trusted external sources, such as national construction or cement producer chambers and/or in governmental economic expectations. Operating expenses are normally measured as a constant proportion of revenues, following past experience. However, such operating expenses are also reviewed considering external information sources in respect to inputs that behave according to international prices, such as gas and oil. CEMEX uses specific pre-tax discount rates for each group of CGUs to which goodwill is allocated, which are applied to discount pre-tax cash flows. The amounts of estimated undiscounted cash flows are significantly sensitive to the growth rate in perpetuity applied. Likewise, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the growth rate in perpetuity applied, the higher the amount of undiscounted future cash flows by group of CGUs obtained. Conversely, the higher the discount rate applied, the lower the amount of discounted estimated future cash flows by group of CGUs obtained.

2K) PROVISIONS

CEMEX recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would imply cash outflows or the delivery of other resources owned by the Company. As of December 31, 2015 and 2014 some significant proceedings that gave rise to a portion of the carrying amount of CEMEX’s other current and non-current liabilities and provisions are detailed in note 24A.

Considering guidance under IFRS, CEMEX does not have a constructive obligation to pay levies imposed by governments that will be triggered by operating in a future period; consequently, provisions for such levies imposed by governments are recognized until the critical event or the activity that triggers the payment of the levy has occurred, as defined in the legislation.

Restructuring (note 17)

CEMEX recognizes provisions for restructuring costs only when the restructuring plans have been properly finalized and authorized by management, and have been communicated to the third parties involved and/or affected by the restructuring prior to the balance sheet date. These provisions may include costs not associated with CEMEX’s ongoing activities.

Asset retirement obligations (note 17)

Unavoidable obligations, legal or constructive, to restore operating sites upon retirement of long-lived assets at the end of their useful lives are measured at the net present value of estimated future cash flows to be incurred in the restoration process, and are initially recognized against the related assets’ book value. The increase to the assets’ book value is depreciated during its remaining useful life. The increase in the liability related to adjustments to net present value by the passage of time is charged to the line item “Other financial (expense) income, net.” Adjustments to the liability for changes in estimations are recognized against fixed assets, and depreciation is modified prospectively. These obligations are related mainly to future costs of demolition, cleaning and reforestation, so that quarries, maritime terminals and other production sites are left in acceptable condition at the end of their operation.

Costs related to remediation of the environment (notes 17 and 24)

Provisions associated with environmental damage represent the estimated future cost of remediation, which are recognized at their nominal value when the time schedule for the disbursement is not clear, or when the economic effect for the passage of time is not significant; otherwise, such provisions are recognized at their discounted values. Reimbursements from insurance companies are recognized as assets only when their recovery is practically certain. In that case, such reimbursement assets are not offset against the provision for remediation costs.

Contingencies and commitments (notes 23 and 24)

Obligations or losses related to contingencies are recognized as liabilities in the balance sheet only when present obligations exist resulting from past events that are expected to result in an outflow of resources and the amount can be measured reliably. Otherwise, a qualitative disclosure is included in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements. The Company does not recognize contingent revenues, income or assets, unless their realization is virtually certain.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

2L) PENSIONS AND POSTRETIREMENT EMPLOYEE BENEFITS (note 18)

Defined contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

Defined benefit pension plans, other postretirement benefits and termination benefits

The costs associated with employees’ benefits for: a) defined benefit pension plans; and b) other postretirement benefits, basically comprised of health care benefits, life insurance and seniority premiums, granted by CEMEX and/or pursuant to applicable law, are recognized as services are rendered, based on actuarial estimations of the benefits’ present value with the advice of external actuaries. For certain pension plans, CEMEX has created irrevocable trust funds to cover future benefit payments (“plan assets”). These plan assets are valued at their estimated fair value at the balance sheet date. The actuarial assumptions and accounting policy consider: a) the use of nominal rates; b) a single rate is used for the determination of the expected return on plan assets and the discount of the benefits obligation to present value; c) a net interest is recognized on the net defined benefit liability (liability minus plan assets); and d) all actuarial gains and losses for the period, related to differences between the projected and real actuarial assumptions at the end of the period, as well as the difference between the expected and real return on plan assets, are recognized as part of “Other comprehensive income or loss” within stockholders’ equity.

The service cost, corresponding to the increase in the obligation for additional benefits earned by employees during the period, is recognized within operating costs and expenses. The net interest cost, resulting from the increase in obligations for changes in net present value and the change during the period in the estimated fair value of plan assets, is recognized within “Other financial (expense) income, net”.

The effects from modifications to the pension plans that affect the cost of past services are recognized within operating costs and expenses during the period in which such modifications become effective with respect to the employees or without delay if changes are effective immediately. Likewise, the effects from curtailments and/or settlements of obligations occurring during the period, associated with events that significantly reduce the cost of future services and/or reduce significantly the population subject to pension benefits, respectively, are recognized within operating costs and expenses.

Termination benefits, not associated with a restructuring event, which mainly represent severance payments by law, are recognized in the operating results for the period in which they are incurred.

2M) INCOME TAXES (note 19)

The effects reflected in the statements of operations for income taxes include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable to each subsidiary. Consolidated deferred income taxes represent the addition of the amounts determined in each subsidiary by applying the enacted statutory income tax rate to the total temporary differences resulting from comparing the book and taxable values of assets and liabilities, considering tax loss carryforwards as well as other recoverable taxes and tax credits, to the extent that it is probable that future taxable profits will be available against which they can be utilized. The measurement of deferred income taxes reflects the tax consequences that follow the manner in which CEMEX expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. Deferred income taxes for the period represent the difference between balances of deferred income at the beginning and the end of the period. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is not considered probable that the related tax benefit will be realized. In conducting such assessment, CEMEX analyzes the aggregate amount of self-determined tax loss carryforwards included in its income tax returns in each country where CEMEX believes, based on available evidence, that the tax authorities would not reject such tax loss carryforwards; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX believes that it is probable that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX believes that it would not be able to use a tax loss carryforward before its expiration or any other deferred tax asset, CEMEX would cancel such deferred tax asset. Both situations would result in additional income tax expense for the period in which such determination is made. In order to determine whether it is probable that deferred tax assets will ultimately be recovered, CEMEX takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. Likewise, every reporting period, CEMEX analyzes its actual results versus the Company’s estimates, and adjusts, as necessary, its tax asset valuations. If actual results vary from CEMEX’s estimates, the deferred tax asset and/or valuations may be affected and necessary adjustments will be made based on relevant information. Any adjustments recorded will affect CEMEX’s statements of operations in such period.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Income taxes – continued

The income tax effects from an uncertain tax position are recognized when there is high probability that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position and have full knowledge of all relevant information, and they are measured using a cumulative probability model. Each position has been considered on its own, regardless of its relation to any other broader tax settlement. The high probability threshold represents a positive assertion by management that CEMEX is entitled to the economic benefits of a tax position. If a tax position is considered to have low probability to be sustained, no benefits of the position are recognized. Interest and penalties related to unrecognized tax benefits are recorded as part of the income tax in the consolidated statements of operations.

CEMEX effective income tax rate is determined by dividing the line item “Income Tax,” in the statements of operations, which is comprised by current and deferred income tax benefit or expense for the period, into the line item “Earnings (loss) before income tax.” This effective tax rate is further reconciled to CEMEX’s statutory tax rate applicable in Mexico and is presented in note 19C. During 2014 and 2013, CEMEX has experienced consolidated losses before income tax. In any given period whereas a loss before income tax is reported, the reference statutory tax rate applicable in Mexico to which CEMEX reconciles its effective income tax rate is shown as a negative percentage. A significant effect in CEMEX’s effective tax rate and consequently in the aforementioned reconciliation of CEMEX’s effective tax rate, relates to the difference between the statutory income tax rate in Mexico of 30% against the applicable income tax rates of each country where CEMEX operates. For the years ended December 31, 2015, 2014 and 2013, the statutory tax rates in CEMEX’s main operations were as follows:

Country	2015	2014	2013
Mexico	30.0%	30.0%	30.0%
United States	35.0%	35.0%	35.0%
United Kingdom	20.3%	21.5%	23.3%
France	38.0%	38.0%	38.0%
Germany	29.8%	29.8%	29.8%
Spain	28.0%	30.0%	30.0%
Philippines	30.0%	30.0%	30.0%
Colombia	39.0%	34.0%	34.0%
Egypt	22.5%	30.0%	25.0%
Switzerland	9.6%	9.6%	23.5%
Others	7.8% - 39.0%	10.0% - 39.0%	10.0% - 39.0%

CEMEX’s current and deferred income tax amounts included in the statements of operations for the period are highly variable, and are subject, among other factors, to taxable income determined in each jurisdiction in which CEMEX operates. Such amounts of taxable income depend on factors such as sale volumes and prices, costs and expenses, exchange rates fluctuations and interest on debt, among others, as well as to the estimated tax assets at the end of the period due to the expected future generation of taxable gains in each jurisdiction.

2N) STOCKHOLDERS’ EQUITY

Common stock and additional paid-in capital (note 20A)

These items represent the value of stockholders’ contributions, and include increases related to the capitalization of retained earnings and the recognition of executive compensation programs in CEMEX’s CPOs as well as decreases associated with the restitution of retained earnings.

Other equity reserves (note 20B)

This caption groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the elements presented in the statements of comprehensive income (loss). Comprehensive income (loss) for the period includes, in addition to net income (loss), certain changes in stockholders’ equity during a period that do not result from investments by owners and distributions to owners. The most significant items within “Other equity reserves” during the reported periods are as follows:

Items of “Other equity reserves” included within other comprehensive income (loss):

•	Currency translation effects from the translation of foreign subsidiaries’ financial statements, net of: a) exchange results from foreign currency debt directly related to the acquisition of foreign subsidiaries; and b) exchange results from foreign currency related parties balances that are of a long-term investment nature (note 2D);

•	The effective portion of the valuation and liquidation effects from derivative instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 2F);

•	Changes in fair value during the tenure of available-for-sale investments until their disposal (note 2F); and

•	Current and deferred income taxes during the period arising from items whose effects are directly recognized in stockholders’ equity.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Items of “Other equity reserves” not included in comprehensive income (loss):

•	Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in CEMEX’s consolidated subsidiaries;

•	Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures;

•	The equity component determined upon issuance of convertible securities or upon classification, which are mandatorily or optionally convertible into shares of the Parent Company (note 16B) and that qualify under IFRS as instruments having components of liability and equity (note 2F). Upon conversion, this amount will be reclassified to common stock and additional paid-in capital; and

•	The cancellation of the Parent Company’s shares held by consolidated entities.

Retained earnings (note 20C)

Retained earnings represent the cumulative net results of prior accounting periods, net of: a) dividends declared to stockholders; b) recapitalizations of retained earnings; c) the effects generated form initial adoption of IFRS as of January 1, 2010; and d) when applicable, the restitution of retained earnings from other line items within stockholder’s equity.

Non-controlling interest and perpetual debentures (note 20D)

This caption includes the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. This caption also includes the nominal amount as of the balance sheet date of financial instruments (perpetual notes) issued by consolidated entities that qualify as equity instruments considering that there is: a) no contractual obligation to deliver cash or another financial asset; b) no predefined maturity date; and c) an unilateral option to defer interest payments or preferred dividends for indeterminate periods.

2O) REVENUE RECOGNITION (note 3)

CEMEX’s consolidated net sales represent the value, before tax on sales, of revenues originated by products and services sold by consolidated subsidiaries as a result of their ordinary activities, after the elimination of transactions between related parties, and are quantified at the fair value of the consideration received or receivable, decreased by any trade discounts or volume rebates granted to customers.

Revenue from the sale of goods and services is recognized when goods are delivered or services are rendered to customers, there is no condition or uncertainty implying a reversal thereof, and they have assumed the risk of loss. Revenue from trading activities, in which CEMEX acquires finished goods from a third party and subsequently sells the goods to another third-party, are recognized on a gross basis, considering that CEMEX assumes the total risk on the goods purchased, not acting as agent or broker.

Revenue and costs associated with construction contracts are recognized in the period in which the work is performed by reference to the percentage or stage of completion of the contract at the end of the period, considering that the following have been defined: a) each party’s enforceable rights regarding the asset to be constructed; b) the consideration to be exchanged; c) the manner and terms of settlement; d) actual costs incurred and contract costs required to complete the asset are effectively controlled; and e) it is probable that the economic benefits associated with the contract will flow to the entity.

The percentage of completion of construction contracts represents the proportion that contract costs incurred for work performed to date bear to the estimated total contract costs or the surveys of work performed or the physical proportion of the contract work completed, whichever better reflects the percentage of completion under the specific circumstances. Progress payments and advances received from customers do not reflect the work performed and are recognized as a short or long term advanced payments, as appropriate.

2P) COST OF SALES, ADMINISTRATIVE AND SELLING EXPENSES AND DISTRIBUTION EXPENSES

Cost of sales represents the production cost of inventories at the moment of sale. Such cost of sales includes depreciation, amortization and depletion of assets involved in production, expenses related to storage in production plants and freight expenses of raw material in plants and delivery expenses of CEMEX’s ready-mix concrete business. Cost of sales excludes expenses related to personnel, equipment and services involved in sale activities and storage of product at points of sales, which are included as part of the administrative and selling expenses, as well as freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities, which are included as part of the distribution expenses line item. For the years ended December 31, 2015, 2014 and 2013, selling expenses included as part of the selling and administrative expenses line item amounted to $6,369, $6,030 and $7,863, respectively.

2Q) EXECUTIVE STOCK-BASED COMPENSATION (note 21)

Stock awards based on shares of the Parent Company and/or a subsidiary granted to executives are defined as equity instruments when services received from employees are settled by delivering CEMEX’s shares; or as liability instruments when CEMEX commits to make cash payments to the executives on the exercise date of the awards based on changes in CEMEX’s own stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the statements of operations during the period in which the exercise rights of the employees become vested. In respect of liability instruments, these instruments are valued at their estimated fair value at each reporting date, recognizing the changes in fair value through the operating results. CEMEX determines the estimated fair value of options using the binomial financial option-pricing model.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

2R) EMISSION RIGHTS

In some of the countries where CEMEX operates, such as EU countries, governments have established mechanisms aimed at reducing carbon dioxide emissions (“CO2”) by means of which industries releasing CO2 must submit to the environmental authorities at the end of a compliance period emission rights for a volume equivalent to the tons of CO2 released. Since the mechanism for emissions reduction in the EU has been in operation, a certain number of emission rights based on historical levels have been granted by the relevant environmental authorities to the different industries free of cost. Therefore, companies have to buy additional emission rights to meet deficits between actual CO2 emissions during the compliance period and emission rights actually held, or they can dispose of any surplus of emission rights in the market. In addition, the United Nations Framework Convention on Climate Change (“UNFCCC”) grants Certified Emission Reductions (“CERs”) to qualified CO2 emission reduction projects. CERs may be used in specified proportions to settle emission rights obligations in the EU. CEMEX actively participates in the development of projects aimed to reduce CO2 emissions. Some of these projects have been awarded with CERs.

CEMEX does not maintain emission rights, CERs and/or enter into forward transactions with trading purposes. In the absence of an IFRS that defines an accounting treatment for these schemes, CEMEX accounts for the effects associated with CO2 emission reduction mechanisms as follows:

•	Emission rights granted by governments are not recognized in the balance sheet considering that their cost is zero.

•	Revenues from the sale of any surplus of emission rights are recognized by decreasing cost of sales; in the case of forward sale transactions, revenues are recognized upon physical delivery of the emission certificates.

•	Emission rights and/or CERs acquired to hedge current CO2 emissions are recognized as intangible assets at cost, and are further amortized to cost of sales during the compliance period. In the case of forward purchases, assets are recognized upon physical reception of the emission certificates.

•	CEMEX accrues a provision against cost of sales when the estimated annual emissions of CO2 are expected to exceed the number of emission rights, net of any benefit obtained through swap transactions of emission rights for CERs.

•	CERs received from the UNFCCC are recognized as intangible assets at their development cost, which are attributable mainly to legal expenses incurred in the process of obtaining such CERs.

During 2015, 2014 and 2013, there were no sales of emission rights to third parties.

2S) CONCENTRATION OF CREDIT

CEMEX sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the countries in which CEMEX operates. As of and for the years ended December 31, 2015, 2014 and 2013, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade receivables. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

2T) NEWLY ISSUED IFRS NOT YET ADOPTED

There are a number of IFRS issued as of the date of issuance of these financial statements but which have not yet been adopted, which are listed below. Except as otherwise indicated, CEMEX expects to adopt these IFRS when they become effective.

•	IFRS 9, Financial instruments: classification and measurement (“IFRS 9”). IFRS 9 sets forth the guidance relating to the classification and measurement of financial assets and liabilities, to the accounting for expected credit losses on an entity’s financial assets and commitments to extend credits, as well as the requirements related to hedge accounting, and will replace IAS 39, Financial instruments: recognition and measurement (“IAS 39”) in its entirety. IFRS 9 requires an entity to recognize a financial asset or a financial liability when, and only when, the entity becomes party to the contractual provisions of the instrument. At initial recognition, an entity shall measure a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issue of the financial asset or financial liability, and includes a category of financial assets at fair value through other comprehensive income for simple debt instruments. In respect to impairment requirements, IFRS 9 eliminates the threshold set forth in IAS 39 for the recognition of credit losses. Under the impairment approach in IFRS 9 it is no longer necessary for a credit event to have occurred before credit losses are recognized, instead, an entity always accounts for expected credit losses, and changes in those expected losses through profit or loss. In respect to hedging activities, the requirements of IFRS 9 align hedge accounting more closely with an entity’s risk management through a principles-based approach. Nonetheless, the IASB provided entities with an accounting policy choice between applying the hedge accounting requirements of IFRS 9 or continuing to apply the existing hedge accounting requirements in IAS 39 until the IASB completes its project on the accounting for macro hedging. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. If an entity elects to apply IFRS 9 early, it must apply all of the requirements in this standard at the same time. CEMEX is currently evaluating the impact that IFRS 9 will have on the classification and measurement of its financial assets and financial liabilities, impairment of financial assets and hedging activities. Preliminarily, CEMEX does not expect a significant effect. Nonetheless, CEMEX is not considering an early application of IFRS 9.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Newly issued IFRS not yet adopted – continued

•	In May 2014, the IASB issued IFRS 15, Revenue from contracts with customers (“IFRS 15”). Under IFRS 15, an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, following a five step model: Step 1: Identify the contract(s) with a customer, which is an agreement between two or more parties that creates enforceable rights and obligations; Step 2: Identify the performance obligations in the contract, considering that if a contract includes promises to transfer distinct goods or services to a customer, the promises are performance obligations and are accounted for separately; Step 3: Determine the transaction price, which is the amount of consideration in a contract to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer; Step 4: Allocate the transaction price to the performance obligations in the contract, on the basis of the relative stand-alone selling prices of each distinct good or service promised in the contract; and Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation, by transferring a promised good or service to a customer (which is when the customer obtains control of that good or service). A performance obligation may be satisfied at a point in time (typically for promises to transfer goods to a customer) or over time (typically for promises to transfer services to a customer). IFRS 15 also includes disclosure requirements that would provide users of financial statements with comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts with customers. IFRS 15 will supersede all existing guidance on revenue recognition. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted considering certain additional disclosure requirements. CEMEX started to evaluate the impact that IFRS 15 will have on the recognition of revenue from its contracts with customers. Preliminarily, due to the nature of its business, main transactions and current accounting policies, whereas the transaction price is allocated to goods delivered or services rendered to customers where there is no condition or uncertainty implying a reversal thereof, and customers have assumed the risk of loss, CEMEX does not expect a significant effect. Nonetheless, CEMEX will continue in 2016 its evaluation of current product warranty policies, customer loyalty programs and construction contracts in order to conclude if certain portion of revenue that currently is being recognized at the transaction date or deferred during time, as applicable, should otherwise be recognized differently. CEMEX is not considering the early application of IFRS 15.

•	On January 13, 2016, the IASB issued IFRS 16, Leases (“IFRS 16”), which will supersede all current standards and interpretations related to lease accounting. IFRS 16, defines leases as any contract or part of a contract that conveys to the lessee the right to use an asset for a period of time in exchange for consideration and the lessee directs the use of the identified asset throughout that period. In summary, IFRS 16 introduces a single lessee accounting model, and requires a lessee to recognize, for all leases with a term of more than 12 months, unless the underlying asset is of low value, assets for the “right-of-use” the underlying asset against a corresponding financial liability, representing the net present value of estimated lease payments under the contract, with a single income statement model in which a lessee recognizes depreciation of the right-of-use asset and interest on the lease liability. A lessee shall present either in the balance sheet, or disclose in the notes, right-of-use assets separately from other assets, as well as, lease liabilities separately from other liabilities. IFRS 16 is effective beginning January 1, 2019, with early adoption permitted considering certain requirements. CEMEX is evaluating the impact that IFRS 16 will have on the recognition of its lease contracts. Preliminarily, it is considered that upon adoption of IFRS 16, most of operating leases will be recognized on balance sheet increasing assets and liabilities, with no significant initial effect on CEMEX’s net assets. CEMEX is not considering the early application of IFRS 16.

3) REVENUES AND CONSTRUCTION CONTRACTS

For the years ended December 31, 2015, 2014 and 2013, net sales, after sales and eliminations between related parties resulting from consolidation, were as follows:

	2015	2014	2013
From the sale of goods associated to CEMEX’s main activities [1]	$217,435	196,976	182,099
From the sale of services [2]	2,811	2,618	2,523
From the sale of other goods and services [3]	5,496	4,808	5,748

	$225,742	204,402	190,370

1	Includes in each period those revenues generated under construction contracts that are presented in the table below.
2	Refers mainly to revenues generated by Neoris N.V., a subsidiary involved in providing information technology solutions and services.
3	Refers mainly to revenues generated by subsidiaries not individually significant operating in different lines of business.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Revenues and construction contracts – continued

For the years ended December 31, 2015, 2014 and 2013, revenues and costs related to construction contracts in progress were as follows:

	Recognized to date [1]	2015	2014	2013
Revenue from construction contracts included in consolidated net sales [2]	$4,215	189	328	1,319
Costs incurred in construction contracts included in consolidated cost of sales [3]	(3,182)	(196)	(291)	(1,144)

Construction contracts operating profit	$1,033	(7)	37	175

1	Revenues and costs recognized from inception of the contracts until December 31, 2015 in connection with those projects still in progress.
2	Revenues from construction contracts during 2015, 2014 and 2013, determined under the percentage of completion method, were mainly obtained in Mexico and Colombia.
3	Refers to actual costs incurred during the periods. The oldest contract in progress as of December 31, 2015 started in 2010.

As of December 31, 2015 and 2014, amounts receivable for progress billings to customers of construction contracts and/or advances received by CEMEX from these customers were not significant.

4) DISCONTINUED OPERATIONS AND SELECTED FINANCIAL INFORMATION BY GEOGRAPHIC OPERATING SEGMENT

4A) DISCONTINUED OPERATIONS

With effective date October 31, 2015, after all agreed upon conditions precedent were satisfied, CEMEX completed the process for the sale of its operations in Austria and Hungary that started on August 12, 2015 to the Rohrdorfer Group for approximately €165.1 (US$179 or $3,090), after final adjustments negotiated for changes in cash and working capital balances as of the transfer date. The combined operations in Austria and Hungary consisted of 29 aggregate quarries and 68 ready-mix plants. The operations in Austria and Hungary for the ten-month period ended October 31, 2015 and the years ended December 31, 2014 and 2013, included in CEMEX’s statements of operations, were reclassified to the single line item “Discontinued operations,” which includes, in 2015, a gain on sale of approximately US$45 ($741). Such gain on sale includes the reclassification to the statement of operations of foreign currency translation effects accrued in equity until October 31, 2015 for an amount of approximately $215.

In addition, on August 12, 2015, CEMEX agreed with Duna-Dráva Cement, the sale of its Croatia operations, including assets in Bosnia and Herzegovina, Montenegro and Serbia, for approximately €230.9 (US$251 or $4,322), amount that is subject to final adjustments negotiated for changes in cash and working capital balances as of the change of control date. The operations in Croatia, including assets in Bosnia and Herzegovina, Montenegro and Serbia, mainly consist of three cement plants with aggregate annual production capacity of approximately 2.4 million tons of cement, two aggregates quarries and seven ready-mix plants. As of December 31, 2015, the closing of this transaction is subject to customary conditions precedent, which includes the approval from the relevant authorities. CEMEX expects to conclude the sale of its operations in Croatia, including assets in Bosnia and Herzegovina, Montenegro and Serbia, during the first half of 2016. The operations in Croatia, including assets in Bosnia and Herzegovina, Montenegro and Serbia, for the years ended December 31, 2015, 2014 and 2013, included in CEMEX’s statements of operations were reclassified to the single line item “Discontinued Operations, net of tax”.

The following table presents condensed combined information of the statement of operations of CEMEX discontinued operations in Austria and Hungary for the ten-months period ended October 31, 2015 and the years ended December 31, 2014 and 2013, as well as of CEMEX’s operations in Croatia, including assets in Bosnia and Herzegovina, Montenegro and Serbia, for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Sales	$5,446	5,621	5,291
Cost of sales and operating expenses	(5,096)	(5,321)	(5,067)
Other products (expenses), net	21	(77)	(40)
Interest expenses, net and others	(54)	(50)	(39)

Gain before income tax	317	173	145
Income tax	(85)	(63)	(48)

Net income	232	110	97
Net income (loss) of non-controlling interest	6	—	—

Net income of controlling interest	$226	110	97

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Discontinued operations – continued

As of December 31, 2015, the balance sheet of CEMEX’s Croatian operations, including its assets in Bosnia and Herzegovina, Montenegro and Serbia, was reclassified to current assets and current liabilities held for sale. Selected combined condensed financial information of balance sheet at this date of these operations was as follows:

2015
Current assets	$438
Property, machinery and equipment, net	2,562
Intangible assets, net and other non-current assets	446

Total assets held for sale	3,446

Current liabilities	442
Non-current liabilities	231

Total liabilities held for sale	673

Net assets held for sale	$2,773

The balance sheet of CEMEX as of December 31, 2014 was not restated as a result of the sale of its operations in Austria and Hungary. Selected combined condensed financial information of balance sheet at this date of CEMEX’s discontinued operations in Austria and Hungary was as follows:

2014
Current assets	$622
Property, machinery and equipment, net	1,931
Intangible assets, net and other non-current assets	542

Total assets held for sale	3,095

Current liabilities	735
Non-current liabilities	716

Total liabilities held for sale	1,451

Net assets held for sale	$1,644

4B) SELECTED FINANCIAL INFORMATION BY GEOGRAPHIC OPERATING SEGMENT

Geographic operating segments represent the components of CEMEX that engage in business activities from which CEMEX may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity’s top management to make decisions about resources to be allocated to the segments and assess their performance, and for which discrete financial information is available.

CEMEX’s main activities are oriented to the construction industry segment through the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and other construction materials. CEMEX operates geographically on a regional basis. Until December 31, 2015, CEMEX’s operations were organized into six geographical regions, each under the supervision of a regional president: 1) Mexico, 2) United States, 3) Northern Europe, 4) Mediterranean, 5) South, Central America and the Caribbean, and 6) Asia. Each regional president supervises and is responsible for all the business activities in the countries comprising the region. These activities refer to the production, distribution, marketing and sale of cement, ready-mix concrete, aggregates and other construction materials, the allocation of resources and the review of their performance and operating results. All regional presidents report directly to CEMEX’s Chief Executive Officer (“CEO”). The country manager, who is one level below the regional president in the organizational structure, reports the performance and operating results of its country to the regional president, including all the operating sectors. CEMEX’s top management internally evaluates the results and performance of each country and region for decision-making purposes and allocation of resources, following a vertical integration approach considering: a) that the operating components that comprise the reported segment have similar economic characteristics; b) that the reported segments are used by CEMEX to organize and evaluate its activities in its internal information system; c) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; d) the vertical integration in the value chain of the products comprising each component; e) the type of clients, which are substantially similar in all components; f) the operative integration among components; and g) that the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components. In accordance with this approach, in CEMEX’s daily operations, management allocates economic resources and evaluates operating results on a country basis rather than on an operating component basis. The financial information by geographic operating segment reported in the tables below for the years ended December 31, 2014 and 2013 has been restated in order to give effect to the discontinued operations described in note 4A. Effective January 1, 2016, according to an announcement made by CEMEX’s CEO on December 1, 2015, the Company’s operations will be reorganized into five geographical regions, also each under the supervision of a regional president, as follows: 1) Mexico, 2) United States, 3) Europe, 4) South, Central America and the Caribbean, and 5) Asia, Middle East and Africa. Under the new organization, the geographical operating segments under the current Mediterranean region will be incorporated to the Europe region or the Asia, Middle East and Africa region, as correspond.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Selected financial information by geographic operating segment – continued

Considering the financial information that is regularly reviewed by CEMEX’s top management, each of the six geographic regions in which CEMEX operated until December 31, 2015 and the countries that comprise such regions represent reportable operating segments. However, for disclosure purposes in the notes to the financial statements, considering similar regional and economic characteristics and/or the fact that certain countries do not exceed certain materiality thresholds to be reported separately, such countries have been aggregated and presented as single line items as follows: a) “Rest of Northern Europe” is mainly comprised of CEMEX’s operations in the Czech Republic, Poland and Latvia, as well as trading activities in Scandinavia and Finland; b) “Rest of Mediterranean” is mainly comprised of CEMEX’s operations in the United Arab Emirates and Israel; c) “Rest of South, Central America and the Caribbean” is mainly comprised of CEMEX’s operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina; and d) “Rest of Asia” is mainly comprised of CEMEX’s operations in Thailand, Bangladesh, China and Malaysia. The segment “Others” refers to: 1) cement trade maritime operations, 2) Neoris N.V., CEMEX’s subsidiary involved in the development of information technology solutions, 3) the Parent Company and other corporate entities, and 4) other minor subsidiaries with different lines of business.

The main indicator used by CEMEX’s management to evaluate the performance of each country is “Operating EBITDA” representing operating earnings before other expenses, net, plus depreciation and amortization, considering that such amount represents a relevant measure for CEMEX’s management as an indicator of the ability to internally fund capital expenditures, as well as a widely accepted financial indicator to measure CEMEX’s ability to service or incur debt (note 16). Operating EBITDA should not be considered as an indicator of CEMEX’s financial performance, as an alternative to cash flow, as a measure of liquidity, or as being comparable to other similarly titled measures of other companies. This indicator, which is presented in the selected financial information by geographic operating segment, is consistent with the information used by CEMEX’s management for decision-making purposes. The accounting policies applied to determine the financial information by geographic operating segment are consistent with those described in note 2. CEMEX recognizes sales and other transactions between related parties based on market values.

Selected information of the consolidated statements of operations by geographic operating segment for the years ended December 31, 2015, 2014 and 2013 was as follows:

	Net sales				Less:	Operating
	(including	Less:			depreciation	earnings	Other		Other
	related	Related		Operating	and	before other	expenses,	Financial	financing
2015	parties)	parties	Net sales	EBITDA	amortization	expenses, net	net	Expense	items, net
Mexico	$50,260	(5,648)	44,612	15,362	2,399	12,963	(684)	(210)	915
United States	63,002	(18)	62,984	8,764	6,328	2,436	264	(442)	(156)
Northern Europe
United Kingdom	20,227	—	20,227	2,705	1,004	1,701	(147)	(95)	(299)
Germany	8,285	(1,276)	7,009	542	389	153	49	(14)	(61)
France	12,064	—	12,064	670	438	232	(8)	(48)	(10)
Rest of Northern Europe	10,010	(767)	9,243	1,419	972	447	(182)	(57)	(75)
Mediterranean
Spain	6,151	(755)	5,396	1,031	604	427	(735)	(72)	(2)
Egypt	6,923	(5)	6,918	1,777	536	1,241	(254)	(115)	114
Rest of Mediterranean	9,929	—	9,929	1,194	244	950	(53)	(22)	5
South, Central America and the Caribbean (“SAC”)
Colombia	11,562	(2)	11,560	4,041	500	3,541	(88)	(50)	(570)
Rest of SAC	19,169	(2,285)	16,884	5,211	844	4,367	(267)	(43)	(113)
Asia
Philippines	8,436	(4)	8,432	2,206	447	1,759	(12)	(20)	19
Rest of Asia	2,178	—	2,178	156	81	75	(15)	(8)	87
Others	17,058	(8,752)	8,306	(2,952)	590	(3,542)	(898)	(18,583)	(1,091)

Continuing operations	245,254	(19,512)	225,742	42,126	15,376	26,750	(3,030)	(19,779)	(1,237)
Discontinued operations	5,502	(56)	5,446	610	260	350	21	(25)	(29)

Total	$250,756	(19,568)	231,188	42,736	15,636	27,100	(3,009)	(19,804)	(1,266)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Selected information of the statements of operations by geographic operating segment – continued.

	Net sales				Less:	Operating
	(including	Less:			depreciation	earnings	Other		Other
	related	Related		Operating	and	before other	expenses,	Financial	financing
2014	parties)	parties	Net sales	EBITDA	amortization	expenses, net	net	expense	items, net
Mexico	$51,412	(10,143)	41,269	13,480	2,420	11,060	734	(262)	481
United States	49,127	(32)	49,095	5,337	5,718	(381)	(346)	(417)	(122)
Northern Europe
United Kingdom	17,071	—	17,071	1,672	1,004	668	1,062	(33)	(378)
Germany	14,138	(1,247)	12,891	869	625	244	(797)	(29)	(122)
France	12,914	—	12,914	852	516	336	(94)	(72)	(4)
Rest of Northern Europe	9,101	(921)	8,180	1,080	667	413	(367)	(26)	(56)
Mediterranean
Spain	4,717	(559)	4,158	363	571	(208)	(2,107)	(29)	(4)
Egypt	7,123	(12)	7,111	2,664	474	2,190	(209)	(28)	15
Rest of Mediterranean	8,454	(6)	8,448	1,046	224	822	15	(19)	(7)
South, Central America and the Caribbean (“SAC”)
Colombia	13,242	(1)	13,241	4,838	476	4,362	52	(90)	(353)
Rest of SAC	16,292	(1,865)	14,427	4,767	688	4,079	(101)	(44)	9
Asia
Philippines	5,912	(2)	5,910	1,374	338	1,036	40	(5)	(8)
Rest of Asia	2,263	—	2,263	170	71	99	(174)	(6)	36
Others	13,533	(6,109)	7,424	(2,461)	375	(2,836)	(2,759)	(20,431)	3,047

Continuing operations	225,299	(20,897)	204,402	36,051	14,167	21,884	(5,051)	(21,491)	2,534
Discontinued operations	5,673	(52)	5,621	589	290	299	(77)	(10)	(39)

Total	$230,972	(20,949)	210,023	36,640	14,457	22,183	(5,128)	(21,501)	2,495

	Net sales				Less:	Operating
	(including	Less:			depreciation	earnings	Other		Other
	related	Related		Operating	and	before other	expenses,	Financial	financing
2013	parties)	parties	Net sales	EBITDA	amortization	expenses, net	net	expense	items, net
Mexico	$40,932	(1,507)	39,425	12,740	2,493	10,247	(721)	(337)	206
United States	42,582	(128)	42,454	2,979	5,885	(2,906)	(359)	(501)	(129)
Northern Europe
United Kingdom	14,368	—	14,368	1,005	882	123	(258)	(113)	(220)
Germany	13,715	(976)	12,739	826	643	183	(80)	(11)	(125)
France	13,393	—	13,393	1,274	532	742	(160)	(61)	(22)
Rest of Northern Europe	8,720	(800)	7,920	1,110	647	463	(98)	(15)	(115)
Mediterranean
Spain	3,856	(203)	3,653	360	629	(269)	(1,439)	(55)	11
Egypt	6,162	3	6,165	2,373	462	1,911	(144)	(15)	55
Rest of Mediterranean	7,699	—	7,699	1,012	174	838	10	(22)	15
South, Central America and the Caribbean (“SAC”)
Colombia	13,203	—	13,203	5,449	485	4,964	(87)	(177)	(183)
Rest of SAC	15,527	(1,843)	13,684	4,518	675	3,843	(345)	(49)	(11)
Asia
Philippines	5,067	—	5,067	1,173	320	853	12	(3)	38
Rest of Asia	2,330	—	2,330	153	80	73	57	(12)	29
Others	16,548	(8,278)	8,270	(1,525)	260	(1,785)	(1,251)	(18,540)	2,167

Continuing operations	204,102	(13,732)	190,370	33,447	14,167	19,280	(4,863)	(19,911)	1,716
Discontinued operations	5,404	(113)	5,291	516	292	224	(40)	(29)	(10)

Total	$209,506	(13,845)	195,661	33,963	14,459	19,504	(4,903)	(19,940)	1,706

The information of equity in income of associates by geographic operating segment for the years ended December 31, 2015, 2014 and 2013 is included in the note 13A.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

As of December 31, 2015 and 2014, selected balance sheet information by geographic segment was as follows:

	Investments in	Other segment	Total	Total	Net assets	Additions to
2015	associates	assets	assets	liabilities	by segment	fixed assets [1]
Mexico	$438	75,215	75,653	16,936	58,717	1,177
United States	1,228	260,847	262,075	22,832	239,243	3,453
Northern Europe
United Kingdom	103	32,339	32,442	19,054	13,388	925
Germany	64	7,278	7,342	5,988	1,354	362
France	582	14,577	15,159	6,704	8,455	515
Rest of Northern Europe	291	15,043	15,334	4,025	11,309	594
Mediterranean
Spain	94	24,025	24,119	2,810	21,309	281
Egypt	11	9,310	9,321	4,499	4,822	762
Rest of Mediterranean	—	10,196	10,196	5,436	4,760	246
South, Central America and the Caribbean
Colombia	—	19,499	19,499	8,959	10,540	2,601
Rest of South, Central America and the Caribbean	24	21,714	21,738	5,110	16,628	965
Asia
Philippines	6	10,447	10,453	2,907	7,546	329
Rest of Asia	—	1,859	1,859	769	1,090	42
Others	9,309	24,319	33,628	271,794	(238,166)	61

Continuing operations	12,150	526,668	538,818	377,823	160,995	12,313
Discontinued operations	4	3,442	3,446	673	2,773	154

Total	$12,154	530,110	542,264	378,496	163,768	12,467

	Investments in	Other segment	Total	Total	Net assets	Additions to
2014	associates	assets	assets	liabilities	by segment	fixed assets [1]
Mexico	$855	75,739	76,594	17,367	59,227	1,177
United States	1,007	228,068	229,075	15,420	213,655	2,738
Northern Europe
United Kingdom	104	29,780	29,884	16,736	13,148	626
Germany	61	12,383	12,444	7,683	4,761	389
France	544	14,019	14,563	5,960	8,603	362
Rest of Northern Europe	73	16,791	16,864	4,541	12,323	353
Mediterranean
Spain	77	21,343	21,420	2,583	18,837	166
Egypt	—	7,914	7,914	4,182	3,732	418
Rest of Mediterranean	5	11,364	11,369	4,518	6,851	289
South, Central America and the Caribbean
Colombia	—	15,949	15,949	9,447	6,502	1,378
Rest of South, Central America and the Caribbean	24	18,341	18,365	3,361	15,004	766
Asia
Philippines	3	9,567	9,570	1,931	7,639	705
Rest of Asia	—	1,871	1,871	751	1,120	49
Others	6,807	42,272	49,079	272,310	(223,231)	70

Total	$9,560	505,401	514,961	366,790	148,171	9,486

1	In 2015 and 2014, the total “Additions to fixed assets “includes capital expenditures of approximately $11,454 and $8,866, respectively (note 14).

Total consolidated liabilities as of December 31, 2015 and 2014 included debt of $229,343 and $205,834, respectively. Of such balances, as of December 31, 2015 and 2014, approximately 71% and 59% was in the Parent Company, less than 1% and 8% was in Spain, 27% and 32% was in finance subsidiaries in the Netherlands, Luxembourg and the United States, and 1% and 1% was in other countries, respectively. The Parent Company and the finance subsidiaries mentioned above are included within the segment “Others.”

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Net sales by product and geographic segment for the years ended December 31, 2015, 2014 and 2013 were as follows:

2015	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$30,384	13,163	2,860	9,956	(11,751)	44,612
United States	23,358	30,575	12,524	13,093	(16,566)	62,984
Northern Europe
United Kingdom	4,705	7,729	7,614	7,859	(7,680)	20,227
Germany	3,098	3,749	1,790	2,103	(3,731)	7,009
France	—	10,026	4,410	224	(2,596)	12,064
Rest of Northern Europe	5,966	3,623	1,191	519	(2,056)	9,243
Mediterranean
Spain	5,265	721	150	392	(1,132)	5,396
Egypt	6,052	975	36	236	(381)	6,918
Rest of Mediterranean	880	7,956	1,931	1,115	(1,953)	9,929
South, Central America and the Caribbean
Colombia	8,158	4,428	1,329	1,345	(3,700)	11,560
Rest of South, Central America and the Caribbean	14,846	3,850	898	731	(3,441)	16,884
Asia
Philippines	8,270	115	—	62	(15)	8,432
Rest of Asia	1,046	989	49	100	(6)	2,178
Others	—	—	—	17,057	(8,751)	8,306

Continuing operations	112,028	87,899	34,782	54,792	(63,759)	225,742
Discontinued operations	1,741	2,678	1,391	515	(879)	5,446

Total	$113,769	90,577	36,173	55,307	(64,638)	231,188

2014	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$27,667	12,855	2,963	9,056	(11,272)	41,269
United States	17,937	21,490	9,886	12,294	(12,512)	49,095
Northern Europe
United Kingdom	3,824	6,666	6,128	7,929	(7,476)	17,071
Germany	4,883	6,600	4,042	2,434	(5,068)	12,891
France	—	10,826	4,585	215	(2,712)	12,914
Rest of Northern Europe	5,305	3,154	1,089	341	(1,709)	8,180
Mediterranean
Spain	3,856	783	168	359	(1,008)	4,158
Egypt	6,402	542	19	318	(170)	7,111
Rest of Mediterranean	593	6,854	1,736	992	(1,727)	8,448
South, Central America and the Caribbean
Colombia	9,544	4,964	1,547	770	(3,584)	13,241
Rest of South, Central America and the Caribbean	13,123	3,417	712	690	(3,515)	14,427
Asia
Philippines	5,849	48	—	27	(14)	5,910
Rest of Asia	998	1,099	95	101	(30)	2,263
Others	—	—	—	11,607	(4,183)	7,424

Continuing operations	99,981	79,298	32,970	47,133	(54,980)	204,402
Discontinued operations	1,696	2,827	1,356	555	(813)	5,621

Total	$101,677	82,125	34,326	47,688	(55,793)	210,023

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Net sales by product and geographic segment – continued

2013	Cement	Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	$26,497	12,228	2,580	9,924	(11,804)	39,425
United States	15,296	18,589	8,764	10,793	(10,988)	42,454
Northern Europe
United Kingdom	3,387	5,699	4,856	6,952	(6,526)	14,368
Germany	4,460	6,386	3,972	2,524	(4,603)	12,739
France	—	11,244	4,378	189	(2,418)	13,393
Rest of Northern Europe	5,377	3,358	964	322	(2,101)	7,920
Mediterranean
Spain	3,057	678	174	368	(624)	3,653
Egypt	5,718	403	18	128	(102)	6,165
Rest of Mediterranean	424	6,022	1,435	898	(1,080)	7,699
South, Central America and the Caribbean
Colombia	8,847	4,474	1,358	630	(2,106)	13,203
Rest of South, Central America and the Caribbean	12,677	3,240	651	552	(3,436)	13,684
Asia
Philippines	5,040	10	—	23	(6)	5,067
Rest of Asia	977	1,166	143	101	(57)	2,330
Others	—	—	—	16,796	(8,526)	8,270

Continuing operations	91,757	73,497	29,293	50,200	(54,377)	190,370
Discontinued operations	1,698	2,609	1,225	119	(360)	5,291

Total	$93,455	76,106	30,518	50,319	(54,737)	195,661

5) DEPRECIATION AND AMORTIZATION

Depreciation and amortization recognized during 2015, 2014 and 2013 is detailed as follows:

	2015	2014	2013
Depreciation and amortization expense related to assets used in the production process	$13,592	12,630	12,766
Depreciation and amortization expense related to assets used in administrative and selling activities	1,784	1,537	1,401

	$15,376	14,167	14,167

6) OTHER EXPENSES, NET

“Other expenses, net” in 2015, 2014 and 2013, consisted of the following:

	2015	2014	2013
Impairment losses and effects from assets held for sale (notes 12, 13B, 14 and 15A) [1]	$(1,527)	(3,862)	(1,568)
Restructuring costs [2]	(845)	(544)	(948)
Charitable contributions	(60)	(18)	(25)
Results from the sale of assets and others, net	(598)	(627)	(2,322)

	$(3,030)	(5,051)	(4,863)

1	In 2014, includes impairment losses on inventory of $292, as well as aggregate impairment losses from assets reclassified to other assets held for sale for approximately $2,392, both in connection with the sale of assets in the western region of Germany and the expected sale of assets in Andorra, Spain (notes 11, 12 and 15B).
2	In 2015, 2014 and 2013, restructuring costs mainly refer to severance payments.

7) OTHER FINANCIAL (EXPENSE) INCOME, NET

“Other financial (expense) income, net” in 2015, 2014 and 2013, is detailed as follows:

	2015	2014	2013
Financial income	$322	320	404
Results from financial instruments, net (notes 13B and 16D)	(2,729)	(880)	2,074
Foreign exchange results	2,074	3,934	54
Effects of net present value on assets and liabilities and others, net	(904)	(840)	(816)

	$(1,237)	2,534	1,716

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

8) CASH AND CASH EQUIVALENTS

As of December 31, 2015 and 2014, consolidated cash and cash equivalents consisted of:

	2015	2014
Cash and bank accounts	$11,395	9,577
Fixed-income securities and other cash equivalents	3,885	3,012

	$15,280	12,589

Based on net settlement agreements, the balance of cash and cash equivalents excludes deposits in margin accounts that guarantee several obligations of CEMEX of approximately $258 in 2015 and $695 in 2014, which were offset against the corresponding obligations of CEMEX with the counterparties, considering CEMEX’s right, ability and intention to settle the amounts on a net basis.

9) TRADE ACCOUNTS RECEIVABLE, NET

As of December 31, 2015 and 2014, consolidated trade accounts receivable consisted of:

	2015	2014
Trade accounts receivable	$29,773	28,810
Allowances for doubtful accounts	(1,999)	(1,856)

	$27,774	26,954

As of December 31, 2015 and 2014, trade accounts receivable include receivables of $12,858 (US$746) and $11,538 (US$783), respectively, that were sold under outstanding securitization programs for the sale of trade accounts receivable and/or factoring programs with recourse in Mexico, the United States, France and the United Kingdom. Under the outstanding securitization programs, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable; therefore, the amounts received are recognized within “Other financial obligations.” Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The portion of the accounts receivable sold maintained as reserves amounted to $2,357 in 2015 and $1,775 in 2014. Therefore, the funded amount to CEMEX was $10,501 (US$609) in 2015 and $9,763 (US$662) in 2014, representing the amounts recognized within the line item of “Other financial obligations.” The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately $249 (US$16) in 2015, $298 (US$22) in 2014 and $317 (US$25) in 2013. CEMEX’s securitization programs are negotiated for specific periods and may be renewed at their maturity. The securitization programs outstanding as of December 31, 2015 in Mexico, the United States, France and the United Kingdom mature in March 2017, March 2016, March 2016 and March 2016, respectively.

Allowances for doubtful accounts are established according to the credit history and risk profile of each customer. Changes in the valuation of this caption allowance for doubtful accounts in 2015, 2014 and 2013, were as follows:

	2015	2014	2013
Allowances for doubtful accounts at beginning of period	$1,856	1,804	1,766
Charged to selling expenses	439	442	561
Deductions	(270)	(394)	(587)
Foreign currency translation effects	(26)	4	64

Allowances for doubtful accounts at end of period	$1,999	1,856	1,804

10) OTHER ACCOUNTS RECEIVABLE

As of December 31, 2015 and 2014, consolidated other accounts receivable consisted of:

	2015	2014
Non-trade accounts receivable [1]	$2,332	2,143
Interest and notes receivable [2]	1,332	1,313
Loans to employees and others	177	155
Refundable taxes	976	824

	$4,817	4,435

1	Non-trade accounts receivable are mainly attributable to the sale of assets.
2	Includes $148 in 2015 and $161 in 2014, representing the short-term portion of a restricted investment related to coupon payments under CEMEX’s perpetual debentures (note 20D).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

11) INVENTORIES

As of December 31, 2015 and 2014, the consolidated balance of inventories was summarized as follows:

	2015	2014
Finished goods	$6,439	6,588
Work-in-process	3,160	3,278
Raw materials	3,217	3,019
Materials and spare parts	4,822	4,768
Inventory in transit	525	839
Allowance for obsolescence	(447)	(418)

	$17,716	18,074

For the years ended December 31, 2015, 2014 and 2013, CEMEX recognized within “Cost of sales” in the statements of operations, inventory impairment losses of approximately $49, $36 and $6, respectively. In addition, in 2014, CEMEX recognized as part of “Other expenses, net”, impairment losses related to inventories of raw materials of approximately $292 that become obsolete as a result of the decision of divesting assets in the western region of Germany (note 15B).

12) OTHER CURRENT ASSETS

As of December 31, 2015 and 2014, consolidated other current assets consisted of:

	2015	2014
Advance payments	$2,687	2,791
Other assets held for sale	1,945	6,115

	$4,632	8,906

Other assets held for sale are stated at their estimated realizable value and include real estate properties received in payment of trade receivables as well as other diverse assets held for sale, different than those corresponding to discontinued operations, which are presented in the face of the balance sheet (note 4A). In 2015 and 2014, other assets held for sale include idle operating assets in Andorra, Spain for $481 and $451, respectively, and in 2014, include: those assets that were divested in the western region of Germany on January 5, 2015 for $4,658 (note 15B). The related assets in the western region of Germany and in Andorra, Spain were recognized at their estimated realizable value, net of costs to sell, and the reclassification from fixed assets to assets held for sale resulted in losses of approximately $242, which includes a loss of approximately $210 from the proportional reclassification to earnings of currency translation adjustments of the net investment in Germany accrued in equity (note 2D), and $2,150, respectively, recognized both in 2014 within “Other expenses, net.” As of December 31, 2015 and 2014, CEMEX was still in negotiations to sell these assets in Andorra, Spain. During 2014 and 2013, CEMEX recognized within “Other expenses, net” impairment losses in connection with other assets held for sale for approximately $55 and $56, respectively.

13) INVESTMENTS IN ASSOCIATES AND OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

13A) INVESTMENTS IN ASSOCIATES

As of December 31, 2015 and 2014, the main investments in common shares of associates were as follows:

	Activity	Country	%	2015	2014
Control Administrativo Mexicano, S.A. de C.V.	Cement	Mexico	49.0	$5,613	4,826
Trinidad Cement Limited	Cement	Trinidad and Tobago	39.5	1,543	286
Concrete Supply Co. LLC	Concrete	United States	40.0	932	765
Camcem, S.A. de C.V.	Cement	Mexico	10.3	600	476
Akmenes Cementas AB	Cement	Lithuania	37.8	560	546
ABC Capital, S.A. Institución de Banca Múltiple	Financing	Mexico	43.3	385	371
Lehigh White Cement Company	Cement	United States	24.5	276	223
Société Méridionale de Carrières	Aggregates	France	33.3	241	221
Société d’Exploitation de Carrières	Aggregates	France	50.0	202	179
Industrias Básicas, S.A.	Cement	Panama	25.0	133	127
Société des Ciments Antillais	Cement	French Antilles	26.0	78	74
Other companies	—	—	—	1,587	1,466

				$12,150	9,560

Out of which:
Book value at acquisition date				$4,683	3,334
Changes in stockholders’ equity				$7,467	6,226

As of December 31, 2015 and 2014, there were no written put options for the purchase of investments in associates.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Investments in associates – continued

During 2015, CEMEX, through the exercise of its preemptive rights in Trinidad Cement Limited (“TCL”) rights issuance and the purchase of shares not subscribed and fully paid up by other eligible TCL shareholders in the rights issuance, increased its participation in TCL from 20% to 39.5% for approximately $774 (US$45). In April 2015, CEMEX and TCL entered into a Technical Services Agreement (the “TSA”) pursuant to which CEMEX will provide TCL with technical, managerial and other assistance from May 1, 2015 to May 1, 2018, unless earlier terminated. The TSA was entered into at arm’s length terms.

Equity in gain of associates by geographic operating segment in 2015, 2014 and 2013 is detailed as follows:

	2015	2014	2013 [1]
Mexico	$330	242	(6)
United States	92	4	91
Northern Europe	51	58	113
Mediterranean	289	16	18
Corporate and others	(24)	(26)	16

	$738	294	232

Combined condensed balance sheet information of CEMEX’s associates as of December 31, 2015 and 2014 is set forth below:

	2015	2014
Current assets	$19,658	15,548
Non-current assets	45,272	39,436

Total assets	64,930	54,984

Current liabilities	8,547	5,838
Non-current liabilities	21,201	18,596

Total liabilities	29,748	24,434

Total net assets	$35,182	30,550

Combined selected information of the statements of operations of CEMEX’s associates in 2015, 2014 and 2013 is set forth below:

	2015	2014	2013 [1]
Sales	$14,753	20,551	19,966
Operating earnings	3,977	2,786	2,024
Income before income tax	3,842	1,620	928
Net income	1,602	945	455

1	In 2013, the combined condensed selected information of the statements of operations of associates presented in the tables above did not include the operations of Concrete Supply Company LLC, associate formed through the contribution of operating assets in September 2013 with the purpose of engaging in the production, sale and distribution of ready-mix concrete within North and South Carolina, United States for the three-month period ended December 31, 2013.

13B) OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2015 and 2014, consolidated other investments and non-current accounts receivable were summarized as follows:

	2015	2014
Non-current portion of valuation of derivative financial instruments	$869	4,816
Non-current accounts receivable and other investments [1]	4,731	4,933
Investments available-for-sale [2]	632	246
Investments held for trading [3]	317	322

	$6,549	10,317

1	Includes, among other items: a) advances to suppliers of fixed assets of approximately $54 in 2015 and $143 in 2014; and b) the non-current portion of a restricted investment used to pay coupons under the perpetual debentures (note 20D) of approximately $83 in 2015 and $200 in 2014. CEMEX recognized impairment losses of non-current accounts receivable in Egypt and Colombia of approximately $71 and $22 in 2015, respectively; the United Kingdom of approximately $16 in 2014, and the United States of approximately $14 in 2013.
2	This line item refers to an investment in CPOs of Axtel, S.A.B. de C.V. (“Axtel”). This investment is recognized as available for sale at fair value and changes in valuation are recorded in other comprehensive loss until its disposal.
3	This line item refers to investments in private funds. In 2015 and 2014, no contributions were made to such private funds.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

14) PROPERTY, MACHINERY AND EQUIPMENT, NET

As of December 31, 2015 and 2014, consolidated property, machinery and equipment, net and the changes in such line item during 2015, 2014 and 2013, were as follows:

	2015
	Land and mineral reserves [1]	Building [1]	Machinery and equipment [2]	Construction in progress [3]	Total
Cost at beginning of period	$78,511	43,473	185,629	13,480	321,093
Accumulated depreciation and depletion	(9,836)	(16,970)	(91,359)	—	(118,165)

Net book value at beginning of period	68,675	26,503	94,270	13,480	202,928
Capital expenditures	1,429	1,198	8,827	—	11,454
Additions through capital leases	—	—	63	—	63
Capitalization of financial expense	—	—	—	73	73
Stripping costs	723	—	—	—	723

Total capital expenditures	2,152	1,198	8,890	73	12,313
Disposals[4]	(713)	(544)	(987)	(3)	(2,247)
Reclassifications [5]	(1,147)	(982)	(929)	(41)	(3,099)
Business combinations	1,372	757	1,869	6	4,004
Depreciation and depletion for the period	(2,007)	(1,969)	(9,552)	—	(13,528)
Impairment losses	(338)	(114)	(693)	—	(1,145)
Foreign currency translation effects	5,575	1,504	7,530	298	14,907

Cost at end of period	85,763	47,205	210,175	13,813	356,956
Accumulated depreciation and depletion	(12,194)	(20,852)	(109,777)	—	(142,823)

Net book value at end of period	$73,569	26,353	100,398	13,813	214,133

	2014
	Land and mineral reserves [1]	Building [1]	Machinery and equipment [2]	Construction in progress [3]	Total	2013
Cost at beginning of period	$75,415	41,531	179,905	12,817	309,668	307,932
Accumulated depreciation and depletion	(8,675)	(14,657)	(80,619)	—	(103,951)	(94,857)

Net book value at beginning of period	66,740	26,874	99,286	12,817	205,717	213,075
Capital expenditures	675	566	7,625	—	8,866	7,769
Additions through capital leases	—	—	108	—	108	141
Stripping costs	512	—	—	—	512	499

Total capital expenditures	1,187	566	7,733	—	9,486	8,409
Disposals [4]	(548)	(367)	(1,294)	(252)	(2,461)	(2,960)
Reclassifications [5]	(1,116)	(257)	(5,416)	(39)	(6,828)	(665)
Depreciation and depletion for the period	(1,888)	(1,778)	(9,283)	—	(12,949)	(13,132)
Impairment losses	(271)	(202)	(116)	—	(589)	(1,358)
Foreign currency translation effects	4,571	1,667	3,360	954	10,552	2,348

Cost at end of period	78,511	43,473	185,629	13,480	321,093	309,668
Accumulated depreciation and depletion	(9,836)	(16,970)	(91,359)	—	(118,165)	(103,951)

Net book value at end of period	$68,675	26,503	94,270	13,480	202,928	205,717

1	Includes corporate buildings and related land sold to financial institutions during 2012 and 2011, which were leased back, without incurring any change in the carrying amount of such assets or gain or loss on the transactions. The aggregate carrying amount of these assets as of December 31, 2015 and 2014 was approximately $1,865 and $1,953, respectively.
2	Includes assets, mainly mobile equipment, acquired through capital leases, which carrying amount as of December 31, 2015 and 2014 was approximately $63 and $108, respectively.
3	In July 2014, CEMEX began the construction of a new cement plant in the municipality of Maceo in the Antioquia department in Colombia with an annual production capacity of approximately 1.1 million tons. The first phase included the construction of a cement mill, which is in testing and is considered to start commercial operations in the short term. The next phase is expected to be completed by the second half of 2016. CEMEX estimates a total investment of approximately US$340, of which as of December 31, 2015, approximately $185 has been incurred.
4	In 2015, includes the sales of non-strategic fixed assets in the United Kingdom, the United States and Spain for $584, $451 and $417, respectively. In 2014, includes the sales of non-strategic fixed assets in the United States, the United Kingdom and Ireland for $757, $539 and $537, respectively. In 2013, includes sales of non-strategic fixed assets in Mexico, the United States, and United Kingdom for $680, $702 and $920, respectively.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Property, machinery and equipment, net – continued

5	In 2015, refers to assets in Croatia reclassified to assets available for sale in the face of the balance sheet (note 4A) for $2,562, and in the United States reclassified to other assets held for sale (note 12) for $537. In 2014 refers primarily to the reclassification to other assets held for sale in connection with the sale of assets in the western region of Germany and the projected sale in Andorra, Spain (notes 12 and 15B) for $3,956 and $2,601, respectively. In 2013, as described in note 13A, CEMEX contributed fixed assets to its associate Concrete Supply Co., LLC for approximately $445.

CEMEX has significant balances of property, machinery and equipment. As of December 31, 2015 and 2014, the consolidated balances of property, machinery and equipment, net, represented approximately 39.5% and 39.4%, respectively, of CEMEX’s total consolidated assets. As a result of impairment tests conducted on several CGUs considering certain triggering events, mainly: a) the closing and/or reduction of operations of cement and ready-mix concrete plants resulting from adjusting the supply to current demand conditions; and b) the transferring of installed capacity to more efficient plants, for the years ended December 31, 2015, 2014 and 2013, CEMEX adjusted the related fixed assets to their estimated value in use in those circumstances in which the assets would continue in operation based on estimated cash flows during the remaining useful life, or to their realizable value, in case of permanent shut down, and recognized impairment losses (note 2J) during 2015, 2014 and 2013 in the following countries and for the following amounts:

	2015	2014	2013
Spain	$392	125	917
United States	269	108	134
Puerto Rico	172	—	187
Latvia	126	—	2
Panama	118	—	—
Mexico	46	221	36
United Kingdom	19	59	—
Germany	—	19	59
Bangladesh	—	14	—
Other countries	3	43	—

	$1,145	589	1,335

15) GOODWILL AND INTANGIBLE ASSETS

15A) BALANCES AND CHANGES DURING THE PERIOD

As of December 31, 2015 and 2014, consolidated goodwill, intangible assets and deferred charges were summarized as follows:

	2015			2014
		Accumulated	Carrying		Accumulated	Carrying
	Cost	amortization	amount	Cost	amortization	Amount
Intangible assets of indefinite useful life:
Goodwill	$183,752	—	183,752	$160,544	—	160,544
Intangible assets of definite useful life:
Extraction rights	34,927	(4,600)	30,327	30,677	(3,347)	27,330
Industrial property and trademarks	822	(200)	622	267	(145)	122
Customer relationships	6,166	(5,162)	1,004	5,405	(4,012)	1,393
Mining projects	992	(187)	805	1,746	(245)	1,501
Others intangible assets	10,900	(7,092)	3,808	8,563	(5,969)	2,594

	$237,559	(17,241)	220,318	$207,202	(13,718)	193,484

The amortization of intangible assets of definite useful life was approximately $1,848 in 2015, $1,508 in 2014 and $1,327 in 2013, and was recognized within operating costs and expenses.

Goodwill

Changes in consolidated goodwill in 2015, 2014 and 2013, were as follows:

	2015	2014	2013
Balance at beginning of period	$160,544	144,457	142,444
Business combinations	64	—	—
Reclassification to assets held for sale	(404)	—	—
Disposals, net	(552)	—	—
Foreign currency translation effects	24,100	16,087	2,013

Balance at end of period	$183,752	160,544	144,457

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Intangible assets of definite life

Changes in intangible assets of definite life in 2015, 2014 and 2013, were as follows:

	2015
	Extraction rights	Industrial property and trademarks	Customer relations	Mining Projects	Others [1]	Total
Balance at beginning of period	$27,330	122	1,393	1,501	2,594	32,940
Business combinations	458	—	156	—	2	616
Additions (disposals), net [1]	157	133	(1)	(577)	102	(186)
Reclassification to assets held for sale	1	—	—	—	—	1
Amortization	(813)	(132)	(601)	(32)	(270)	(1,848)
Impairment losses	(10)	—	—	—	—	(10)
Foreign currency translation effects	3,204	499	57	(87)	1,380	5,053

Balance at the end of period	$30,327	622	1,004	805	3,808	36,566

	2014
	Extraction rights	Industrial property and trademarks	Customer relations	Mining Projects	Others [1]	Total	2013
Balance at beginning of period	$24,996	140	1,739	1,341	2,267	30,483	30,546
Additions (disposals), net [1]	118	605	—	(19)	(51)	653	534
Reclassification to assets held for sale	—	—	(5)	—	—	(5)	(48)
Amortization	(624)	(134)	(509)	(45)	(196)	(1,508)	(1,327)
Impairment losses	—	—	—	—	—	—	(163)
Foreign currency translation effects	2,840	(489)	168	224	574	3,317	941

Balance at the end of period	$27,330	122	1,393	1,501	2,594	32,940	30,483

1	As of December 31, 2015 and 2014, “Others” includes the carrying amount of internal-use software of approximately $2,077 and $1,560, respectively. Capitalized direct costs incurred in the development stage of internal-use software, such as professional fees, direct labor and related travel expenses, amounted to approximately $615 in 2015, $702 in 2014 and $562 in 2013.

15B) MAIN ACQUISITIONS AND DIVESTITURES DURING THE REPORTED PERIODS

As mentioned in note 4A, during 2015, CEMEX sold its operations in Austria and Hungary, and committed to sell its operations in Croatia, the later transaction is expected to be concluded during the first half of 2016. As of December 31, 2015, the assets and liabilities of CEMEX’s operations in Croatia are presented in the face of the balance sheet in single line items as assets and liabilities held for sale, as correspond. Moreover, the operations in Austria and Hungary for the ten month period ended October 31, 2015, and in Croatia for the year ended December 31, 2015, as well as the operations in Austria, Hungary and Croatia for the years 2014 and 2013, have been presented in the statements of operations in a single line item as “Discontinued operations, net of tax”, including the results on sale of assets, and the reclassification to the statements of operations of currency translation effects from Austria and Hungary accrued in equity until disposal of the net assets.

On October 31, 2014, CEMEX entered into binding agreements with Holcim Ltd. (“Holcim”), a global producer of building materials based in Switzerland, currently LafargeHolcim after the merger of Holcim with Lafarge, S.A. during 2015. Pursuant to these agreements, CEMEX and Holcim agreed to conduct a series of related transactions, finally executed on January 5, 2015 after customary conditions precedent were concluded, with retrospective effects as of January 1, 2015, by means of which: a) in the Czech Republic, CEMEX acquired all of Holcim’s assets, including a cement plant, four aggregates quarries and 17 ready-mix plants for approximately €115 (US$139 or $2,049); b) in Germany, CEMEX sold to Holcim its assets in the western region of the country, consisting of one cement plant, two cement grinding mills, one slag granulator, 22 aggregates quarries and 79 ready-mix plants for approximately €171 (US$207 or $3,047), while CEMEX maintained its operations in the north, east and south of the country; and c) in Spain, CEMEX acquired from Holcim one cement plant in the southern part of the country with a production capacity of 850 thousand tons, and one cement mill in the central part of the country with grinding capacity of 900 thousand tons, among other related assets for approximately €88 (US$106 or $1,562), after working capital adjustments; and d) CEMEX agreed a final payment in cash, after combined debt and working capital adjustments agreed with Holcim, of approximately €33 (US$40 or $594). Holcim kept its other operations in Spain.

The aforementioned transactions were authorized by the European competition authority in the case of Germany and Spain, and by the Czech Republic authority in respect to the transaction in this country. As of December 31, 2014, the related CEMEX’s net assets in the western region of Germany were reclassified to other assets and liabilities held for sale at their expected selling price less certain costs for disposal (notes 12 and 17).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Main acquisitions and divestitures during the reported periods – continued

As of January 1, 2015, after concluding the purchase price allocation to the fair values of the assets acquired and liabilities assumed, no goodwill was determined in respect of the Czech Republic, while in Spain, the fair value of the net assets acquired for approximately €106 (US$129 or $1,894) exceeded the purchase price in approximately €19 (US$22 or $328), mainly as a result of market conditions in Spain and production overcapacity in the region. After performing the required reassessment of fair values, this gain was recognized during 2015 in the statements of operations. The purchase price allocation was as follows:

	Czech Republic	Spain	Total
Current assets	$231	59	290
Property, machinery and equipment	1,419	2,004	3,423
Other non-current assets	270	—	270
Intangible assets	590	2	592

Fair value of assets acquired	2,510	2,065	4,575

Current liabilities	117	57	174
Non-current liabilities	344	114	458

Fair value of liabilities assumed	461	171	632

Fair value of net assets acquired	$2,049	1,894	3,943

In Germany, the operations of the net assets sold by CEMEX to Holcim were consolidated by CEMEX line-by-line for the years ended December 31, 2014 and 2013. Considering that this transaction did not represent the disposal of entire reportable operating segment, such as in the case of Austria, Hungary and Croatia, for purposes of the presentation of discontinued operations. CEMEX measured the materiality of such net assets using a threshold of 5% of consolidated net sales, operating earnings before other expenses, net gain (loss) and total assets. Considering the results of the quantitative tests and its remaining ongoing operations in its operating segment in Germany, CEMEX concluded that the net assets sold in Germany did not reach the materiality thresholds to be classified as discontinued operations. The results of CEMEX’s quantitative tests for the years ended December 31, 2014 and 2013 were as follows:

Millions of U.S. dollars	2014		2013
Net sales
CEMEX consolidated	US$	15,709	15,227
German assets sold		498	474

		3.2%	3.1%

Operating earnings before other expenses, net
CEMEX consolidated	US$	1,659	1,518
German assets sold		17	8

		1.0%	0.5%

Consolidated net income (loss)
CEMEX consolidated	US$	(425)	(748)
German assets sold		9	(1)

		N/A	0.1%

Total assets
CEMEX consolidated	US$	34,936	38,018
German assets sold		316	374

		0.9%	1.0%

For the years 2014 and 2013, selected combined statement of operations information of the assets sold in Germany was as follows:

	2014	2013
Net sales	$6,655	6,091
Operating earnings before other expenses, net	227	98
Net income (loss)	122	(14)

As of December 31, 2014, the condensed combined balance sheet of the assets sold in Germany was as follows:

2014
Current assets	$713
Non-current assets	3,945

Total assets	4,658

Current liabilities	595
Non-current liabilities	1,016

Total liabilities	1,611

Total net assets	$3,047

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Main acquisitions and divestitures during the reported periods – continued

During 2014, CEMEX sold significantly all the operating assets of Readymix plc (“Readymix”), CEMEX’s main operating subsidiary in the Republic of Ireland, and an indirect subsidiary of CEMEX España, for €19 (US$23 or $339), recognizing a loss on sale of approximately €14 (US$17 or $250).

15C) ANALYSIS OF GOODWILL IMPAIRMENT

As of December 31, 2015 and 2014, goodwill balances allocated by operating segment were as follows:

	2015	2014
United States	$146,161	125,447
Mexico	7,015	6,648
Northern Europe
United Kingdom	5,330	4,905
France	3,860	3,717
Czech Republic	488	456
Mediterranean
Spain	10,659	9,577
United Arab Emirates	1,562	1,460
Egypt	232	231
SA&C
Colombia	5,236	5,225
Dominican Republic	215	208
Rest of SA&C 1	877	786
Asia
Philippines	1,660	1,478
Others
Other reporting segments [2]	457	406

	$183,752	160,544

1	This caption refers to the operating segments in the Caribbean, Argentina, Costa Rica and Panama.
2	This caption is primarily associated with Neoris N.V., CEMEX’s subsidiary involved in the sale of information technology and services.

For purposes of goodwill impairment tests, all cash-generating units within a country are aggregated, as goodwill is allocated at that level. Considering materiality for disclosure purposes, certain balances of goodwill were presented for Rest of South America and the Caribbean, but this does not represent that goodwill was tested at a higher level than for operations in an individual country.

Impairment tests are significantly sensitive to, among other factors, the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the long-term growth rates applied. CEMEX’s cash flow projections to determine the value in use of its CGUs to which goodwill has been allocated consider the use of long-term economic assumptions. CEMEX believes that its discounted cash flow projections and the discount rates used reasonably reflect current economic conditions at the time of the calculations, considering, among other factors that: a) the cost of capital reflects current risks and volatility in the markets; and b) the cost of debt represents the average of industry specific interest rates observed in recent transactions. Other key assumptions used to determine CEMEX’s discounted cash flows are volume and price increases or decreases by main product during the projected periods. Volume increases or decreases generally reflect forecasts issued by trustworthy external sources, occasionally adjusted based on CEMEX’s actual backlog, experience and judgment considering its concentration in certain sectors, while price changes normally reflect the expected inflation in the respective country. Operating costs and expenses during all periods are maintained as a fixed percent of revenues considering historic performance.

During the last quarter of 2015, 2014 and 2013, CEMEX performed its annual goodwill impairment test. Based on these analyses, CEMEX did not determine impairment losses of goodwill in any of the reported periods.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Analysis of goodwill impairment – continued

CEMEX’s pre-tax discount rates and long-term growth rates used to determine the discounted cash flows in the group of CGUs with the main goodwill balances were as follows:

	Discount rates			Growth rates
Groups of CGUs	2015	2014	2013	2015	2014	2013
United States	8.6%	8.7%	9.8%	2.5%	2.5%	2.5%
Spain	9.9%	10.1%	11.4%	1.9%	2.0%	2.3%
Mexico	9.6%	9.7%	10.9%	3.5%	3.8%	3.8%
Colombia	9.8%	9.7%	10.9%	4.0%	3.0%	4.2%
France	9.0%	9.2%	10.7%	1.6%	1.7%	1.7%
United Arab Emirates	10.2%	10.4%	12.2%	3.6%	3.4%	3.4%
United Kingdom	8.8%	9.0%	10.5%	2.3%	2.4%	2.1%
Egypt	12.5%	11.6%	13.0%	4.6%	4.0%	4.0%
Range of rates in other countries	9.0% - 13.8%	9.2% - 14.0%	11.0% - 12.3%	2.4% - 4.3%	2.1% - 4.9%	2.4% - 5.0%

As of December 31, 2015, the discount rates used by CEMEX in its cash flows projections remained almost flat in most cases as compared to the values determined in 2014. Among other factors, the funding cost observed in industry increased from 6.1% in 2014 to 6.9% in 2015, and the risk free rate increased from approximately 3.1% in 2014 to 3.2 % in 2015. Nonetheless, these increases were offset by reductions in 2015 in the country specific sovereign yields in the majority of the countries where CEMEX operates. As of December 31, 2014, the discount rates decreased mainly as a result of the reduction of the funding cost as compared to the prior year and the reduction in the risk free rate, significant assumptions in the determination of the discount rates. As of December 31, 2013, the discount rates changed slightly from the values determined in 2012, in each case mainly as a result of variations in the country specific sovereign yield as compared to the prior year. In respect to long-term growth rates, following general practice under IFRS, CEMEX uses country specific rates, which are mainly obtained from the Consensus Economics, a compilation of analysts’ forecast worldwide, or from the International Monetary Fund when the first are not available for a specific country.

In connection with the assumptions included in the table above, CEMEX made sensitivity analyses to changes in assumptions, affecting the value in use of all groups of CGUs with an independent reasonable possible increase of 1% in the pre-tax discount rate, and an independent possible decrease of 1% in the long-term growth rate. In addition, CEMEX performed cross-check analyses for reasonableness of its results using multiples of Operating EBITDA. In order to arrive at these multiples, which represent a reasonableness check of the discounted cash flow models, CEMEX determined a weighted average multiple of Operating EBITDA to enterprise value observed in the industry. The average multiple was then applied to a stabilized amount of Operating EBITDA and the result was compared to the corresponding carrying amount for each group of CGUs to which goodwill has been allocated. CEMEX considered an industry weighted average Operating EBITDA multiple of 9.0 times in 2015, 9.5 times in 2014 and 10.3 times in 2013. CEMEX’s own Operating EBITDA multiple was 8.7 times in 2015, 10.9 times in 2014 and 11.6 times in 2013. The lowest multiple observed in CEMEX’s benchmark was 5.8 times in 2015, 6.0 times in 2014 and 7.2 times in 2013, and the highest being 18.0 times in 2015, 16.4 times in 2014 and 20.9 times in 2013.

As of December 31, 2015, 2014 and 2013, none of CEMEX’s sensitivity analyses resulted in a relative impairment risk in CEMEX’s operating segments. CEMEX continually monitors the evolution of the specific CGUs to which goodwill has been allocated that have presented relative goodwill impairment risk in any of the reported periods and, in the event that the relevant economic variables and the related cash flows projections would be negatively affected, it may result in a goodwill impairment loss in the future.

CEMEX maintains a market capitalization significantly lower than its levels prior to the 2008 global crisis, which CEMEX believes is due to several factors, among others: a) the slower recovery of the construction industry in the United States, one of CEMEX’s main markets, which suffered one of the most deepest recessions since the Great Depression, which also significantly affected CEMEX’s operations in key countries and regions such as Mexico, Northern Europe and Mediterranean, and consequently CEMEX’s overall generation of cash flows; b) CEMEX’s significant amount of consolidated debt, which generates uncertainty in the markets regarding CEMEX’s ability to meet its financial obligations; and c) the generalized capital outflows from Emerging Markets securities, such as Mexico and Colombia, , mainly due to high volatility generated by risk-aversion in the global financial markets, to safer assets in developed countries such as the United States. In dollar terms, CEMEX’s market capitalization as of December 31, 2015 was approximately US$7.4 billion ($126.8 billion), reflecting a decrease of approximately 41% in 2015 as compared to 2014 mainly as a result of the continuing significant depreciation of the Emerging Markets currencies against the dollar in 2015, which intensified in the second half of the year, driven by the material reduction in the international oil prices, uncertainty generated by the pace and timing of actions to increase interest rates in the United States, China growth concerns, lower global growth expectations and the uncertainty of CEMEX’s income in US Dollar terms from its operations in Emerging Markets such as Mexico and Colombia, countries with important dependence of oil revenues in its government budgets , which may result in the cancellation or delay of government infrastructure projects. CEMEX market capitalization decreased approximately 6% in 2014 compared to 2013 to approximately US$12.7 billion ($186.8 billion), also due to a significant depreciation of the peso against the dollar during the last quarter of 2014, then as part of a general appreciation of the dollar against all major currencies in the world during such period.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Analysis of goodwill impairment - continued

As of December 31, 2015 and 2014, goodwill allocated to the United States accounted for approximately 80% and 78%, respectively, of CEMEX’s total amount of consolidated goodwill. In connection with CEMEX’s determination of value in use relative to its groups of CGUs in the United States in the reported periods, CEMEX has considered several factors, such as the historical performance of such operating segment, including operating losses in recent years, the long-term nature of CEMEX’s investment, the signs of recovery in the construction industry over the last three years, the significant economic barriers for new potential competitors considering the high investment required, and the lack of susceptibility of the industry to technology improvements or alternate construction products, among other factors. CEMEX has also considered recent developments in its operations in the United States, such as the increases in ready-mix concrete volumes of approximately 13% in 2015, 2% in 2014 and 8% in 2013, and the increases in ready-mix concrete prices of approximately 5% in 2015, 8% in 2014 and 6% in 2013, which are key drivers for cement consumption and CEMEX’s profitability, and which trends are expected to continue over the next few years, as anticipated in CEMEX’s cash flow projections.

16) FINANCIAL INSTRUMENTS

16A) SHORT-TERM AND LONG-TERM DEBT

As of December 31, 2015 and 2014, CEMEX’s consolidated debt summarized by interest rates and currencies, was as follow:

	2015			2014
	Short-Term	Long-Term	Total	Short-Term	Long-Term	Total
Floating rate debt	$176	62,319	62,495	$11,042	54,529	65,571
Fixed rate debt	42	166,806	166,848	3,465	136,798	140,263

	$218	229,125	229,343	$14,507	191,327	205,834

Effective rate [1]
Floating rate	5.5%	4.0%		5.2%	4.4%
Fixed rate	1.5%	7.0%		8.8%	7.3%

	2015				2014
Currency	Short-term	Long-term	Total	Effective rate [1]	Short-Term	Long-Term	Total	Effective rate [1]
Dollars	$87	187,427	187,514	6.5%	$14,439	165,999	180,438	6.6%
Euros	38	40,954	40,992	4.8%	23	23,783	23,806	5.5%
Pesos	—	627	627	4.4%	—	1,495	1,495	6.5%
Other currencies	93	117	210	6.3%	45	50	95	4.8%

	$218	229,125	229,343		$14,507	191,327	205,834

1	In 2015 and 2014, represents the weighted average interest rate of the related debt agreements.

As of December 31, 2015 and 2014, CEMEX’s consolidated debt summarized by type of instrument, was as follow:

2015	Short- term	Long- term	2014	Short- term	Long- term
Bank loans			Bank loans
Loans in foreign countries, 2016 to 2022	$78	996	Loans in foreign countries, 2015 to 2018	$7	223
Syndicated loans, 2016 to 2020	31	52,825	Syndicated loans, 2015 to 2019	—	47,018

	109	53,821		7	47,241

Notes payable			Notes payable
Notes payable in Mexico, 2016 to 2017	—	627	Notes payable in Mexico, 2015 to 2017	—	614
Medium-term notes, 2016 to 2025	—	171,988	Medium-term notes, 2015 to 2025	—	155,470
Other notes payable, 2016 to 2025	23	2,775	Other notes payable, 2015 to 2025	94	2,408

	23	175,390		94	158,492

Total bank loans and notes payable	132	229,211	Total bank loans and notes payable	101	205,733
Current maturities	86	(86)	Current maturities	14,406	(14,406)

	$218	229,125		$14,507	191,327

As of December 31, 2015 and 2014, discounts, fees and other direct costs incurred in the issuance of CEMEX’s outstanding notes payable for approximately US$108 and US$155, respectively, adjust the balance of payable instruments, and are amortized to financing expense over the maturity of the related debt instruments.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Consolidated debt – continued

Changes in consolidated debt for the years ended December 31, 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Debt at beginning of year	$205,834	190,980	178,135
Proceeds from new debt instruments	52,764	72,534	40,661
Debt repayments	(64,237)	(79,248)	(31,913)
Foreign currency translation and inflation effects	34,982	21,568	4,097

Debt at end of year	$229,343	205,834	190,980

As of December 31, 2015 and 2014, as presented in the table above of debt by type of instrument, approximately 24% and 23%, respectively, of CEMEX’s total indebtedness, was represented by bank loans, of which, in 2014, the most significant portion corresponded to those balances under CEMEX’s financing agreement entered into on September 29, 2014 as amended on July 23, 2015 (the “Credit Agreement”) of approximately US$1,286 ($18,957) and the financing agreement entered into on September 17, 2012, as amended several times including on October 31, 2014 (the “Facilities Agreement”) of approximately US$1,904 ($28,061), both agreements described elsewhere in this note, and in 2015, approximately US$3,062 ($52,763) corresponded to debt under CEMEX’s Credit Agreement, which was increased in August 2015 with new funds from 21 financial institutions in order to fully repay the total amount outstanding under the Facilities Agreement. Additionally on September 21, 2015 the principal amount of the Credit Agreement was further increased by three financial institutions in an amount to approximately US$30 ($517).

In addition, as of December 31, 2015 and 2014, as presented in the table above of debt by type of instrument, approximately 76% and 77%, respectively, of CEMEX’s total indebtedness, was represented by notes payable, of which, the most significant portion was long-term in both periods. As of December 31, 2015 and 2014, CEMEX’s long-term notes payable are detailed as follows:

Description	Date of issuance	Issuer [1,2]	Currency	Principal amount	Rate [1]	Maturity date	Repurchased amount US$	Outstanding amount [3] US$	2015	2014
July 2025 Notes	02/Apr/03	CEMEX Materials, LLC	Dollar	150	7.70%	21/Jul/25	—	150	$2,720	2,344
July 2025 Notes	08/Jul/15	CEMEX Colombia S.A.	COP	10,000	8.30%	08/Jul/25	—	3	55	—
March 2025 Notes [4]	03/Mar/15	CEMEX, S.A.B. de C.V.	Dollar	750	6.125%	05/May/25	—	750	12,866	—
January 2025 Notes [5,6]	11/Sep/14	CEMEX, S.A.B. de C.V.	Dollar	1,100	5.70%	11/Jan/25	(29)	1,071	18,382	16,142
April 2024 Notes	01/Apr/14	CEMEX Finance LLC	Dollar	1,000	6.00%	01/Apr/24	—	1,000	16,483	14,203
March 2023 Notes [4]	03/Mar/15	CEMEX, S.A.B. de C.V.	Euro	550	4.375%	05/Mar/23	—	598	10,251	—
October 2022 Notes	12/Oct/12	CEMEX Finance LLC	Dollar	1,500	9.375%	12/Oct/22	(25)	1,475	24,634	21,942
January 2022 Notes [5]	11/Sep/14	CEMEX, S.A.B. de C.V.	Euro	400	4.75%	11/Jan/22	—	435	7,462	7,106
January 2021 Notes	02/Oct/13	CEMEX, S.A.B. de C.V.	Dollar	1,000	7.25%	15/Jan/21	—	1,000	17,009	14,512
April 2021 Notes	01/Apr/14	CEMEX Finance LLC	Euro	400	5.25%	01/Apr/21	—	435	7,448	7,096
May 2020 Notes [4,6,7]	12/May/10	CEMEX España, S.A.	Dollar	1,193	9.25%	12/May/20	(1,193)	—	—	3,124
December 2019 Notes	12/Aug/13	CEMEX, S.A.B. de C.V.	Dollar	1,000	6.50%	10/Dec/19	(11)	989	16,764	14,461
April 2019 USD Notes	28/Mar/12	CEMEX España, S.A.	Dollar	704	9.875%	30/Apr/19	(83)	621	10,702	10,375
April 2019 Euro Notes	28/Mar/12	CEMEX España, S.A.	Euro	179	9.875%	30/Apr/19	—	194	3,355	3,197
March 2019 Notes	25/Mar/13	CEMEX, S.A.B. de C.V.	Dollar	600	5.875%	25/Mar/19	—	600	10,302	8,798
October 2018 Variable Notes	02/Oct/13	CEMEX, S.A.B. de C.V.	Dollar	500	L+475bps	15/Oct/18	—	500	8,564	7,348
June 2018 Notes	17/Sep/12	CEMEX, S.A.B. de C.V.	Dollar	500	9.50%	15/Jun/18	(52)	448	7,702	7,335
January 2018 Notes [4,5,6,7]	11/Jan/11	CEMEX, S.A.B. de C.V.	Dollar	1,650	9.00%	11/Jan/18	(1,650)	—	—	8,317
November 2017 Notes	30/Nov/07	CEMEX, S.A.B. de C.V.	Peso	627	4.40%	17/Nov/17	—	36	627	614
September 2015 Variable Notes [4]	05/Apr/11	CEMEX, S.A.B. de C.V.	Dollar	800	L+500bps	30/Sep/15	(800)	—	—	10,968
Other notes payable									64	610

									$175,390	158,492

1	In all applicable cases the issuer refers to CEMEX España, S.A. acting through its Luxembourg Branch. The letter “L” included above refers to LIBOR, which represents the London Inter-Bank Offered Rate, variable rate used in international markets for debt denominated in U.S. dollars. As of December 31, 2015 and 2014, 3-Month LIBOR rate was 0.6127% and 0.2556%, respectively. The contraction “bps” means basis points. One hundred basis points equal 1%.
2	Unless otherwise indicated, all issuances are fully and unconditionally guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX Concretos S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., CEMEX Asia, B.V., CEMEX Corp., CEMEX Egyptian Investments, B.V., CEMEX Egyptian Investments II B.V., CEMEX Finance LLC, B.V., CEMEX France Gestion, (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V. and CEMEX UK.
3	Presented net of all outstanding notes held by CEMEX’s subsidiaries.
4	On March 30, 2015, in relation with the issuance of the March 2023 Notes and the March 2025 Notes, CEMEX completed the purchase for US$344 of the remaining principal amount of the January 2018 Notes. On May 15, 2015, CEMEX completed the purchase for US$213 of the remaining principal amount of the May 2020 Notes and on June 30, 2015, the purchase of the remaining principal amount for US$746 of the September 2015 Variable Notes.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Consolidated debt – continued

5	On January 11, 2015, in relation with the issuance of the January 2025 Notes and the January 2022 Notes, CEMEX completed the purchase of US$217 principal amount of the January 2018 Notes.
6	On October 1, 2014, expired a cash tender offer to purchase up to US$1,175 aggregate principal amount of the January 2018 Notes and of the May 2020 Notes. Pursuant to this tender offer and using a portion of the proceeds from the issuance of the January 2025 Notes, CEMEX completed the purchase of approximately US$593 aggregate principal amount of the January 2018 Notes and approximately US$365 aggregate principal amount of the May 2020 Notes.
7	On April 9, 2014, through a cash tender offer using a portion of the proceeds from the issuance of the April 2024 Notes, CEMEX completed the purchase of US$483 aggregate principal amount of the January 2018 Notes and US$597 aggregate principal amount of the May 2020 Notes.

During 2015, 2014 and 2013, as a result of the debt transactions incurred by CEMEX mentioned above, including exchange offers and tender offers to replace and/or repurchase existing debt instruments, CEMEX paid combined premiums, fees and issuance costs for approximately US$61 ($1,047), US$232 ($3,107) and US$155 ($1,988), respectively, of which approximately US$35 ($604) in 2015, US$167 ($2,236) in 2014 and US$110 ($1,410) in 2013, associated with the extinguished portion of the exchanged or repurchased notes, were recognized in the statement of operations in each year within “Financial expense”. In addition, approximately US$26 ($443) in 2015, US$65 ($871) in 2014 and US$45 ($578) in 2013, corresponding to issuance costs of new debt and/or the portion of the combined premiums, fees and issuance costs treated as a refinancing of the old instruments by considering that: a) the relevant economic terms of the old and new notes were not substantially different; and b) the final holders of the new notes were the same of such portion of the old notes; adjusted the carrying amount of the new debt instruments, and are amortized over the remaining term of each instrument. Moreover, proportional fees and issuance costs related to the extinguished debt instruments for approximately US$31 ($541) in 2015, US$87 ($1,161) in 2014 and US$34 ($436) in 2013 that were pending for amortization were recognized in the statement of operations of each year as part of “Financial expense.”

The maturities of consolidated long-term debt as of December 31, 2015, were as follows:

2015
2017	$7,217
2018	31,257
2019	55,897
2020	16,601
2021 and thereafter	118,153

$229,125

As of December 31, 2015, CEMEX had the following lines of credit, the majority of which are subject to the banks’ availability, at annual interest rates ranging between 2.70% and 7.25%, depending on the negotiated currency:

	Lines of credit	Available
Other lines of credit in foreign subsidiaries	$6,454	4,762
Other lines of credit from banks	3,678	3,678

	$10,132	8,440

Credit Agreement, Facilities Agreement and Financing Agreement

On September 29, 2014, CEMEX entered into the Credit Agreement for US$1,350, with nine of the main participating banks under its Facilities Agreement. The proceeds from the Credit Agreement were used to repay US$1,350 of debt under the Facilities Agreement. Following such repayment, and along with the repayment on September 12, 2014 of US$350 of debt under the Facilities Agreement using the proceeds from the January 2025 Notes, CEMEX reduced the total outstanding amount under the Facilities Agreement to approximately US$2,475. Moreover, on November 3, 2014, CEMEX received US$515 of additional commitments from banks that agreed to join the Credit Agreement, increasing the total principal amount to US$1,865. The incremental amount was applied to partially prepay the Facilities Agreement and other debt. As a result, as of December 31, 2014, the remaining outstanding amount under the Facilities Agreement was reduced to approximately US$2,050, scheduled to mature in 2017. On July 30, 2015, CEMEX repaid in full the total amount outstanding of approximately US$1,937 ($33,375) under the Facilities Agreement with new funds from 21 financial institutions, which joined the Credit Agreement under new tranches, allowing CEMEX to increase the average life of its syndicated bank debt to approximately 4 years as of such date. On September 21, 2015 three additional financial institutions provided additional commitments for approximately US$30.

As a result, total commitments under the Credit Agreement include approximately €621 (US$675 or $11,624) and approximately US$3,149 ($54,257), out of which about US$735 ($12,664) are in a revolving credit facility. The Credit Agreement now has an amortization profile, considering all commitments, of approximately 10% in 2017; 25% in 2018; 25% in 2019; and 40% in 2020. The new tranches share the same guarantors and collateral package as the original tranches under the Credit Agreement. As a result of this refinancing, CEMEX has no significant debt maturities in 2016 and 2017 other than the approximately US$352 ($6,065) of Convertible Subordinated Notes due March 2016 (note 16B) and approximately US$373 ($6,427) corresponding to the first amortization under the Credit Agreement in September 2017.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Credit Agreement, Facilities Agreement and Financing Agreement – continued

On August 14, 2009, CEMEX entered into a financing with its major creditors, as amended from time to time during 2009, 2010, 2011 and 2012 (the “Financing Agreement”), by means of which CEMEX extended the maturities of US$14,961 of syndicated loans, private placement notes and other obligations. After the application of the proceeds from several refinancing transactions, the application of the net proceeds obtained from the sale of assets, and an equity offering of the Parent Company in 2009, on September 17, 2012, CEMEX entered into the Facilities Agreement pursuant to an invitation to the creditors under the Financing Agreement to exchange their existing loans and private placement notes under the Financing Agreement for new loans and new private placement notes of approximately US$6,155 maturing in February 2017 , US$500 of the June 2018 Notes and approximately US$525 aggregate principal amount of loans and private placement notes remained outstanding after the Exchange Offer under the existing Financing Agreement, as amended. Subsequently, after the application of proceeds resulting from the October 2022 Notes, the aggregate principal amount of loans and U.S. dollar private placement notes under the amended Financing Agreement was US$55 ($707), with a final maturity on February 14, 2014. This amount was repaid in full in March 2013 with proceeds from the issuance of the March 2019 Notes.

All tranches under the Credit Agreement have substantially the same terms, including an applicable margin over LIBOR of between 250 to 400 basis points, depending on the leverage ratio (as defined below) of CEMEX, as follows:

Consolidated leverage ratio	Applicable margin
> 5.50x	400 bps
< 5.50x > 5.00	350 bps
< 5.00x > 4.50	325 bps
< 4.50x > 4.00	300 bps
< 4.00x > 3.50	275 bps
< 3.50x	250 bps

As of December 31, 2015, under the Credit Agreement, CEMEX must observe the following thresholds: (a) the aggregate amount allowed for capital expenditures cannot exceed US$1,000 per year excluding certain capital expenditures, and, joint venture investments and acquisitions by CEMEX Latam Holdings, S.A. and its subsidiaries, which capital expenditures, joint venture investments and acquisitions at any time then incurred are subject to a separate aggregate limit of US$500 (or its equivalent); and (b) the amounts allowed for permitted acquisitions and investments in joint ventures cannot exceed US$400 per year. Nonetheless, such limitations do not apply if capital expenditures or acquisitions are funded with equity, equity-like issuances or asset disposals proceeds. Under the Credit Agreement there are no restrictions on asset swaps or mandatory prepayments of debt with excess cash held above certain amounts. On October 31, 2014, CEMEX obtained the required consents to amend certain provisions of the Facilities Agreement to substantially conform such agreement to the Credit Agreement.

The debt under the Credit Agreement and previously under the Facilities Agreement is guaranteed by CEMEX México, S.A. de C.V., CEMEX Concretos S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., CEMEX Asia, B.V., CEMEX Corp., CEMEX Egyptian Investments, B.V., CEMEX Egyptian Investments II, B.V., CEMEX Finance LLC, CEMEX France Gestion, (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V. and CEMEX UK. In addition, the debt under such agreements (together with all other senior capital markets debt issued or guaranteed by CEMEX, and certain other precedent facilities) is also secured by a first-priority security interest in: (a) substantially all the shares of CEMEX México, S.A. de C.V., CEMEX Operaciones México, S.A. de C.V, New Sunward Holding B.V., CEMEX Trademarks Holding Ltd. and CEMEX España, S.A. (the “Collateral”); and (b) all proceeds of such Collateral.

In addition to the restrictions mentioned above, and subject in each case to the permitted negotiated amounts and other exceptions, CEMEX is also subject to a number of negative covenants that, among other things, restrict or limit its ability to: (i) create liens; (ii) incur additional debt; (iii) change CEMEX’s business or the business of any obligor or material subsidiary (in each case, as defined in the Credit Agreement and the Facilities Agreement); (iv) enter into mergers; (v) enter into agreements that restrict its subsidiaries’ ability to pay dividends or repay intercompany debt; (vi) acquire assets; (vii) enter into or invest in joint venture agreements; (viii) dispose of certain assets; (ix) grant additional guarantees or indemnities; (x) declare or pay cash dividends or make share redemptions; (xi) enter into certain derivatives transactions; and (xii) exercise any call option in relation to any perpetual bonds CEMEX issues unless the exercise of the call options does not have a materially negative impact on its cash flow. The Credit Agreement contains a number of affirmative covenants that, among other things, require CEMEX to provide periodic financial information to its lenders. However, a number of those covenants and restrictions will automatically cease to apply or become less restrictive if CEMEX so elects when (i) CEMEX’s Leverage Ratio (as defined hereinafter) for the two most recently completed quarterly testing periods is less than or equal to 4.0 times; and (ii) no default under the Credit Agreement is continuing. At that point the Leverage Ratio must not exceed 4.25 times. Restrictions that will cease to apply when CEMEX satisfies such conditions include the capital expenditure limitations mentioned above and several negative covenants, including limitations on CEMEX’s ability to declare or pay cash dividends and distributions to shareholders, limitations on CEMEX’s ability to repay existing financial indebtedness, certain asset sale restrictions, certain mandatory prepayment provisions, and restrictions on exercising call options in relation to any perpetual bonds CEMEX issues. At such time, several baskets and caps relating to negative covenants will also increase, including permitted financial indebtedness, permitted guarantees and limitations on liens. However, CEMEX cannot assure that it will be able to meet the conditions for these restrictions to cease to apply prior to the final maturity date under the Credit Agreement.

In addition, the Credit Agreement, and previously the Facilities Agreement, contains events of default, some of which may be outside of CEMEX’s control. As of December 31, 2015, CEMEX is not aware of any event of default. CEMEX cannot assure that it will be able to comply with the restrictive covenants and limitations contained in the Credit Agreement. CEMEX’s failure to comply with such covenants and limitations could result in an event of default, which could materially and adversely affect CEMEX’s business and financial condition.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Financial Covenants

The Credit Agreement and previously the Facilities Agreement requires CEMEX the compliance with financial ratios, which mainly include: a) the consolidated ratio of debt to Operating EBITDA (the “Leverage Ratio”); and b) the consolidated ratio of Operating EBITDA to interest expense (the “Coverage Ratio”). These financial ratios are calculated according to the formulas established in the debt contracts using the consolidated amounts under IFRS.

CEMEX must comply with a Coverage Ratio and a Leverage Ratio for each period of four consecutive fiscal quarters as follows:

Period	Coverage Ratio	Period	Leverage Ratio
For the period ending on December 31, 2012 up to and including the period ending on September 30, 2014	> = 1.50	For the period ending on December 31, 2012 up to and including the period ending on December 31, 2013	< = 7.00
For the period ending on December 31, 2014 up to and including the period ending on September 30, 2015	> = 1.75	For the period ending on September 30, 2014	< = 6.75
		For the period ending on December 31, 2014 up to and including the period ending on March 31, 2015	< = 6.50
		For the period ending on June 30, 2015 up to and including the period ending on March 31, 2016	< = 6.00
For the period ending on December 31, 2015 up to and including the period ending on March 31, 2016	> = 1.85	For the period ending on June 30, 2016 up to and including the period ending on September 30, 2016	< = 5.75
		For the period ending on December 31, 2016 up to and including the period ending on March 31, 2017	< = 5.50
For the period ending on June 30, 2016 up to and including the period ending on September 30, 2016	> = 2.00	For the period ending on June 30, 2017 up to and including the period ending on September 30, 2017	< = 5.25
		For the period ending on December 31, 2017 up to and including the period ending on March 31, 2018	< = 5.00
For the period ending on December 31, 2016 and each subsequent reference period	> = 2.25	For the period ending on June 30, 2018 up to and including the period ending on September 30, 2018	< = 4.50
		For the period ending on December 31, 2018 up to and including the period ending on March 31, 2019	< = 4.25
		For the period ending on June 30, 2019 and each subsequent reference period	< = 4.00

CEMEX’s ability to comply with these ratios may be affected by economic conditions and volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets. For the compliance periods ended as of December 31, 2015, 2014 and 2013, taking into account the Credit Agreement, the Facilities Agreement and the Financing Agreement, as applicable, CEMEX was in compliance with the financial covenants imposed by its debt contracts. The main consolidated financial ratios as of December 31, 2015, 2014 and 2013 were as follows:

		Consolidated financial ratios
		2015	2014	2013
Leverage ratio [1,2]	Limit	=< 6.00	=< 6.50	=< 7.00
	Calculation	5.21	5.19	5.49

Coverage ratio [3]	Limit	=> 1.85	=> 1.75	> 1.50
	Calculation	2.61	2.34	2.11

1	The leverage ratio is calculated in pesos by dividing “Funded debt” by pro forma Operating EBITDA for the last twelve months as of the calculation date. Funded debt equals debt, as reported in the balance sheet excluding finance leases, components of liability of convertible subordinated notes, plus perpetual debentures and guarantees, plus or minus the fair value of derivative financial instruments, as applicable, among other adjustments
2	Pro forma Operating EBITDA represents, all calculated in pesos, Operating EBITDA for the last twelve months as of the calculation date, plus the portion of Operating EBITDA referring to such twelve-month period of any significant acquisition made in the period before its consolidation in CEMEX, minus Operating EBITDA referring to such twelve-month period of any significant disposal that had already been liquidated.
3	The coverage ratio is calculated in pesos using the amounts from the financial statements, by dividing the pro forma operating EBITDA by the financial expense for the last twelve months as of the calculation date. Financial expense includes interest accrued on the perpetual debentures.

CEMEX will classify all of its outstanding debt as current debt in its balance sheet if: 1) as of any measurement date CEMEX fails to comply with the aforementioned financial ratios; or 2) the cross default clause that is part of the Credit Agreement is triggered by the provisions contained therein; 3) as of any date prior to a subsequent measurement date CEMEX expects not to be in compliance with such financial ratios in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) a signed refinancing agreement to refinance the relevant debt on a long-term basis. Moreover, concurrent with the aforementioned classification of debt in the short-term, the noncompliance of CEMEX with the financial ratios agreed upon pursuant to the Credit Agreement or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures upon CEMEX’s lenders’ request, they would call for the acceleration of payments due under the Credit Agreement. That scenario will have a material adverse effect on CEMEX’s liquidity, capital resources and financial position.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

16B) OTHER FINANCIAL OBLIGATIONS

As of December 31, 2015 and 2014, other financial obligations in the consolidated balance sheet are detailed as follows:

	2015			2014
	Short-term	Long-term	Total	Short-term	Long-term	Total
I. Convertible subordinated notes due 2020	—	8,569	8,569	—	—	—
II. Convertible subordinated notes due 2018	$—	10,826	10,826	$—	8,891	8,891
II. Convertible subordinated notes due 2016	6,007	—	6,007	—	13,642	13,642
III. Convertible subordinated notes due 2015	—	—	—	2,983	—	2,983
IV. Mandatory convertible securities 2019	239	961	1,200	206	1,194	1,400
V. Liabilities secured with accounts receivable	9,071	1,430	10,501	8,063	1,700	9,763
VI. Capital Leases	270	1,482	1,752	260	1,656	1,916

	$15,587	23,268	38,855	$11,512	27,083	38,595

Financial instruments convertible into CEMEX’s shares contain components of liability and equity, which are recognized differently depending upon the currency in which the instrument is denominated and the functional currency of the issuer (note 2F).

I. Optional convertible subordinated notes due 2020

During 2015, the Parent Company issued US$521 ($8,977) aggregate principal amount of 3.72% convertible subordinated notes due in March 2020 (the “2020 Convertible Notes”). The 2020 Convertible Notes were issued: a) US$200 as a result of the exercise in March 13, 2015 of US$200 notional amount of Contingent Convertible Units (“CCUs”) (described below), and b) US$321 as a result of the exchange with certain institutional investors in May 21, 2015, which together with early conversions, resulted in a total of approximately US$626 aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Convertible Notes”) held by such investors and the issuance and delivery by CEMEX of an estimated 42 million ADSs, which included a number of additional ADSs issued to the holders as non-cash inducement premiums. The 2020 Convertible Notes, which are subordinated to all of CEMEX’s liabilities and commitments, are convertible into a fixed number of CEMEX’s ADSs at any time at the holder’s election and are subject to antidilution adjustments. The difference at the exchange date between the fair value of the 2016 Convertible Notes and the 42 million ADSs against the fair value of the 2020 Convertible Notes, represented a loss of approximately $365 recognized in 2015 as part of other financial (expense) income, net. As of December 31, 2015, the conversion price per ADS was approximately 11.90 dollars. The aggregate fair value of the conversion option as of the issuance dates which amounted to approximately $199 was recognized in other equity reserves. After antidilution adjustments, the conversion rate as of December 31, 2015 was 84.0044 ADS per each 1 thousand dollars principal amount of such notes.

II. Optional convertible subordinated notes due in 2016 and 2018

On March 15, 2011, CEMEX, S.A.B. de C.V. closed the offering of US$978 ($11,632) aggregate principal amount of the 2016 Convertible Notes and US$690 ($8,211) principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Convertible Notes”). The notes are subordinated to all of CEMEX’s liabilities and commitments. The notes are convertible into a fixed number of CEMEX’s ADSs, and are subject to antidilution adjustments. As of December 31, 2015 and 2014, the conversion price per ADS was approximately 9.27 dollars and 9.65 dollars, respectively. After antidilution adjustments, the conversion rate as of December 31, 2015 and 2014 was 107.8211 ADS and 103.6741 ADS, respectively, per each 1 thousand dollars principal amount of such notes. Concurrent with the offering, a portion of the net proceeds from this transaction were used to fund the purchase of capped call options, which are generally expected to reduce the potential dilution cost to CEMEX upon the potential conversion of such notes (note 16D). After the exchange of notes described in the paragraph above, as of December 31, 2015, US$352 of the 2016 Convertible Notes due in March 2016 remain outstanding.

III. Optional convertible subordinated notes due in 2015

On March 30, 2010, CEMEX, S.A.B. de C.V. issued US$715 ($8,837) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015 (the “2015 Convertible Notes”), which were subordinated to all of CEMEX’s liabilities and commitments, and were convertible into a fixed number of CEMEX’s ADSs, at the holder’s election considering antidilution adjustments. As described above, in March 2015 CEMEX repaid at maturity the remaining balance of these notes. As of December 31, 2014, the conversion price per ADS was approximately 11.18 dollars. After antidilution adjustments, the conversion rate as of December 31, 2014 was 89.4729 ADS, per each 1 thousand dollars principal amount of such notes. Concurrent with the offering, a portion of the proceeds were used to enter into a capped call transaction that was expected to generally reduce the potential dilution cost to CEMEX upon the potential conversion of the notes (note 16D).

On several dates during 2014, CEMEX agreed with certain institutional holders the early conversion of approximately US$511 in aggregate principal amount of the 2015 Convertible Notes in exchange for approximately 50.4 million ADSs, which included the number of additional ADSs issued to the holders as non-cash inducement premiums. As a result of the early conversion agreements the liability component of the converted notes of approximately $6,483, was reclassified from other financial obligations to other equity reserves. In addition, considering the issuance of shares, CEMEX increased common stock for $4 and additional paid-in capital for $8,037 against other equity reserves, and recognized expense for the inducement premiums of approximately $957, representing the fair value of the ADSs at the issuance dates, in the statement of operations in 2014 within “Other financial (expense) income, net.” As of December 31, 2014, the outstanding principal amount of the 2015 Convertible notes was of approximately US$204.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Other financial obligations – continued

On October 3, 2014, pursuant to a private offer, CEMEX, S.A.B. de C.V issued US$200 ($2,948) “CCUs” in connection with the 2015 Convertible Notes, by means of which, in exchange for monthly payments by CEMEX to the holders of the CCUs at the annual rate of 3.0% on the notional amount, CEMEX secured the refinancing for any of the 2015 Convertible Notes that would mature without conversion up to US$200 of the principal amount. Based on the contract of the CCUs, the holders invested the US$200 in treasury bonds of the United States, and irrevocably agreed that such investment would be applied, if necessary, in March 2015, to subscribe new convertible notes of the Parent Company for up to US$200. As previously mentioned, in March 13, 2015, CEMEX exercised the CCUs and issued US$200 aggregate principal amount of the 2020 Convertible Notes to the holders of such CCUs. CEMEX used the proceeds from the exercise of CCUs and the corresponding issuance of US$200 of the 2020 Convertible Notes to partially repay at their maturity in March 15, 2015, US$204 of the remaining aggregate principal amount of the 2015 Convertible Notes described above.

IV. Mandatorily convertible securities due in 2019

In December 2009, CEMEX, S.A.B. de C.V. completed an exchange offer of debt into mandatorily convertible securities in pesos for approximately US$315 ($4,126) with maturity in 2019 and annual rate of 10% (the “2019 Mandatorily Convertible Securities”). Reflecting antidilution adjustments, the notes will be converted at maturity or earlier if the price of the CPO reaches approximately $29.50 into approximately 210 million CPOs at a conversion price of approximately $19.66 per CPO. During their tenure, holders have an option to voluntarily convert their securities, on any interest payment date into CPOs. Considering the currency in which the notes are denominated and the functional currency of the Parent Company’s financing division (note 2D) the conversion option embedded in these securities is treated as a stand-alone derivative liability at fair value through the statement of operations, recognizing an initial effect of $365. Changes in fair value of the conversion option generated gains for approximately US$18 ($310) in 2015, gains of approximately US$11($159) in 2014 and losses of approximately US$10 ($135) in 2013.

V. Liabilities secured with accounts receivable

As mentioned in note 9, as of December 31, 2015 and 2014, CEMEX maintained securitization programs for the sale of trade accounts receivable established in Mexico, the United States, France and the United Kingdom, by means of which, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, considering that CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable, the funded amounts of the trade receivables sold are recognized in “Other financial obligations”, and the receivables sold are maintained in the balance sheet.

VI. Capital leases

CEMEX has several operating and administrative assets, including buildings and mobile equipment, under capital lease contracts. Future payments associated with these contracts are presented in note 23E.

16C) FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial assets and liabilities

The carrying amounts of cash, trade accounts receivable, other accounts receivable, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash equivalents and certain long-term investments are recognized at fair value, considering to the extent available, quoted market prices for the same or similar instruments. The estimated fair value of CEMEX’s long-term debt is level 2, and is either based on estimated market prices for such or similar instruments, considering interest rates currently available for CEMEX to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to CEMEX.

As of December 31, 2015 and 2014, the carrying amounts of financial assets and liabilities and their respective fair values were as follows:

	2015		2014
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Derivative instruments (notes 13B and 16D)	$869	869	$4,816	4,816
Other investments and non-current accounts receivable (note 13B)	5,680	5,537	5,501	5,252

	$6,549	6,406	$10,317	10,068

Financial liabilities
Long-term debt (note 16A)	$229,125	220,662	$191,327	200,366
Other financial obligations (note 16B)	23,268	24,863	27,083	37,329
Derivative instruments (notes 16D and 17)	178	178	413	413

	$252,571	245,703	$218,823	238,108

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Fair Value Hierarchy

As of December 31, 2015 and 2014, assets and liabilities carried at fair value in the consolidated balance sheets are included in the following fair value hierarchy categories:

2015	Level 1		Level 2	Level 3	Total
Assets measured at fair value	$
Derivative instruments (notes 13B and 16D)		—	869	—	869
Investments available-for-sale (note 13B)		632	—	—	632
Investments held for trading (note 13B)		—	317	—	317

		$632	1,186	—	1,818
Liabilities measured at fair value
Derivative instruments (notes 16D and 17)		$—	178	—	178

2014	Level 1		Level 2	Level 3	Total
Assets measured at fair value	$
Derivative instruments (notes 13B and 16D)		—	4,816	—	4,816
Investments available-for-sale (note 13B)		246	—	—	246
Investments held for trading (note 13B)		—	322	—	322

		$246	5,138	—	5,384

Liabilities measured at fair value
Derivative instruments (notes 16D and 17)		$—	413	—	413

16D) DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, in compliance with the guidelines established by its Risk Management Committee and the restrictions set forth by its debt agreements, CEMEX held interest rate swaps, as well as forward contracts and other derivative instruments on CEMEX, S.A.B. de C.V.’s own CPOs and/or ADSs and third parties’ shares, with the objective of, as the case may be: a) changing the risk profile associated with the price of raw materials and other energy projects; and b) other corporate purposes. As of December 31, 2015 and 2014, the notional amounts and fair values of CEMEX’s derivative instruments were as follows:

	2015			2014
(U.S. dollars millions)	Notional amount		Fair value	Notional amount	Fair value
I. Interest rate swaps	US$	157	28	165	33
II. Equity forwards on third party shares		24	6	27	—
III. Options on the Parent Company’s own shares		1,145	12	1,668	266
IV. Foreign exchange forward contracts		173	(1)	—	—

	US$	1,499	45	1,860	299

The fair values determined by CEMEX for its derivative financial instruments are Level 2. There is no direct measure for the risk of CEMEX or its counterparties in connection with the derivative instruments. Therefore, the risk factors applied for CEMEX’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of CEMEX and its counterparties.

The caption “Other financial (expense) income, net” includes gains and losses related to the recognition of changes in fair values of the derivative instruments during the applicable period and that represented net losses of $2,981 (US$173) and of $679 (US$46) in 2015 and 2014, respectively, and a gain of $2,126 (US$163) in 2013. As of December 31, 2014, pursuant to net balance settlement agreements, existed cash deposits in margin accounts that guaranteed obligations through derivative financial instruments were offset with the fair value of the derivative instruments for $206 (US$14).

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX’s overall exposure attributable to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts exchanged by the parties, and consequently, there is no direct measure of CEMEX’s exposure to the use of these derivatives. The amounts exchanged are determined based on the basis of the notional amounts and other terms included in the derivative instruments.

I. Interest rate swap contracts

As of December 31, 2015 and 2014, CEMEX had an interest rate swap maturing in September 2022 associated with an agreement entered into by CEMEX for the acquisition of electric energy in Mexico, which fair value represented assets of approximately US$28 ($482) and US$33 ($486), respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, CEMEX will receive a fixed rate of 5.4% and will pay LIBOR. Changes in the fair value of this interest rate swap generated losses of US$4 ($69) in 2015, of US$1 ($3) in 2014 and US$16 ($207) in 2013, recognized in the statements of operations for each year.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Derivative financial instruments – continued

II. Equity forwards in third party shares

As of December 31, 2015 and 2014, CEMEX had a forward contract to be settled in cash maturing in October 2016 over the price, in both years, of 59.5 million CPOs of Axtel, a Mexican telecommunications company traded in the MSE. Changes in the fair value of this instrument generated gains of US$15 ($258) in 2015, losses of US$9 ($133) in 2014 and gains of US$6 ($76) in 2013 recognized in the statements of operations for each period. In October 2015, Axtel announced its merger with Alestra, a Mexican entity provider of information technology solutions and member of Alfa Group. The merger is expected to be effective beginning February 15, 2016. In connection with this merger, on January 6, 2016, CEMEX settled in cash the forward contract it maintained in shares of Axtel (note 26).

III. Options on the Parent Company’s own shares

On March 15, 2011, CEMEX, S.A.B. de C.V. entered into a capped call transaction, after antidilution adjustments, over approximately 173 million ADSs (101 million ADSs maturing in March 2016 and 72 million ADSs maturing in March 2018), in connection with the 2016 Convertible Notes and the 2018 Convertible Notes and to effectively increase the conversion price for CEMEX’s ADSs under such notes, by means of which, at maturity of the notes, if the market price per ADS is above the strike price of approximately 9.65 dollars, CEMEX will receive in cash the difference between the market price and the strike price, with a maximum appreciation per ADS of approximately 4.45 dollars for the 2016 Convertible Notes and 5.94 dollars for the 2018 Convertible Notes. CEMEX paid aggregate premiums of approximately US$222. As of December 31, 2015 and 2014, the fair value of such options represented an asset of approximately US$22 ($379) and US$294 ($4,335), respectively. Changes in the fair value of these instruments generated losses of US$228 ($3,928) in 2015, losses of US$65 ($962) in 2014 and gains of US$127 ($1,663) in 2013, recognized within “Other financial (expense) income, net” in the statements of operations. During 2015, CEMEX amended a portion of the capped calls relating to the 2016 Convertible Notes with the purpose of unwinding the position, as a result CEMEX received an aggregate amount of approximately US$44 ($758) in cash, equivalent to the unwind of 44.2% of the total notional amount of such capped call.

On March 30, 2010, CEMEX, S.A.B. de C.V. entered into a capped call transaction, after antidilution adjustments, over approximately 64 million ADSs maturing in March 2015, in connection with the 2015 Convertible Notes and to effectively increase the conversion price for CEMEX’s ADSs under such notes, by means of which, at maturity of the notes, if the market price per ADS was above the strike price of approximately 11.18 dollars, CEMEX would receive in cash the difference between the market price and the strike price, with a maximum appreciation per ADS of approximately 4.30 dollars. CEMEX paid a premium of approximately US$105. In January, 2014, CEMEX initiated a process to amend the terms of this capped call transaction, pursuant to which, using the then existing market valuation of the instrument, CEMEX received approximately 7.7 million zero-strike call options over a same number of ADSs. In July 2014, CEMEX amended the zero-strike call options to fix a minimum value of approximately US$94. As part of the amendment, CEMEX also retained the economic value of approximately 1 million ADSs. During December 2014, CEMEX further amended and unwound the zero-strike call options, monetizing the remainder value of the approximately 1 million ADSs it had retained, pursuant to which CEMEX received a total payment of approximately US$105. During 2014 and 2013, changes in the fair value of these options generated gains of approximately US$17 ($253) and US$36 ($465), respectively, which were recognized within “Other financial (expense) income, net” in the statements of operations.

In addition, in connection with the 2019 Mandatorily Convertible Securities (note 16B); that the securities are denominated in pesos and the functional currency of the Parent Company’s division that issued the securities is the dollar, CEMEX separated the conversion option embedded in such instruments and recognized it at fair value through profit or loss, which as of December 31, 2015 and 2014, resulted in a liability of US$10 ($178) and US$28 ($413), respectively. Changes in fair value generated gains of US$18 ($310) in 2015, gains of US$11 ($159) in 2014 and losses of US$10 ($135) in 2013.

IV. Foreign exchange forward contracts

As of December 31, 2015, CEMEX held foreign exchange forward contracts maturing in April 2016 for a notional amount of approximately US$173, negotiated to hedge financial risks associated with variations in foreign exchange rates of certain net investments in foreign subsidiaries which functional currencies are the Euro and the Dollar. As of December 31, 2015, the estimated fair value of these contracts resulted in a liability of approximately US$1 ($17). Changes in the fair value of this instrument, including the effects resulting from positions settled during the year, generated in 2015 gains of approximately US$26 ($448), recognized within “Other financial (expense) income, net” in the statements of operations.

During 2013, the notional amount of the guarantee CEMEX had granted for a notional amount of approximately US$360, in connection with put option transactions on CEMEX’s CPOs entered into by Citibank with a Mexican trust, was gradually unwound. Changes in fair value were recognized in the statements of operations within “Other financial (expense) income, net,” representing losses of US$22 ($284) in 2013.

Other derivative instruments

In addition to the table above, as of December 31, 2015, CEMEX had a forward contract with a notional amount of approximately US$16 ($276), negotiated to hedge the price of diesel fuel in the United Kingdom. By means of this contract, CEMEX fixed the fuel component of the market price of diesel over certain volume representing a portion of the estimated diesel consumption in such operations. This contract has been documented as a cash flow hedge of fuel consumption, and as such, changes in fair value are recognized through other comprehensive income. As of December 31, 2015, the fair value of this contract represented a liability of approximately US$3 ($52).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

16E) RISK MANAGEMENT

In recent years, with the exception of the capped call transactions entered into in March 2010 and March 2011 mentioned above (notes 16B and 16D), CEMEX has significantly decreased its use of derivatives instruments related to debt, both currency and interest rate derivatives, thereby reducing the risk of cash margin calls. In addition, the Credit and the Facilities Agreement significantly restrict CEMEX’s ability to enter into certain derivative transactions.

Credit risk

Credit risk is the risk of financial loss faced by CEMEX if a customer or counterpart of a financial instrument does not meet its contractual obligations and originates mainly from trade accounts receivable. As of December 31, 2015 and 2014, the maximum exposure to credit risk is represented by the balance of financial assets. Management has developed policies for the authorization of credit to customers. The exposure to credit risk is monitored constantly according to the behavior of payment of the debtors. Credit is assigned on a customer-by-customer basis and is subject to assessments which consider the customers’ payment capacity, as well as past behavior regarding due dates, balances past due and delinquent accounts. In cases deemed necessary, CEMEX’s management requires guarantees from its customers and financial counterparties with regard to financial assets.

The Company’s management has established a policy of low risk which analyzes the creditworthiness of each new client individually before offering the general conditions of payment terms and delivery, the review includes external ratings, when references are available, and in some cases bank references. Threshold of purchase limits are established for each client, which represent the maximum purchase amounts that require different levels of approval. Customers that do not meet the levels of solvency requirements imposed by CEMEX can only carry out transactions by paying cash in advance. As of December 31, 2015, considering CEMEX’s best estimate of potential losses based on an analysis of age and considering recovery efforts, the allowance for doubtful accounts was $1,999.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates, which only affects CEMEX’s results if the fixed-rate long-term debt is measured at fair value. All of CEMEX’s fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. CEMEX’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates. As of December 31, 2015 and 2014, CEMEX was subject to the volatility of floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and the results for the period. CEMEX manages its interest rate risk by balancing its exposure to fixed and variable rates while attempting to reduce its interest costs.

As of December 31, 2015 and 2014, approximately 27% and 29%, respectively, of CEMEX’s long-term debt was denominated in floating rates at a weighted average interest rate of LIBOR plus 367 basis points in 2015 and 428 basis points in 2014. As of December 31, 2015 and 2014, if interest rates at that date had been 0.5% higher, with all other variables held constant, CEMEX’s net income for 2015 would have reduced by approximately US$18 ($312) and CEMEX’s net loss for 2014 would have increased by approximately US$2 ($32), as a result of higher interest expense on variable rate denominated debt. This analysis does not include the interest rate swaps held by CEMEX during 2015 and 2014.

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. CEMEX’s exposure to the risk of changes in foreign exchange rates relates primarily to its operating activities. Due to its geographic diversification, CEMEX’s revenues and costs are generated and settled in various countries and in different currencies. For the year ended December 31, 2015, approximately 20% of CEMEX’s net sales, before eliminations resulting from consolidation, were generated in Mexico, 26% in the United States, 8% in the United Kingdom, 3% in Germany, 5% in France, 4% in the Rest of Northern Europe region, 3% in Spain, 3% in Egypt, 4% in the Rest of Mediterranean region, 5% in Colombia, 8% in the Rest of South America and the Caribbean region, 4% in Asia and 7% in CEMEX’s other operations.

Foreign exchange gains and losses occur by monetary assets or liabilities in a currency different from its functional currency, and are recorded in the consolidated statements of operations, except for exchange fluctuations associated with foreign currency indebtedness directly related to the acquisition of foreign entities and related parties’ long-term balances denominated in foreign currency, for which are reported in the statement of other comprehensive income (loss). As of December 31, 2015 and 2014, excluding from the sensitivity analysis the impact of translating the net assets of foreign operations into CEMEX’s reporting currency, considering a hypothetic 10% strengthening of the U.S. dollar against the Mexican peso, with all other variables held constant, CEMEX’s net loss for 2015 and 2014 would have increased by approximately US$232 ($3,998) and US$216 ($3,186), respectively, as a result of higher foreign exchange losses on CEMEX’s dollar-denominated net monetary liabilities held in consolidated entities with other functional currencies. Conversely, a hypothetic 10% weakening of the U.S. dollar against the Mexican peso would have the opposite effect.

As of December 31, 2015, approximately 82% of CEMEX’s financial debt was Dollar-denominated, approximately 18% was Euro-denominated, less than 1% was Peso-denominated and immaterial amounts were denominated in other currencies; therefore, CEMEX had a foreign currency exposure arising from the Dollar-denominated financial debt, and the Euro-denominated financial debt, versus the currencies in which CEMEX’s revenues are settled in most countries in which it operates. CEMEX cannot guarantee that it will generate sufficient revenues in Dollars and Euros from its operations to service these obligations. As of December 31, 2015 and 2014, CEMEX had not implemented any derivative financing hedging strategy to address this foreign currency risk.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Foreign currency risk – continued

As of December 31, 2015 and 2014, CEMEX’s consolidated net monetary assets (liabilities) by currency are as follows:

	2015
	Mexico	USA	Northern Europe	Mediterranean	SAC	Asia	Others	Total
Monetary assets	$13,418	10,266	13,058	9,616	5,646	2,346	7,748	62,098
Monetary liabilities	12,690	22,593	33,583	11,592	6,697	2,789	268,058	358,002

Net monetary assets (liabilities)	$728	(12,327)	(20,525)	(1,976)	(1,051)	(443)	(260,310)	(295,904)

Out of which:
Dollars	$(69)	(12,334)	—	58	604	188	(187,553)	(199,106)
Pesos	797	9	—	—	—	—	(29,407)	(28,601)
Euros	—	—	(7,874)	(1,790)	—	—	(45,183)	(54,847)
Other currencies	—	(2)	(12,651)	(244)	(1,655)	(631)	1,833	(13,350)

	$728	(12,327)	(20,525)	(1,976)	(1,051)	(443)	(260,310)	(295,904)

	2014
	Mexico	USA	Northern Europe	Mediterranean	SAC	Asia	Others	Total
Monetary assets	$15,565	8,319	15,954	7,315	5,245	2,126	8,677	63,201
Monetary liabilities	12,389	14,876	32,619	9,336	5,839	2,251	269,141	346,451

Net monetary assets (liabilities)	$3,176	(6,557)	(16,665)	(2,021)	(594)	(125)	(260,464)	(283,250)

Out of which:
Dollars	$(136)	(6,560)	—	10	598	111	(193,772)	(199,749)
Pesos	3,312	3	—	—	—	—	(35,141)	(31,826)
Euros	—	—	(4,155)	(2,178)	(25)	—	(42,685)	(49,043)
Other currencies	—	—	(12,510)	147	(1,167)	(236)	11,134	(2,632)

	$3,176	(6,557)	(16,665)	(2,021)	(594)	(125)	(260,464)	(283,250)

Equity risk

Equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in the market price of CEMEX’s and/or third party’s shares. As described in note 16D, CEMEX has entered into equity forward contracts on Axtel CPOs, as well as capped call options based on the price of CEMEX’s own ADSs. Under these equity derivative instruments, there is a direct relationship in the change in the fair value of the derivative with the change in price of the underlying share. All changes in fair value of such derivative instruments are recognized in profit or loss as part of “Other financial (expense) income, net.” A significant decrease in the market price of CEMEX’s ADSs would negatively affect CEMEX’s liquidity and financial position.

As of December 31, 2015 and 2014, the potential change in the fair value of CEMEX’s forward contracts in Axtel’s shares that would result from a hypothetical, instantaneous decrease of 10% in the market price of Axtel’s CPO, with all other variables held constant, CEMEX’s net income for 2015 would have reduced in approximately US$3 ($51) and CEMEX’s net loss for 2014 would have increased by approximately US$1 ($15), as a result of additional negative changes in fair value associated with such forward contracts. A 10% hypothetical increase in the Axtel CPO price would generate approximately the opposite effects.

As of December 31, 2015 and 2014, the potential change in the fair value of CEMEX’s options (capped calls) that would result from a hypothetical, instantaneous decrease of 10% in the market price of CEMEX’s ADSs, with all other variables held constant, CEMEX’s net income for 2015 would have reduced in approximately US$8 ($137) and CEMEX’s net loss for 2014 would have increased by approximately US$73 ($1,076), as a result of additional negative changes in fair value associated with these contracts. A 10% hypothetical increase in CEMEX’s ADS price would generate approximately the opposite effect.

In addition, even though the changes in fair value of CEMEX’s embedded conversion option in the Mandatorily Convertible Notes 2019 denominated in a currency other than the functional issuer’s currency affect the statements of operations, they do not imply any risk or variability in cash flows, considering that through their exercise, CEMEX will settle a fixed amount of debt with a fixed amount of shares. As of December 31, 2015 and 2014, the potential change in the fair value of the embedded conversion options in the Mandatorily Convertible Notes 2019 that would result from a hypothetical, instantaneous decrease of 10% in the market price of CEMEX’s CPOs, with all other variables held constant, would have increased CEMEX’s net income for 2015 by approximately US$3 ($47) and would have decreased CEMEX’s net loss for 2014 by approximately US$8 ($113), as a result of additional positive changes in fair value associated with this option. A 10% hypothetical increase in the CEMEX CPO price would generate approximately the opposite effect.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Liquidity risk

Liquidity risk is the risk that CEMEX will not have sufficient funds available to meet its obligations. In addition to cash flows provided by its operating activities, in order to meet CEMEX’s overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, CEMEX relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. CEMEX is exposed to risks from changes in foreign currency exchange rates, prices and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which it operates, any one of which may materially affect CEMEX’s results and reduce cash from operations. The maturities of CEMEX’s contractual obligations are included in note 23E. As of December 31, 2015, CEMEX has approximately US$735 ($12,664) available in its committed revolving credit tranche under its Credit Agreement (note 16A).

As of December 31, 2015 and 2014, the potential requirement for additional margin calls under our different commitments is not significant.

17) OTHER CURRENT AND NON-CURRENT LIABILITIES

As of December 31, 2015 and 2014, consolidated other current accounts payable and accrued expenses were as follows:

	2015	2014
Provisions [1]	$10,438	10,341
Interest payable	3,421	3,106
Advances from customers	2,606	2,595
Other accounts payable and accrued expenses	4,304	2,392
Liabilities held for sale (note 15B)	—	1,611

	$20,769	20,045

1	Current provisions primarily consist of accrued employee benefits, insurance payments, and accruals for legal assessments, among others. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

As of December 31, 2015 and 2014, consolidated other non-current liabilities were as follows:

	2015	2014
Asset retirement obligations [1]	$7,036	7,630
Accruals for legal assessments and other responsibilities [2]	2,984	3,499
Non-current liabilities for valuation of derivative instruments	178	413
Environmental liabilities [3]	827	365
Other non-current liabilities and provisions [4]	3,849	19,584

	$14,874	31,491

1	Provisions for asset retirement include future estimated costs for demolition, cleaning and reforestation of production sites at the end of their operation, which are initially recognized against the related assets and are depreciated over their estimated useful life.
2	Provisions for legal claims and other responsibilities include items related to tax contingencies.
3	Environmental liabilities include future estimated costs arising from legal or constructive obligations, related to cleaning, reforestation and other remedial actions to remediate damage caused to the environment. The expected average period to settle these obligations is greater than 15 years.
4	As of December 31, 2015 and 2014, includes approximately $3,131 and $16,264, respectively, of the non-current portion of taxes payable recognized since 2009 as a result of the changes to the tax consolidation regime in Mexico approved in 2009 and 2013 as described in note 19D. Approximately $840 and $5,165 as of December 31, 2015 and 2014 respectively, were included within current taxes payable.

Changes in consolidated other non-current liabilities for the years ended December 31, 2015 and 2014, were as follows:

	2015
	Asset retirement obligations	Environmental liabilities	Accruals for legal proceedings	Valuation of derivative instruments	Other Provisions	Total	2014
Balance at beginning of period	$7,630	365	3,499	413	29,925	41,832	45,277
Business combinations	46	44	—	—	539	629	—
Additions or increase in estimates	345	67	1	53	45,942	46,408	19,892
Releases or decrease in estimates	(770)	(42)	(944)	(304)	(65,544)	(67,604)	(29,969)
Reclassifications	(135)	99	(6)	—	(3,712)	(3,754)	(17)
Accretion expense	—	—	—	—	(904)	(904)	(875)
Foreign currency translation	(80)	294	434	69	7,988	8,705	7,524

Balance at the end of period	$7,036	827	2,984	231	14,234	25,312	41,832

Out of which:
Current provisions	$—	—	—	53	10,385	10,438	10,341

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

18) PENSIONS AND POSTRETIREMENT EMPLOYEE BENEFITS

Defined contribution pension plans

The costs of defined contribution plans for the years ended December 31, 2015, 2014 and 2013 were approximately $706, $497 and $455, respectively. CEMEX contributes periodically the amounts offered by the pension plan to the employee’s individual accounts, not retaining any remaining liability as of the balance sheet date.

Defined benefit pension plans

Actuarial results related to pension and other post retirement benefits are recognized in the results and/or in “Other comprehensive income (loss) for the period” in which they are generated, as correspond. For the years ended December 31, 2015, 2014 and 2013, the effects of pension plans and other postretirement benefits are summarized as follows:

	Pensions			Other benefits			Total
Net period cost (revenue):	2015	2014	2013	2015	2014	2013	2015	2014	2013
Recorded in operating costs and expenses
Service cost	$128	108	111	30	32	30	158	140	141
Past service cost	12	4	(40)	(20)	—	(90)	(8)	4	(130)
Loss (gain) for settlements and curtailments	—	—	(18)	(13)	(110)	—	(13)	(110)	(18)

	140	112	53	(3)	(78)	(60)	137	34	(7)

Recorded in other financial expenses
Net interest cost	596	527	516	56	54	67	652	581	583

Recorded in other comprehensive income (loss) for the period
Actuarial (gains) losses for the period	872	3,014	727	(124)	(13)	(341)	748	3,001	386

	$1,608	3,653	1,296	(71)	(37)	(334)	1,537	3,616	962

The reconciliations of the actuarial benefits obligations, pension plan assets, and liabilities recognized in the balance sheet as of December 31, 2015 and 2014 are presented as follows:

	Pensions		Other benefits		Total
	2015	2014	2015	2014	2015	2014
Change in benefits obligation:
Projected benefit obligation at beginning of year	$40,285	35,089	1,321	1,357	41,606	36,446
Service cost	128	109	30	38	158	147
Interest cost	1,561	1,529	58	62	1,619	1,591
Actuarial (gains) losses for the period	(693)	3,714	(129)	2	(822)	3,716
Reduction for disposal of assets (note 15B)	(196)	(421)	(161)	—	(357)	(421)
Settlements and curtailments	—	—	(13)	(110)	(13)	(110)
Plan Amendments	12		(20)		(8)
Benefits paid	(2,186)	(1,811)	(60)	(77)	(2,246)	(1,888)
Foreign currency translation	3,829	2,076	74	49	3,903	2,125

Projected benefit obligation at end of year	42,740	40,285	1,100	1,321	43,840	41,606

Change in plan assets:
Fair value of plan assets at beginning of year	24,698	22,349	27	24	24,725	22,373
Return on plan assets	965	1,000	2	2	967	1,002
Actuarial results	(1,565)	690	(5)	1	(1,570)	691
Employer contributions	1,031	982	60	77	1,091	1,059
Reduction for disposal of assets (note 15B)	(79)	(85)	—	—	(79)	(85)
Benefits paid	(2,186)	(1,811)	(60)	(77)	(2,246)	(1,888)
Foreign currency translation	2,683	1,573	—	—	2,683	1,573

Fair value of plan assets at end of year	25,547	24,698	24	27	25,571	24,725

Amounts recognized in the balance sheets:
Net projected liability recognized in the balance sheet	$17,193	15,587	1,076	1,294	18,269	16,881

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Pensions and postretirement employee benefits – continued

Most CEMEX’s defined benefit plans have been closed to new participants for several years. Actuarial losses during 2014 were mainly generated by a reduction in the discount rates applicable to the obligations at the end of the period in the United Kingdom, Germany and the United States, and to a lesser extent by the increase in the expected life assumption in the United States.

As of December 31, 2015 and 2014, plan assets were measured at their estimated fair value and consisted of:

	2015	2014
Cash	$1,533	1,682
Investments in corporate bonds	3,511	2,731
Investments in government bonds	9,275	8,788

Total fixed-income securities	14,319	13,201

Investment in marketable securities	6,944	7,137
Other investments and private funds	4,308	4,387

Total variable-income securities	11,252	11,524

Total plan assets	$25,571	24,725

As of December 31, 2015 and 2014, based on the hierarchy of fair values (note 2F), investments in plan assets are summarized as follows:

	2015				2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash	$649	884	—	1,533	1,569	113	—	1,682
Investments in corporate bonds	896	2,615	—	3,511	2,099	632	—	2,731
Investments in government bonds	153	9,122	—	9,275	8,788	—	—	8,788

Total fixed-income securities	1,698	12,621	—	14,319	12,456	745	—	13,201

Investment in marketable securities	1,503	5,441	—	6,944	5,547	1,590	—	7,137
Other investments and private funds	618	3,244	446	4,308	1,773	2,586	28	4,387

Total variable-income securities	2,121	8,685	446	11,252	7,320	4,176	28	11,524

Total plan assets	$3,819	21,306	446	25,571	19,776	4,921	28	24,725

As of December 31, 2015, estimated payments for pensions and other postretirement benefits over the next ten years were as follows:

2015
2016	2,532
2017	2,536
2018	2,571
2019	2,636
2020	2,554
2021 - 2025	14,189

The most significant assumptions used in the determination of the net periodic cost were as follows:

	2015				2014
		United	United	Range of rates in		United	United	Range of rates in
	Mexico	States	Kingdom	other countries	Mexico	States	Kingdom	other countries
Discount rates	6.8%	4.0%	3.7%	1.2%-6.8%	5.5%	4.8%	4.4%	2.3%-7.5%
Rate of return on plan assets	6.8%	4.0%	3.7%	1.2%-6.8%	5.5%	4.8%	4.4%	2.3%-7.5%
Rate of salary increases	4.0%	—	3.1%	1.5%-5.0%	4.0%	—	3.4%	2.0%-5.0%

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Pensions and postretirement employee benefits – continued

As of December 31, 2015 and 2014, the aggregate projected benefit obligation (“PBO”) for pension plans and other postretirement benefits and the plan assets by country were as follows:

	2015			2014
	PBO	Assets	Deficit	PBO	Assets	Deficit
Mexico	$3,699	538	3,161	3,760	799	2,961
United States	5,988	3,552	2,436	5,501	3,569	1,932
United Kingdom	27,522	20,042	7,480	25,635	18,953	6,682
Germany	3,700	205	3,495	3,634	196	3,438
Other countries	2,931	1,234	1,697	3,076	1,208	1,868

	$43,840	25,571	18,269	41,606	24,725	16,881

In some countries, CEMEX has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2015 and 2014, the projected benefits obligation related to these benefits was approximately $786 and $842, respectively. The medical inflation rates used to determine the projected benefits obligation of these benefits in 2015 and 2014 for Mexico were 7.0% in both periods, for Puerto Rico 4.5% and 4.7%, respectively, and for the United Kingdom were 6.6% in both periods. Eligibility for retiree medical in the United States has been terminated for all new employees on December 31, 2014, and remaining participants are under a capped group and future health care cost trend rates are not applicable. The medical inflation rate for 2014 in the United States was 4.4%.

Significant events related to employees’ pension benefits and other postretirement benefits

During 2015, CEMEX in the United States terminated the retiree medical coverage for certain participants not yet retired. In addition, during 2014, CEMEX in the United States terminated the retiree medical and life insurance coverage for most new retirees, and changed the existing retirees program effective January 1, 2015, where participants will cease their current plans and instead receive a Health Reimbursement Account (HRA) contribution, if they become eligible. These curtailment events resulted in an adjustment to past service cost which generated gains of approximately $13 (US$1) in 2015 and $110 (US$8) in 2014, recognized immediately through the benefit cost of the respective year.

Effective December 31, 2013, in connection with the closure in 2010 of the Davenport Plant in California, United States, all benefits under the Medical Plan ceased to former RMC Davenport employees and their spouses. This plan amendment resulted in an adjustment to past service cost which generated a gain of approximately $94 recognized in 2013 as part of the benefits cost. In addition, certain reductions in workforce affected CEMEX’s pension plans in Spain and the Philippines, which led to curtailment gains of approximately $18 also recognized in 2013 as part of the benefits cost.

Applicable regulation in the United Kingdom requires entities to maintain plan assets at a level similar to that of the obligations. In November 2012, in order to better manage CEMEX’s obligations under its defined benefit pension schemes and future cash funding requirements thereof, CEMEX implemented an asset backed pension funding arrangement in its operations in the United Kingdom by means of which CEMEX transferred certain operating assets to a non-transferable limited partnership, owned, controlled and consolidated by CEMEX UK with a total value of approximately US$553 and entered into lease agreements for the use of such assets with the limited partnership, in which the pension schemes hold a limited interest. On an ongoing basis CEMEX UK will make annual rental payments of approximately US$20, increasing at annual rate of 5%, which will generate profits in the limited partnership that are then distributed to the pension schemes. As previously mentioned, the purpose of the structure, in addition to provide the pension schemes with secured assets producing an annual return over a period of 25 years, improves the security for the trustees of the pension schemes, and reduces the level of cash funding that CEMEX UK will have to make in future periods. In 2037, on expiry of the lease arrangements, the limited partnership will be terminated and under the terms of the agreement, the remaining assets will be distributed to CEMEX UK. Any future profit distribution from the limited partnership to the pension fund will be considered as an employer contribution to plan assets in the period in which they occur.

Sensitivity analysis of pension and other postretirement benefits

For the year ended December 31, 2015, CEMEX performed sensitivity analyses on the most significant assumptions that affect the PBO, considering reasonable independent changes of plus or minus 50 basis points in each of these assumptions. The increase (decrease) that would have resulted in the PBO of pensions and other postretirement benefits as of December 31, 2015 are shown below:

	Pensions		Other benefits		Total
Assumptions:	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps
Discount Rate Sensitivity	$(2,782)	3,133	(49)	53	(2,831)	3,186
Salary Increase Rate Sensitivity	84	(77)	7	(6)	91	(83)
Pension Increase Rate Sensitivity	1,871	(1,765)	—	—	1,871	(1,765)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

19) INCOME TAXES

19A) INCOME TAXES FOR THE PERIOD

The amounts of income tax revenue (expense) in the statements of operations for 2015, 2014 and 2013 are summarized as follows:

	2015	2014	2013
Current income taxes	$6,099	(4,216)	(14,240)
Deferred income taxes	(8,375)	256	8,078

	$(2,276)	(3,960)	(6,162)

19B) DEFERRED INCOME TAXES

As of December 31, 2015 and 2014, the main temporary differences that generated the consolidated deferred income tax assets and liabilities are presented below:

	2015	2014
Deferred tax assets:
Tax loss carryforwards and other tax credits	$16,658	25,720
Accounts payable and accrued expenses	8,220	8,694
Intangible assets and deferred charges, net	5,487	8,086
Others	130	216

Total deferred tax assets, net [1]	30,495	42,716
Deferred tax liabilities:
Property, machinery and equipment	(32,742)	(32,017)
Investments and other assets	(2,689)	(2,768)

Total deferred tax liabilities, net	(35,431)	(34,785)

Net deferred tax (liability) asset	$(4,936)	7,931

1	The decrease in deferred tax assets in 2015 refers mainly to the use of tax loss carryforwards for the settlement of a portion of the liability associated with the termination of the tax consolidation regime in Mexico (note 19D).

The breakdown of changes in consolidated deferred income taxes during 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Deferred income tax (charged) credited to the statements of operations [1]	$(8,375)	256	8,078
Deferred income tax (charged) credited to stockholders’ equity	1,089	229	(1,167)
Reclassification to other captions in the balance sheet and in the statement of operations [2,3]	(5,581)	418	(69)

Change in deferred income tax during the period	$(12,867)	903	6,842

1	In 2013, CEMEX recognized deferred income tax assets in Mexico for approximately $10,823, considering then the projections of estimated taxable income in the Parent Company resulting from the integration of the operations in Mexico that is described in note 1.
2	In 2015, 2014 and 2013, includes the effects of discounted operations (note 4A) and in 2015 the effects of the termination of tax consolidation regime.
3	In 2014, includes the effect of the divest assets in the western region of Germany (note 15B).

Current and/or deferred income tax relative to items of other comprehensive income (loss) during 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Tax effects relative to foreign exchange fluctuations from debt (note 20B)	$(272)	(75)	—
Tax effects relative to foreign exchange fluctuations from intercompany balances (note 20B)	(181)	247	(1,338)
Tax effects relative to actuarial (gains) and losses (note 20B)	183	486	(122)
Foreign currency translation and other effects	906	(257)	253

	$636	401	(1,207)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Deferred income taxes – continued

For the recognition of deferred tax assets, CEMEX analyzes the aggregate amount of self-determined tax loss carryforwards included in its income tax returns in each country where CEMEX believes, based on available evidence, that the tax authorities would not reject such tax loss carryforwards; and the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX believes that it is probable that the tax authorities would reject a self-determined deferred tax asset, it would decrease such asset. Likewise, if CEMEX believes that it would not be able to use a tax loss carryforward before its expiration or any other tax asset, CEMEX would not recognize such asset. Both situations would result in additional income tax expense for the period in which such determination is made. In order to determine whether it is probable that deferred tax assets will ultimately be realized, CEMEX takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences, etc. In addition, every reporting period, CEMEX analyzes its actual results versus its estimates, and adjusts, as necessary, its tax asset valuations. If actual results vary from CEMEX’s estimates, the deferred tax asset may be affected and necessary adjustments will be made based on relevant information, any adjustments recorded will affect CEMEX’s statements of operations in such period.

As of December 31, 2015, consolidated tax loss and tax credits carryforwards expire as follows:

	Amount of carryforwards	Amount of reserved carryforwards	Amount of unreserved carryforwards
2016	$1,295	619	676
2017	2,557	648	1,909
2018	6,028	994	5,034
2019	5,888	1,784	4,104
2020 and thereafter	358,069	317,622	40,447

	$373,837	321,667	52,170

As of December 31, 2015, in connection with CEMEX’s deferred tax loss carryforwards presented in the table above, in order to realize the benefits associated with such deferred tax assets that have not been reserved, before their expiration, CEMEX would need to generate approximately $52,170 in consolidated pre-tax income in future periods. For the years ended December 31, 2014 and 2013, CEMEX reported pre-tax losses on a worldwide consolidated basis. Nonetheless, based on the same forecasts of future cash flows and operating results used by CEMEX’s management to allocate resources and evaluate performance in the countries in which CEMEX operates, which include expected growth in revenues and reductions in interest expense in several countries due to a reduction in intra-group debt balances, along with the implementation of feasible tax strategies, CEMEX believes that it will recover the balance of its tax loss carryforwards that have not been reserved before their expiration. In addition, CEMEX concluded that, the deferred tax liabilities that were considered in the analysis of recoverability of its deferred tax assets will reverse in the same period and tax jurisdiction of the related recognized deferred tax assets. Moreover, a certain amount of CEMEX’s deferred tax assets refer to operating segments and tax jurisdictions in which CEMEX is currently generating taxable income or in which, according to CEMEX’s management cash flow projections, will generate taxable income in the relevant periods before the expiration of the deferred tax assets.

CEMEX, S.A.B de C.V., has not provided for any deferred tax liability for the undistributed earnings generated by its subsidiaries recognized under the equity method, considering that such undistributed earnings are expected to be reinvested, and to not generate income tax in the foreseeable future. Likewise, CEMEX does not recognize a deferred income tax liability related to its investments in subsidiaries and interests in joint ventures, considering that CEMEX controls the reversal of the temporary differences arising from these investments.

19C) EFFECTIVE TAX RATE

For the years ended December 31, 2015, 2014 and 2013, the effective consolidated income tax rates were as follows:

	2015	2014	2013
Income (loss) before income tax	$3,442	(1,830)	(3,546)
Income tax expense	(2,276)	(3,960)	(6,162)

Effective consolidated income tax rate [1]	$(66.1)%	216.4%	173.8%

1	The average effective tax rate equals the net amount of income tax revenue or expense divided by income or loss before income taxes, as these line items are reported in the statements of operations.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Effective tax rate – continued

Differences between the financial reporting and the corresponding tax basis of assets and liabilities and the different income tax rates and laws applicable to CEMEX, among other factors, give rise to permanent differences between the statutory tax rate applicable in Mexico, and the effective tax rate presented in the consolidated statements of operations, which in 2015, 2014 and 2013 were as follows:

	2015		2014		2013
	%	$	%	$	%	$
Mexican statutory tax rate	30.0	(1,033)	(30.0)	549	(30.0)	1,064
Non-taxable dividend income	(37.2)	1,280	(4.0)	73	(5.4)	191
Expenses and other non-deductible items	82.3	(2,833)	74.0	(1,354)	(8.5)	301
Termination of tax consolidation regime	(33.0)	1,136	—	—	346.7	(12,294)
Unrecognized effects during the year related to applicable tax consolidation regimes	(8.5)	293	5.5	(101)	(36.3)	1,287
Non-taxable sale of marketable securities and fixed assets	(36.7)	1,263	(47.6)	871	(46.2)	1,638
Difference between book and tax inflation	26.8	(922)	32.0	(586)	38.3	(1,358)
Differences in the income tax rates in the countries where CEMEX operates [1]	(49.2)	1,693	(397.8)	7,280	(18.1)	642
Changes in deferred tax assets [2]	100.9	(3,473)	553.8	(10,135)	(71.1)	2,521
Changes in provisions for uncertain tax positions	(7.9)	272	32.0	(586)	5.8	(206)
Others	(1.4)	48	(1.5)	29	(1.4)	52

Effective consolidated tax rate	66.1	(2,276)	216.4	(3,960)	173.8	(6,162)

1	Refers mainly to the effects of the differences between the statutory income tax rate in Mexico of 30% against the applicable income tax rates of each country where CEMEX operates.
2	Refers to the effects in the effective income tax rate associated with changes during the period in the amount of deferred income tax assets related to CEMEX’s tax loss carryforwards.

The following table compares variations between the line item “Changes in deferred tax assets” as presented in the table above against the changes in deferred tax assets in the balance sheet for the years ended December 31, 2015 and 2014:

	2015		2014
	Changes in the balance sheet	Amounts in reconciliation	Changes in the balance sheet	Amounts in reconciliation
Tax loss carryforwards generated and not recognized during the year	$—	(3,687)	—	(9,797)
Utilization of deferred tax assets to settle liabilities (note 19D)	(11,136)	—	—	—
Derecognition related to tax loss carryforwards recognized in prior years	(2,554)	(2,554)	(4,015)	(4,015)
Recognition related to unrecognized tax loss carryforwards	2,768	2,768	3,677	3,677
Foreign currency translation and other effects	1,860	—	(232)	—

Changes in deferred tax assets	$(9,062)	(3,473)	(570)	(10,135)

19D) UNCERTAIN TAX POSITIONS AND SIGNIFICANT TAX PROCEEDINGS

As of December 31, 2015 and 2014, as part of short-term and long-term provisions and other liabilities (note 17), CEMEX has recognized provisions related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authority would differ from the position adopted by CEMEX. As of December 31, 2015, the tax returns submitted by some subsidiaries of CEMEX located in several countries are under review by the respective tax authorities in the ordinary course of business. CEMEX cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements.

A summary of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2015, 2014 and 2013, excluding interest and penalties, is as follows:

	2015	2014	2013
Balance of tax positions at beginning of year	$1,396	1,283	1,235
Additions for tax positions of prior years	134	216	207
Additions for tax positions of current year	71	278	68
Reductions for tax positions related to prior years and other items	(95)	(71)	(42)
Settlements and reclassifications	(204)	(317)	(81)
Expiration of the statute of limitations	(231)	(73)	(103)
Foreign currency translation effects	119	80	(1)

Balance of tax positions at end of year	$1,190	1,396	1,283

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Uncertain tax positions – continued

Tax examinations can involve complex issues, and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation. Although CEMEX believes its estimates of the total unrecognized tax benefits are reasonable, uncertainties regarding the final determination of income tax audit settlements and any related litigation could affect the amount of total unrecognized tax benefits in future periods. It is difficult to estimate the timing and range of possible changes related to the uncertain tax positions, as finalizing audits with the income tax authorities may involve formal administrative and legal proceedings. Accordingly, it is not possible to reasonably estimate the expected changes to the total unrecognized tax benefits over the next 12 months, although any settlements or statute of limitations expirations may result in a significant increase or decrease in the total unrecognized tax benefits, including those positions related to tax examinations being currently conducted.

As of December 31, 2015, certain significant proceedings associated with these tax positions are as follows:

•	As of December 31, 2015, the U.S. Internal Revenue Service (“IRS”) concluded its audit for the year 2013. The final findings did not alter the reserves CEMEX had set aside for these tax matters as they were not considered material to CEMEX’s financial results and, as such, the reserves have been reversed. On April 25, 2014, and April 24, 2015, the IRS commenced its audit of the 2014 and 2015 tax year, respectively, under the Compliance Assurance Process. CEMEX has not identified any material audit issues and, as such, no reserves are recorded for either the 2014 or 2015 audit in CEMEX’s financial statements, resulting from these IRS audits.

•	On July 7, 2011, the tax authorities in Spain notified CEMEX España of a tax audit process in Spain covering the tax years from and including 2006 to 2009. The tax authorities in Spain have challenged part of the tax losses reported by CEMEX España for such years. The tax authorities in Spain notified CEMEX España of fines in the aggregate amount of approximately €456 (US$552 or $8,134). The laws of Spain provide a number of appeals that could be filed against such penalty without making any payment until they are finally resolved. On April 22, 2014, CEMEX España filed appeals against such fines. At this stage, CEMEX is not able to assess the likelihood of an adverse result regarding this matter, and the appeals that CEMEX España has file could take an extended amount of time to be resolved, but if all appeals filed by CEMEX España are adversely resolved, it could have a material adverse impact on CEMEX’s results of operations, liquidity or financial position.

•	On December 17, 2012, the Mexican tax authorities published the Federation Revenues Law for the 2013 tax year that contained a transitory ruling (the “Amnesty Provision”) that granted the cancellation of up to 80% of certain tax proceedings originated before the 2007 tax year, and 100% of interest and penalties, as well as 100% of interest and penalties of tax proceedings originated in the 2007 tax year and thereafter. CEMEX was a beneficiary of such transitory amnesty provision in connection with several of the Mexican tax proceedings mentioned in the following paragraphs.

•	Effective January 1, 2005, Mexican companies with investments in foreign entities whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on net passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such entities, provided, however, that those revenues are not derived from entrepreneurial activities in such countries. CEMEX challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. In 2012, CEMEX self-assessed the taxes corresponding to the 2005 and 2006 tax years for a total amount, inclusive of surcharges and carry-forward charges, of $5,742, of which 20%, or approximately $1,149, was paid in connection with the submission of amended tax returns. On January 31, 2013 in connection with the Amnesty Provision, CEMEX reached a settlement agreement with the tax authorities for the remaining 80% consisting in a single final payment on February 1, 2013 according to the rules set forth by the transitory provision described above.

•	In November 2009, amendments to the income tax law effective on January 1, 2010 were approved in Mexico. Such amendments modified the tax consolidation regime by requiring entities to determine income taxes as if the tax consolidation rules did not exist from 1999 onward, specifically turning into taxable items: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to the Parent Company; and c) other transactions that represented the transfer of resources between the companies included in the tax consolidation. In December 2010, pursuant to miscellaneous rules, the tax authority in Mexico had granted the option to defer the calculation and payment of the income tax over the difference in equity explained above, until the subsidiary was desincorporated or the elimination the tax consolidation. Nonetheless, in December 2013 new amendments to the income tax law in Mexico were approved effective beginning January 1, 2014, which eliminated the tax consolidation regime in effect until December 31, 2013, and implemented prospectively a new voluntary integration regime that CEMEX not applied. As a result, beginning in 2014, each Mexican entity determines its income taxes based solely in its individual results. A period of up to 10 years was established for the settlement of the liability for income taxes related to the tax consolidation regime accrued until December 31, 2013, amount which considering the rules issued for the disconnection of the tax consolidation regime as well as payments made during 2013 amounted to approximately $24,804 as of December 31, 2013. In 2014, considering payments incurred net of inflation adjustments, as of December 31, 2014, the balance payable was reduced to approximately $21,429.

Furthermore, in October 2015, a new tax reform approved by Congress (the “new tax reform”) granted entities the option to settle a portion of the liability for the exit of the tax consolidation regime using available tax loss carryforwards of the previously consolidated entities, considering a discount factor, and a tax credit to offset certain items of the aforementioned liability. Consequently, during 2015, as a result of payments made, the liability was further reduced to approximately $16,244, which after the application of tax credits and assets for tax loss carryforwards (as provided by the new tax reform) which had a book value for CEMEX before discount of approximately $11,136, as of December 31, 2015, the Parent Company’s liability was reduced to approximately $3,971.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Significant tax proceedings – continued

•	On January 2011, the Mexican tax authority notified CEMEX, S.A.B. de C.V., of a tax assessment for approximately $996 (US$77) pertaining to changes to the income tax law approved in 2005 that permits the deductibility of the cost of goods sold deducted in the determination of income taxes, instead of using the amount of purchases. Since there were inventories as of December 31, 2004, in a transition provision, the law allowed the inventory to be accumulated as income (thus reversing the deduction via purchases) and then be deducted from 2005 onwards as cost of goods sold. In order to compute the income resulting from the inventories in 2004, the law allowed this income to be offset against accumulated tax losses of some of CEMEX’s subsidiaries. The authorities argued that because of this offsetting, the right to use such losses at the consolidated level had been lost; therefore, CEMEX had to increase its consolidated income or decrease its consolidated losses. During May 2013, CEMEX settled this tax assessment as part of the Amnesty Provision described above.

•	On November 16, 2011, the Mexican tax authorities notified Centro Distribuidor de Cemento, S.A. de C.V. and Mexcement Holdings, S.A. de C.V., subsidiaries of CEMEX in Mexico, of tax assessments related to direct and indirect investments in entities considered to be preferential tax regimes, in the amount of approximately $1,251 (US$101) and approximately $759 (US$59), respectively. In February 2013, CEMEX filed a claim against these assessments before the corresponding courts. During May 2013, CEMEX settled these tax assessments based on the Amnesty Provision previously described.

•	On April 1, 2011, the Colombian Tax Authority notified CEMEX Colombia, S.A. (“CEMEX Colombia”) of a special proceeding in which the Colombian Tax Authority rejected certain deductions taken by CEMEX Colombia in its 2009 year-end tax return. The Colombian Tax Authority assessed an increase in taxes to be paid by CEMEX Colombia in an amount equivalent as of December 31, 2015 to approximately US$29 ($500) and imposed a penalty in an amount equivalent to approximately US$46 ($793). The Colombian Tax Authority argues that certain expenses are not deductible for fiscal purposes because they are not linked to direct revenues recorded in the same fiscal year, without considering that future revenue will be taxed under the income tax law in Colombia. CEMEX Colombia responded to the special proceeding notice June 25, 2011. On December 15, 2011, the Colombian Tax Authority issued its final determination, which confirmed the information in the special proceeding. CEMEX Colombia appealed the final determination on February 15, 2012. On January 17, 2013, CEMEX Colombia was notified of a resolution confirming the official liquidation. On May 10, 2013 CEMEX Colombia appealed the final determination before the Administrative Tribunal of Cundinamarca, which was admitted on June 21, 2013. On July 14, 2014, CEMEX Colombia was notified about an adverse resolution to its appeal, which confirms the official liquidation notified by the Colombian Tax Authority. On July 22, 2014, CEMEX Colombia filed an appeal against this resolution before the Colombian State Council (Consejo de Estado). At this stage of the proceeding, as of December 31, 2015, CEMEX is not able to assess the likelihood of an adverse result in the proceedings, but if adversely resolved, this proceeding could have a material adverse impact on CEMEX’s results of operations, liquidity or financial position.

•	On February 9, 2014, the Egyptian Ministry of Finance’s Appeals Committee (the “Appeals Committee”) notified a resolution to Assiut Cement Company (“ACC”), a subsidiary of CEMEX in Egypt, requiring the payment of a development levy on clay applied to the Egyptian cement industry in amounts equivalent as of December 31, 2015, of: (i) approximately US$41 ($706) for the period from May 5, 2008 to August 31, 2011; and (ii) approximately 6 thousand dollars (103 thousand pesos) for the period from September 1, 2011 to November 30, 2011. On March 10, 2014, ACC filed a claim before the North Cairo Court requesting the nullification of the Appeals Committee decision and requesting that the Egyptian tax authority is not entitled to require payment of the aforementioned amounts. On September 28, 2015, ACC was notified the decision by the Ministerial Committee (the Ministerial Committee’s Decision) pursuant to which the Egyptian tax authority be instructed to cease claiming payment of the levy on clay from ACC to the years from 2008 up to the issuance date of Law No. 73/2010. It was further decided that the levy on clay should not be imposed on imported clinker. At this stage, as of December 31, 2015, the Ministerial Committee’s Decision strongly supports ACC position in this case, given the fact that it is legally binding on the Egyptian tax authority. Subject to submission of the Ministerial Committee’s to the Egyptian tax authority and the issuance of a final release. ACC shall be in a position to be released from payment of the above mentioned levy on clay amounts and accordingly to withdraw from this case. While the final release is issued, as of December 31, 2015, CEMEX does not expect a material adverse impact due to this matter in its results of operations, liquidity or financial position.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

20) STOCKHOLDERS’ EQUITY

As of December 31, 2015 and 2014, stockholders’ equity excludes investments in CPOs of CEMEX, S.A.B. de C.V. held by subsidiaries of approximately $179 (18,991,576 CPOs) and $264 (18,261,131 CPOs), respectively, which were eliminated within “Other equity reserves.”

20A) COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of December 31, 2015 and 2014, the breakdown of common stock and additional paid-in capital was as follows:

	2015	2014
Common stock	$4,158	4,151
Additional paid-in capital	115,466	101,216

	$119,624	105,367

As of December 31, 2015 and 2014 the common stock of CEMEX, S.A.B. de C.V. was presented as follows:

	2015			2014
Shares [1]	Series A 2	Series B 2	Series A 2	Series B 2
Subscribed and paid shares	26,935,196,072	13,467,598,036	24,913,159,536	12,456,579,768
Unissued shares authorized for stock compensation programs	747,447,386	373,723,693	933,604,310	466,802,155
Shares that guarantee the issuance of convertible securities [3]	5,020,899,920	2,510,449,960	5,658,760,600	2,829,380,300

	32,703,543,378	16,351,771,689	31,505,524,446	15,752,762,223

1	As of December 31, 2015 and 2014, 13,068,000,000 shares correspond to the fixed portion, and 35,987,315,067 shares in 2015 and 34,190,286,669 shares in 2014, correspond to the variable portion.
2	Series “A” or Mexican shares must represent at least 64% of CEMEX’s capital stock; meanwhile, Series “B” or free subscription shares must represent at most 36% of CEMEX’s capital stock.
3	Shares that guarantee the conversion of both the outstanding voluntary and mandatorily convertible securities (note 16B).

On March 26, 2015, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,500.0 million shares (500 million CPOs), which shares were issued, representing an increase in common stock of approximately $4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $7,613; (ii) increase the variable common stock by issuing up to 297 million shares (99 million CPOs), which will be kept in CEMEX’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX’s convertible securities (note 16B).

On March 20, 2014, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,404.0 million shares (468 million CPOs), which shares were issued, representing an increase in common stock of approximately $4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $7,614; (ii) increase the variable common stock by issuing up to 387 million shares (129 million CPOs),which will be kept in CEMEX’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX’s convertible securities (note 16B).

On March 21, 2013, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,312.3 million shares (437.4 million CPOs), which shares were issued, representing an increase in common stock of approximately $4, considering a nominal value of $0.00833 per CPO, and additional paid-in capital of approximately $5,987; (ii) increase the variable common stock by issuing up to 369 million shares (123 million CPOs),which will be kept in CEMEX’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX’s convertible securities (note 16B). Also, on March 21, 2013, stockholders at the extraordinary shareholders’ meeting approved resolutions pursuant to which all or any part of the shares currently kept in CEMEX’s treasury as a guarantee for the potential issuance of shares through CEMEX’s convertible securities may be re-allocated to ensure the conversion rights of any new convertible securities if any new convertible securities are issued.

In connection with the long-term executive stock-based compensation program (note 21) in 2015, 2014 and 2013, CEMEX issued approximately 49.2 million, 61.1 million and 49.6 million CPOs, respectively, generating an additional paid-in capital of approximately $655 in 2015, $765 in 2014 and $551 in 2013 associated with the fair value of the compensation received by executives.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

20B) OTHER EQUITY RESERVES

As of December 31, 2015 and 2014 other equity reserves are summarized as follows:

	2015	2014
Cumulative translation effect, net of effects from perpetual debentures and deferred income taxes recognized directly in equity (notes 19B and 20D)	$17,606	11,474
Cumulative actuarial losses	(6,915)	(6,167)
Effects associated with CEMEX’s convertible securities [1]	4,761	5,695
Treasury shares held by subsidiaries	(179)	(264)

	$15,273	10,738

1	Represents the equity component upon the issuance of CEMEX’s convertible securities described in note 16B, as well as the effects associated with such securities in connection with the change in the Parent Company’s functional currency (note 2D). Upon conversion of these securities, the balances have been correspondingly reclassified to common stock and/or additional paid-in capital (note 16A).

For the years ended December 31, 2015, 2014 and 2013, the translation effects of foreign subsidiaries included in the statements of comprehensive loss were as follows:

	2015	2014	2013
Foreign currency translation adjustment [1]	$12,808	15,157	(4,187)
Foreign exchange fluctuations from debt [2]	908	479	—
Foreign exchange fluctuations from intercompany balances [3]	(5,801)	(15,135)	5,139

	$7,915	501	952

1	These effects refer to the result from the translation of the financial statements of foreign subsidiaries.
2	Generated by foreign exchange fluctuations over a notional amount of debt in CEMEX, S.A.B. de C.V., associated with the acquisition of foreign subsidiaries and designated as a hedge of the net investment in foreign subsidiaries (note 2D).
3	Refers to foreign exchange fluctuations arising from balances with related parties in foreign currencies that are of a long-term investment nature considering that their liquidation is not anticipated in the foreseeable future and foreign exchange fluctuations over a notional amount of debt of a subsidiary of CEMEX España identified and designated as a hedge of the net investment in foreign subsidiaries.

20C) RETAINED EARNINGS

Net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one fifth of the common stock. As of December 31, 2015, the legal reserve amounted to $1,804.

20D) NON-CONTROLLING INTEREST AND PERPETUAL DEBENTURES

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. As of December 31, 2015 and 2014, non-controlling interest in equity amounted to approximately $12,708 and $10,199, respectively.

Perpetual debentures

As of December 31, 2015 and 2014, the balances of the non-controlling interest included approximately US$440 ($7,581) and US$466 ($6,869), respectively, representing the notional amount of perpetual debentures, which exclude any perpetual debentures held by subsidiaries, acquired in 2012 through a series of voluntary exchange transactions agreed with the holders of each series of their then outstanding perpetual debentures for new secured notes or other financial instruments (notes 16A).

Interest expense on the perpetual debentures, was included within “Other equity reserves” and amounted to approximately $432 in 2015, $420 in 2014 and $405 in 2013, excluding in all the periods the amount of interest accrued by perpetual debentures held by subsidiaries.

CEMEX’s perpetual debentures have no fixed maturity date and there are no contractual obligations for CEMEX to exchange any series of its outstanding perpetual debentures for financial assets or financial liabilities. As a result, these debentures, issued entirely by Special Purpose Vehicles (“SPVs”), qualify as equity instruments and are classified within non-controlling interest, as they were issued by consolidated entities. In addition, subject to certain conditions, CEMEX has the unilateral right to defer indefinitely the payment of interest due on the debentures. The classification of the debentures as equity instruments was made under applicable IFRS. The different SPVs were established solely for purposes of issuing the perpetual debentures and were included in CEMEX’s consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Perpetual notes – continued

As of December 31, 2015 and 2014, the detail of CEMEX’s perpetual debentures, excluding the perpetual debentures held by subsidiaries, was as follows:

		2015		2014		Repurchase
Issuer	Issuance date	Nominal amount		Nominal amount		option	Interest rate
C10-EUR Capital (SPV) Ltd	May 2007		€64		€64	Tenth anniversary	6.277%
C8 Capital (SPV) Ltd	February 2007	US$	135	US$	137	Eighth anniversary	LIBOR + 440%
C5 Capital (SPV) Ltd [1]	December 2006	US$	61	US$	69	Fifth anniversary	LIBOR+427.7%
C10 Capital (SPV) Ltd	December 2006	US$	175	US$	183	Tenth anniversary	6.772%

1	Under the Credit Agreement, and previously under the Facilities Agreement, CEMEX is not permitted to call these debentures.

21) EXECUTIVE STOCK-BASED COMPENSATION

CEMEX has long-term restricted stock-based compensation programs providing for the grant of CEMEX’s CPOs to a group of executives, pursuant to which, new CPOs are issued under each annual program over a service period of 4 years. By agreement with the executives, the CPOs of the annual grant (25% of each annual program) are placed at the beginning of the service period in a trust established for the benefit of the executives to comply with a one year restriction on sale. Under these programs, the Parent Company issued new shares for approximately 49.2 million CPOs in 2015, 61.1 million CPOs in 2014 and 49.6 million CPOs in 2013 that were subscribed and pending for payment in CEMEX’s treasury. Of the total CPOs granted in 2013, approximately 10.3 million CPOs were related to termination benefits associated with restructuring events (note 6). As of December 31, 2015, there are approximately 57 million CPOs associated with these annual programs that are expected to be issued in the following years as the executives render services.

Beginning January 1, 2013, eligible executives belonging to the operations of CEMEX Latam Holding, S.A., indirect subsidiary of the Parent Company, which shares are traded in the Colombian Stock Exchange, ceased to receive CEMEX’s CPOs and instead started receiving shares of CEMEX Latam. During 2015 and 2014, CEMEX Latam physically delivered 242,618 shares and 79,316 shares, respectively, corresponding to the vested portion of prior years’ grants, which were subscribed and held in CEMEX Latam’s treasury. During 2013 there were no physical deliveries. As of December 31, 2015, there are approximately 434,408 shares of CEMEX Latam associated with these annual programs that are expected to be delivered in the following years as the executives render services.

In addition, in 2012, CEMEX initiated a stock-based compensation program for a group of executives which was linked to both, internal performance conditions (increase in Operating EBITDA) and market conditions (increase in the price of CEMEX’s CPO), over a period of three years ending on December 31, 2014. Under this program, CEMEX granted awards over approximately 39.9 million CPOs, which became fully vested upon achievement of the annual internal and/or external performance conditions in each of the three years. CPOs vested were delivered, fully unrestricted, to active executives in March 2015.

The combined compensation expense related to the programs described above in 2015, 2014 and 2013, recognized in the operating results, amounted to approximately $655, $730 and $687, respectively. The weighted average price per CPO granted during the period was approximately 13.34 pesos in 2015, 12.53 pesos in 2014 and 11.11 pesos in 2013. Moreover, the weighted average price per CEMEX Latam share granted during the period was approximately 14,291 Colombian pesos in 2015 and 15,073 Colombian pesos in 2014 and 12,700 Colombian pesos in 2013.

During 2015, the last 70,513 options outstanding granted to executives based on CEMEX’s ADSs expired unexercised. As of December 31, 2015, there are no remaining options or commitments to make payments in cash to the executives based on changes in the market price of the Parent Company’s shares or CEMEX Latam’s shares.

22) EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is be calculated by dividing profit or loss attributable to ordinary equity holders of the Parent Company (the numerator) by the weighted average number of shares outstanding (the denominator) during the period. Shares that would be issued depending only by the passage of time should be included in the determination of the basic weighted average number of shares outstanding. Diluted earnings (loss) per share should reflect in both, the numerator and denominator, the assumption that convertible instruments are converted, that options or warrants are exercised, or that ordinary shares are issued upon the satisfaction of specified conditions, to the extent that such assumption would led to a reduction in basic earnings per share or an increase in basic loss per share, otherwise, the effects of potential shares are not considered because they generate antidilution.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Earnings (loss) per share – continued

The amounts considered for calculations of earnings (loss) per share in 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Denominator (thousands of shares)
Weighted average number of shares outstanding [1]	38,262,845	36,695,349	35,530,446
Capitalization of retained earnings [2]	1,500,028	1,500,028	1,500,028
Effect of dilutive instruments – mandatorily convertible securities (note 16B) [3]	654,727	654,727	654,727

Weighted average number of shares – basic	40,417,600	38,850,104	37,685,201
Effect of dilutive instruments – stock-based compensation (note 21) [3]	171,747	293,657	306,930
Effect of potentially dilutive instruments – optionally convertible securities (note 16B) [3]	4,683,437	5,733,796	7,105,488

Weighted average number of shares – diluted	45,272,784	44,877,557	45,097,619

Numerator
Net income (loss) from continuing operations	$1,166	(5,790)	(9,708)
Less: non-controlling interest net income	932	1,103	1,223

Controlling interest net income (loss) from continuing operations	234	(6,893)	(10,931)
Plus: after tax interest expense on mandatorily convertible securities	144	164	181

Controlling interest net income (loss) from continuing operations – for basic earnings per share calculations	378	(6,729)	(10,750)
Plus: after tax interest expense on optionally convertible securities	1,288	1,424	1,494

Controlling interest net income (loss) from continuing operations – for diluted earnings per share calculations	$1,666	(5,305)	(9,256)

Income from discontinued operations	$967	110	97

Basic Loss Per Share
Controlling Interest Basic Earnings (Loss) Per Share	$0.03	(0.17)	(0.28)
Controlling Interest Basic Earnings (Loss) Per Share from continuing operations Controlling Interest Basic Income Per Share from discontinuing	0.01	(0.17)	(0.29)
Controlling Interest Basic Earnings (Loss) Per Share from discontinued operations	0.02	—	0.01

Controlling Interest Diluted Loss Per Share [4]
Controlling Interest Diluted Earnings (Loss) Per Share	$0.03	(0.17)	(0.28)
Controlling Interest Diluted Earnings (Loss) Per Share from continuing operations Controlling Interest Diluted Income Per Share from discontinuing	0.01	(0.17)	(0.29)
Controlling Interest Diluted Earnings (Loss) Per Share from discontinued operations	0.02	—	0.01

1	The weighted average number of shares outstanding in 2014 and 2013 reflects the shares issued as a result of the capitalization of retained earnings declared on March 2014 and March 2013, as applicable (note 20A).
2	According to resolution of the stockholders’ meetings on March 26, 2015.
3	The number of CPO to be issued under the executive stock-based compensation programs, as well as the total amount of CPOs committed for issuance in the future under the mandatorily and optionally convertible securities, are computed from the beginning of the reporting period. The number of shares resulting from the executives’ stock option programs is determined under the inverse treasury method.
4	For 2015, 2014 and 2013, the effects on the denominator and numerator of potential dilutive shares generate antidilution; therefore, there is no change between the reported basic and diluted earning (loss) per share.

23) COMMITMENTS

23A) GUARANTEES

As of December 31, 2015 and 2014, CEMEX, S.A.B. de C.V., had guaranteed loans of certain subsidiaries for approximately US$3,726 ($64,195) and US$5,589 ($82,383), respectively.

23B) PLEDGED ASSETS

CEMEX transferred to a guarantee trust the shares of its main subsidiaries, including CEMEX México, S.A. de C.V. and CEMEX España, S.A., and entered into pledge agreements in order to secure payment obligations under the Credit Agreement, the Facilities Agreement and other debt instruments entered into prior to the date of these agreements (note 16A).

As of December 31, 2015 and 2014, there are no liabilities secured by property, machinery and equipment.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

23C) OTHER COMMITMENTS

Between January and April 2013, CEMEX gradually unwounded the 136 million put options on CEMEX’s CPOs maintained for an aggregate amount of approximately US$112, after deducting the value of trust assets, in connection with a guarantee issued in put option transactions on CEMEX’s CPOs between Citibank and a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees. Under this transaction, in exchange for premiums for the sale of put options that were partially used by the trust to enter into prepaid forward contracts on CEMEX’s CPO, the put options gave Citibank the right for the trust to acquire, in April 2013, approximately 136 million CPOs at a price of US$2.6498 each (120% of initial CPO price in dollars). The amount of premiums represented the maximum exposure of the participating individuals under this transaction.

On July 30, 2012, CEMEX signed a 10-year strategic agreement with International Business Machines Corporation (“IBM”) pursuant to which IBM provides business processes services and information technology (“IT”). Moreover, IBM provides business consulting to detect and promote sustainable improvements in CEMEX’s profitability. The 10-year contract signed with IBM is expected to generate cost reductions to CEMEX over such period, and includes: data processing services (back office) in finance, accounting and human resources; as well as IT infrastructure services, support and maintenance of IT applications in the countries in which CEMEX operates.

23D) COMMITMENTS FROM EMPLOYEE BENEFITS

In some countries, CEMEX has self-insured health care benefits plans for its active employees, which are managed on cost plus fee arrangements with major insurance companies or provided through health maintenance organizations. As of December 31, 2015, in certain plans, CEMEX has established stop-loss limits for continued medical assistance derived from a specific cause (e.g., an automobile accident, illness, etc.) ranging from 23 thousand dollars to 400 thousand dollars. In other plans, CEMEX has established stop-loss limits per employee regardless of the number of events ranging from 100 thousand dollars to 2.5 million dollars. The contingency for CEMEX if all employees qualifying for health care benefits required medical services simultaneously is significantly. However, this scenario is remote. The amount expensed through self-insured health care benefits was approximately US$69 ($1,189) in 2015, US$64 ($943) in 2014 and US$70 ($914) in 2013.

23E) CONTRACTUAL OBLIGATIONS

As of December 31, 2015 and 2014, CEMEX had the following contractual obligations:

(U.S. dollars millions)	2015						2014
	Less than 1		1-3	3-5	More than
Obligations	year		years	years	5 years	Total	Total
Long-term debt	US$	5	2,233	4,208	6,857	13,303	13,964
Capital lease obligations [1]		23	38	32	42	135	215
Convertible notes [2]		362	663	518	—	1,543	1,826

Total debt and other financial obligations [3]		390	2,934	4,758	6,899	14,981	16,005
Operating leases [4]		99	158	109	68	434	393
Interest payments on debt [5]		851	1,631	1,104	1,073	4,659	5,048
Pension plans and other benefits [6]		147	296	301	824	1,568	1,604
Purchases of raw materials, fuel and energy [7]		483	739	609	2,132	3,963	4,814

Total contractual obligations	US$	1,970	5,758	6,881	10,996	25,605	27,864

		$33,943	99,210	118,560	189,461	441,174	410,715

1	Represent nominal cash flows. As of December 31, 2015, the net present value of future payments under such leases was US$102 ($1,752), of which, US$26 ($448) refers to payments from 1 to 3 years, US$23 ($389) refer to payments from 3 to 5 years, and US$37 ($646) refer payments of more than 5 years.
2	Refers to the components of liability of the convertible notes described in note 16B and assumes repayment at maturity and no conversion of the notes.
3	The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX has replaced its long-term obligations for others of a similar nature.
4	The amounts represent nominal cash flows. CEMEX has operating leases, primarily for operating facilities, cement storage and distribution facilities and certain transportation and other equipment, under which annual rental payments are required plus the payment of certain operating expenses. Rental expense was US$114 ($1,967) in 2015, US$112 ($1,657) in 2014 and $126 ($1,647) in 2013.
5	Estimated cash flows on floating rate denominated debt were determined using the floating interest rates in effect as of December 31, 2015 and 2014.
6	Represents estimated annual payments under these benefits for the next 10 years (note 18), including the estimate of new retirees during such future years.
7	Future payments for the purchase of raw materials are presented on the basis of contractual nominal cash flows. Future nominal payments for energy were estimated for all contractual commitments on the basis of an aggregate average expected consumption of 3,124.1 GWh per year using the future prices of energy established in the contracts for each period. Future payments also include CEMEX’s commitments for the purchase of fuel.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Contractual obligations – continued

As of December 31, 2015 and 2014, in connection with the commitments for the purchase of fuel and energy included in the table above, a description of the most significant contracts is as follows:

•	In September 2006, CEMEX and the Spanish company ACCIONA agreed to develop a wind farm project for the generation of 250 Megawatts (“MW”) in the Mexican state of Oaxaca. CEMEX acted as promoter of the project, which was named EURUS. ACCIONA provided the required financing, constructed the facility and currently operates the wind farm. The installation of 167 wind turbines in the farm was finished in November 2009. The agreements established that CEMEX’s plants in Mexico will acquire a portion of the energy generated by the wind farm for a period of at least 20 years, which began in February 2010, when EURUS reached the committed limit capacity. For the years ended December 31, 2015, 2014 and 2013, EURUS supplied (unaudited) approximately 28.0%, 28.2% and 25.8%, respectively, of CEMEX’s overall electricity needs in Mexico during such year. This agreement is for CEMEX’s own use and there is no intention of trading in energy.

•	In 1999, CEMEX entered into agreements with an international partnership, which financed, built and operated an electrical energy generating plant in Mexico called Termoeléctrica del Golfo (“TEG”). In 2007, the original operator was replaced. Pursuant to the agreement, CEMEX would purchase the energy generated from TEG for a term of not less than 20 years, which started in April 2004 and that was further extended until 2027 with the change of operator. CEMEX committed to supply TEG and another third-party electrical energy generating plant adjacent to TEG all fuel necessary for their operations, a commitment that has been hedged through four 20-year agreements entered with Petróleos Mexicanos (“PEMEX”), which terminate in 2024. Consequently, for the last 3 years, CEMEX intends to purchase the required fuel in the market. For the years ended December 31, 2015, 2014 and 2013, TEG supplied (unaudited) approximately 69.3%, 69.6% and 70.9% respectively, of CEMEX’s overall electricity needs during such year for its cement plants in Mexico.

•	In regards with the above, in March 1998 and July 1999, CEMEX signed contracts with PEMEX providing that beginning in April 2004 PEMEX’s refineries in Cadereyta and Madero City would supply CEMEX with a combined volume of approximately 1.75 million tons of petroleum coke per year. As per the petroleum coke contracts with PEMEX, 1.2 million tons of the contracted volume will be allocated to TEG and the other energy producer and the remaining volume will be allocated to CEMEX’s operations in Mexico. By entering into the petroleum coke contracts with PEMEX, CEMEX expects to have a consistent source of petroleum coke throughout the 20-year term.

•	In 2007, CEMEX Ostzement GmbH (“COZ”), CEMEX’s subsidiary in Germany, entered into a long-term energy supply contract with Vattenfall Europe New Energy Ecopower (“VENEE”), pursuant to which VENEE committed to supply energy to CEMEX’s Rüdersdorf plant for a period of 15 years starting on January 1, 2008. Based on the contract, each year COZ has the option to fix in advance the volume of energy in terms of MW that it will acquire from VENEE, with the option to adjust the purchase amount one time on a monthly and quarterly basis. According to the contract, COZ acquired (unaudited) approximately 27 MW in 2015, 2014 and 2013, and COZ expects to acquire between 26 and 28 MW per year starting in 2015 and thereafter. The contract, which establishes a price mechanism for the energy acquired, based on the price of energy future contracts quoted on the European Energy Exchange, did not require initial investments and was expected to be performed at a future date. Considering that the contract is for CEMEX’s own use and CEMEX sells any energy surplus as soon as actual energy requirements are known, regardless of changes in prices and thereby avoiding any intention of trading in energy, such contract is not recognized at its fair value.

24) CONTINGENCIES

24A) PROVISIONS RESULTING FROM LEGAL PROCEEDINGS

CEMEX is involved in various significant legal proceedings, the resolutions of which are deemed probable and imply cash outflows or the delivery of other resources owned by CEMEX. As a result, certain provisions have been recognized in the financial statements, representing the best estimate of the amounts payable. Therefore, CEMEX believes that it will not incur significant expenditure in excess of the amounts recorded. As of December 31, 2015, the details of the most significant events are as follows:

•	In January 2007, the Polish Competition and Consumers Protection Office (the “Protection Office”) notified CEMEX Polska Sp. ZO.O.(“CEMEX Polska”), a subsidiary of CEMEX in Poland, about the initiation of an antitrust proceeding against all cement producers in the country, including CEMEX Polska and another of CEMEX’s indirect subsidiaries in Poland. The Protection Office alleged that there was an agreement between all cement producers in Poland regarding prices, market quotas and other sales conditions of cement, and that the producers exchanged confidential information, all of which limited competition in the Polish cement market. CEMEX Polska filed its response to the notification, denying that it had committed the practices listed by the Protection Office, and submitted formal comments and objections gathered during the proceeding, as well as facts supporting its position that its activities were in line with Polish competition law. In December 2009, the Protection Office issued a resolution imposing fines on a number of Polish cement producers, including CEMEX Polska for the period of 1998 to 2006. The fine imposed on CEMEX Polska amounted to the equivalent of approximately US$30 ($517) which represented 10% of CEMEX Polska’s total revenue for the calendar year preceding the imposition of the fine. On December 23, 2009, CEMEX Polska filed an appeal before the Polish Court of Competition and Consumer Protection in Warsaw (the “First Instance Court”). On December 13, 2013, the First Instance Court reduced the penalty imposed on CEMEX Polska to the equivalent of approximately US$24 ($414), or 8.125% of CEMEX Polska’s revenue in 2008. On May 8, 2014, CEMEX Polska filed an appeal against the First Instance Court judgment before the Appeals Court in Warsaw. Hearings took place on September 24, 2015 and December 3, 2015, and another hearing is scheduled for February 26, 2016. If the Appeals Court issues its final judgment and the penalty is maintained in the final resolution, then these will be payable within 14 calendar days of the announcement. As of December 31, 2015, CEMEX had accrued a provision equivalent to approximately US$24 ($414), representing the best estimate of the expected cash outflow in connection with this resolution. As of December 31, 2015, CEMEX does not expect this matter would have a material adverse impact on its results of operations, liquidity or financial condition.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Provisions resulting from legal proceedings – continued

•	In August 2005, Cartel Damages Claims, S.A. (“CDC”), a Belgian company established in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office, with the purpose of purchasing potential damage claims from cement consumers and pursuing those claims against the cartel participants, filed a lawsuit in the District Court in Düsseldorf, Germany, against CEMEX Deutschland AG, a subsidiary of CEMEX in Germany, and other German cement companies in respect of damage claims relating to alleged price and quota fixing by German cement companies between 1993 and 2002. CDC has brought claims for an amount equivalent of approximately US$142 ($2,447). After several resolutions by the District Court in Düsseldorf over the years, court hearings and appeals from the defendants, on December 17, 2013 the District Court in Düsseldorf issued a resolution by means of which all claims brought to court by CDC were dismissed on the grounds that the way CDC obtained the claims from 36 cement purchasers was illegal given the limited risk it faced for covering the litigation costs and that the acquisition of the claims also breached rules that make the provision of legal advice subject to public authorization. On January 15, 2014, CDC filed an appeal to the Higher Regional Court in Düsseldorf, and thereafter submitted reasons for their appeal. On February 18, 2015, the Court of Appeals in Düsseldorf fully rejected CDC’s appeal and maintained the first instance decision. The Court of Appeals in Düsseldorf expressly did not admit a second appeal against this decision which could have been challenged by CDC. The Court of Appeals decision is final and binding. Therefore, in 2015, CEMEX canceled the provision accrued as of December 31, 2014 of approximately US$36 ($535).

•	As of December 31, 2015, CEMEX had accrued environmental remediation liabilities in the United Kingdom pertaining to closed and current landfill sites for the confinement of waste, representing the net present value of such obligations for an equivalent of approximately US$193 ($3,325). Expenditure was assessed and quantified over the period in which the sites have the potential to cause environmental harm, which was accepted by the regulator as being up to 60 years from the date of closure. The assessed expenditure included the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure.

•	As of December 31, 2015, CEMEX had accrued environmental remediation liabilities in the United States for an amount of approximately US$27 ($465), related to: a) the disposal of various materials in accordance with past industry practice, which might currently be categorized as hazardous substances or wastes, and b) the cleanup of sites used or operated by CEMEX, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages, and a final resolution might take several years. Based on the information developed to date, CEMEX’s does not believe that it will be required to spend significant sums on these matters in excess of the amounts previously recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with, or litigation against, potential sources of recovery have been completed.

24B) OTHER CONTINGENCIES FROM LEGAL PROCEEDINGS

CEMEX is involved in various legal proceedings, which have not required the recognition of accruals, as CEMEX believes that the probability of loss is less than probable or remote. In certain cases, a negative resolution may represent the revocation of an operating license, in which case, CEMEX may experience a decrease in future revenues, an increase in operating costs or a loss. As of December 31, 2015, the most significant events with a quantification of the potential loss, when it is determinable and would not impair the outcome of the relevant proceeding, were as follows:

•	In connection with the construction of the new cement plant in the municipality of Maceo (Antioquia) in Colombia (note 14), on August 28, 2012, CEMEX Colombia signed a memorandum of understanding (“MOU”) with CI CALIZAS S.A. for the acquisition of the land, the mining title and the free zone for the construction of such cement plant. After the execution of the MOU, one of CI CALIZAS S.A.’s partners was linked to a legal process for expiration of property and, as a result, the Attorney General’s Office, among other measures, suspended CI CALIZAS S.A.’s rights to dispose of the assets offered to CEMEX Colombia. In order to protect its interests, CEMEX Colombia presented to the competent authorities the information of the cement project under development and explained how this measure affected the transfer of full ownership rights of the related assets under negotiation. Considering CEMEX Colombia’s efforts, and as a temporary solution while the request for the revocation of the measures against CI CALIZAS is resolved, CEMEX Colombia entered into a lease contract with the authority acting as depository of the affected assets pursuant to which CEMEX Colombia is authorized to continue with the necessary works for the construction of the cement plant and consequently to protect all the infrastructure works and investments already made by CEMEX Colombia. Additionally, CEMEX Colombia became party in the legal proceeding to enforce its rights under the MOU and to conclude the negotiation once the proceeding is resolved. As of December 31, 2015, CEMEX Colombia considers that its investments in the development of the plant are protected by virtue of the lease contract. Nonetheless, if there is a final adverse resolution of the authority with respect to CI CALIZAS S.A.’s rights to dispose of the land, the mining title and the free zone, and if CEMEX Colombia exhausts all legal resources available against the adverse resolution, in such event that the lease could not be extended, the resolution could have a material adverse effect on the Company’s results of operations, liquidity or financial condition.

•	In September 2014, the National Markets and Competition Commission (Comisión Nacional de los Mercados y la Competencia or the “CNMC”), in the context of an investigation of the Spanish cement, ready-mix concrete and related products industry regarding alleged anticompetitive practices, inspected one of CEMEX’s facilities in Spain. On January 12, 2015, CEMEX España Operaciones, S.L.U., was notified of the initiation by the CNMC of a disciplinary proceeding for alleged prohibited conducts. On November 19, 2015, CEMEX España Operaciones, S.L.U. was notified that the alleged anticompetitive practices in 2009 for the cement market and the years 2008, 2009, 2012, 2013 and 2014 for the ready-mix market. CEMEX España Operaciones, S.L.U. believes that it has not breached any applicable laws. As of December 31, 2015, considering the early stage of this matter, CEMEX cannot assess the likelihood of the CNMC issuing a decision imposing any penalties or remedies, if any, or the amount of the penalty or the scope of the remedies, if any. However, if the CNMC issues a decision imposing any penalty or remedy, CEMEX does not expect that it would have a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Other contingencies from legal proceedings – continued

•	On September 5, 2013, the Colombian Superintendency of Industry and Commerce (Superintendencia de Industria y Comercio the “SIC”) opened an investigation against five cement companies and 14 directors of those companies, including CEMEX Colombia, its former legal representative and the current President of CEMEX Colombia, for allegedly breaching rules which prohibit: a) to limit free competition and/or determining or maintaining unfair prices; b) direct or indirect price fixing agreements; and c) any market sharing agreements between producers or distributors. In connection with the 14 executives under investigation, the SIC may sanction any individual who collaborated, facilitated, authorized, executed or tolerated behavior that violates free competition rules. On October 7, 2013, CEMEX Colombia responded the resolution and submitted evidence in its relief. If the alleged infringements are substantiated, penalties may be imposed by the SIC against each company being declared in breach of the competition rules for an equivalent of up to US$19 ($327) for each violation, and an equivalent of up to US$1 ($17) against those individuals found responsible. CEMEX cannot determine when a final decision by the SIC would be issued. As of December 31, 2015, CEMEX is not able to assess the likelihood of the SIC imposing any measures and/or penalties against CEMEX Colombia, but if any penalties are imposed, would not have a material adverse effect on CEMEX’s results of operations, liquidity or financial condition.

•	On July 24, 2013, the South Louisiana Flood Protection Authority-East (“SLFPAE”) issued a petition for damages in the Civil District Court for the Parish of Orleans, Louisiana in the United States, against approximately 100 defendants including CEMEX, Inc., one of CEMEX’s subsidiaries in the United States, seeking compensation for and the restoration of certain coastal lands near New Orleans alleged to have been damaged by activities related to oil and gas exploration and production since the early 1900’s. CEMEX, Inc., which was previously named Southdown, Inc., may have acquired liabilities, to the extent there may be any, in connection with oil and gas operations that were divested in the late 1980’s. The matter was removed to the United States District Court for the Eastern District of Louisiana (the “Louisiana District Court”). On June 6, 2014, a new act (“Act 544”) was enacted which prohibits certain state or local governmental entities such as the SLFPAE from initiating certain causes of action including the claims asserted in this matter. The effects of Act 544 on the pending matter have yet to be determined by the Louisiana District Court. Further, CEMEX, Inc. was dismissed without prejudice by the plaintiffs. On February 13, 2015, the Louisiana District Court dismissed the plaintiffs’ claims with prejudice. On February 27, 2015, the plaintiffs appealed this ruling. As of December 31, 2015, CEMEX cannot assess the likelihood of an adverse result or, because of the number of defendants, the potential damages which could be borne by CEMEX, Inc., if any, or if such damages, would have or not a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

•	On June 21, 2012, one of CEMEX’s subsidiaries in Israel was notified about an application for the approval of a class action suit against it. The application, filed by a homeowner who built his house with concrete supplied by CEMEX in October of 2010 (same application was filed against three other companies by the same legal representative), claims that the concrete supplied to him did not meet with the Israeli ready-mix strength standard requirements and that as a result CEMEX acted unlawfully toward all of its customers who received concrete that did not comply with such standard requirements. As per the application, the plaintiff claims that the supply of the alleged non-conforming concrete has caused financial and non-financial damages to those customers, including the plaintiff. CEMEX presumes that the class action would represent the claim of all the clients who purchased the alleged non-conforming concrete from its subsidiary in Israel during the past 7 years, the limitation period according to applicable laws in Israel. The damages that could be sought amount and equivalent to approximately US$71 ($1,223). CEMEX’s subsidiary submitted a formal response to the corresponding court. The applicant requested the court to join all claims brought by him. In a hearing held on December 20, 2015, the preliminary proceeding was completed and the court set dates for hearing evidence on May 8, 10 and 16, 2016. Moreover, the court decided to join together all claims against all four companies, including CEMEX’s subsidiary in Israel, in order to simplify and shorten court proceedings, however, the court has not formally decided to join together all claims. As of December 31, 2015, CEMEX’s subsidiary in Israel is not able to assess the likelihood of the class action application being approved or, if approved, of an adverse result, such as an award for damages in the full amount that could be sought, but if adversely resolved CEMEX does not believe that the final resolutions would have a material adverse impact on its results of operations, liquidity or financial condition.

•	On January 20, 2012, the United Kingdom Competition Commission (the “UK Commission”), commenced a market investigation (“MIR”) into the supply or acquisition of cement, ready-mix concrete and aggregates. The referral to the UK Commission was made by the Office of Fair Trading, following an investigation by them of the aggregates sector. The UK Commission issued its full Provisional Findings Report on May 23, 2013, in which it provisionally found that there was a combination of structural and conduct features that gave rise to an adverse effect on competition in the Great Britain cement markets and an adverse effect on competition as a result of contracts involving certain major suppliers of granulated blast furnace slag and for the supply of ground granulated blast furnace slag. The UK Commission has not identified any problems with the markets for aggregates or ready mix concrete. The possible remedies the UK Commission listed include, among others, the divestiture of cement production capacity and/or ready mix concrete plants by one or more of the top three cement producers and the creation of a cement buying group. On October 8, 2013 the UK Commission announced its provisional decision did not require CEMEX to divest assets in the United Kingdom. On January 14, 2014, the UK Commission published its final report, which followed the earlier provisional decision in regards CEMEX’s subsidiaries in the United Kingdom. However, the final report made changes regarding the supply of granulated blast furnace slag and for the supply of ground granulated blast furnace slag by the other major participants in the MIR. These resolutions did not affect CEMEX’s results of operations, liquidity or financial condition.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Other contingencies from legal proceedings – continued

•	In connection with a lawsuit submitted to a first instance court in Assiut, Egypt and notified on May 23, 2011 to ACC, on September 13, 2012, the first instance court of Assiut issued a resolution in order to nullify the Share Purchase Agreement (the “SPA”) pursuant to which CEMEX acquired a controlling interest in ACC. In addition, on April 7, 2011 and March 6, 2012, lawsuits seeking, among other things, the annulment of the SPA were filed by different plaintiffs, including 25 former employees of ACC, before Cairo’s State Council. On January 20, 2014, the Appeals Court in Assiut, Egypt, issued a judgment revoking the court’s resolution and referring the matter to an administrative court in Assiut (the “Assiut Administrative Court”). Moreover, on February 23, 2014, in connection with the above, three plaintiffs filed a lawsuit before the Assiut Administrative Judiciary Court requesting the cancellation of the resolutions taken by the shareholders of Metallurgical Industries Company (“MIC”) in connection with the sale of ACC’s shares and negotiation of the SPA. In a related matter, on April 22, 2014, the Presidential Decree on Law No. 32 of 2014 (“Law 32/2014”), which regulates legal actions to challenge agreements entered into by the Egyptian State and third parties, become effective, but still subject to approval by the House of Representatives. On October 15, 2014, the Assiut Administrative Court referred the case to the Administrative Judiciary Court of Assiut. During March 2015, the Court’s State Commissioner Authority (“SCA”) recommended the 7th and 8th Circuits of Cairo’s State Council Administrative Judiciary Court to suspend the proceedings until the High Constitutional Court pronounces itself with regards to the challenges against the constitutionality of the Law 32/2014. At a session held on September 3, 2015, the 7th Circuit of Cairo’s State Council Administrative Judiciary Court accepted the SCA’s report recommendation and ruled for staying the proceedings until the High Constitutional Court pronounces itself with regards to the challenges against the constitutionality of Law No.32/2014. In a hearing held on October 13, 2015, the 8th Circuit of Cairo’s State Council Administrative Judiciary Court reviewed the SCA’s recommendations and the case was adjourned to January 26, 2016 for passing judgment. In October 2015, the SCA, recommended that due to the absence of geographical jurisdiction to review the case, it should be referred to the 7th Circuit of “Economic and Investment Disputes” of Cairo’s State Council Administrative Judiciary Court. The Assiut Administrative Judiciary Court scheduled a hearing for the case for February 24, 2016. During October and November 2015, parliamentary elections to the House of Representatives took place and as of December 31, 2015, it was expected that their first session took place on January 10, 2016. In consideration of the aforementioned, after several resolutions, hearings and appeals in these cases over the years, as of December 31, 2015, CEMEX is not able to assess the likelihood of an adverse resolution regarding these lawsuits nor is able to assess if the Constitutional Court will dismiss Law 32/2014 or if Law 32/2014 will not be ratified by the House of Representatives, but, regarding the lawsuits, if adversely resolved, CEMEX does not believe the resolutions in the first instance would have an immediate material adverse impact on CEMEX’s operations, liquidity and financial condition. However, if CEMEX exhausts all legal recourses available, a final adverse resolution of these lawsuits, or if the Constitutional Court dismisses Law 32/2014, or if Law 32/2014 is not ratified by the House of Representatives, this could adversely impact the ongoing matters regarding the SPA, which could have a material adverse impact on CEMEX’s operations, liquidity and financial condition.

•	On December 8, 2010, the European Commission (the “EC”) initiated an investigation in respect of possible anticompetitive practices in Austria, Belgium, the Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, Spain and the United Kingdom, which include CEMEX and seven other companies. After several requests of information by the EC to CEMEX during the audits process, hearings, appeals and replies by CEMEX over the years, on March 14, 2014, the General Court dismissed the appeal filed by CEMEX and confirmed the lawfulness of the request for information sent by the EC in all of its aspects. On May 23, 2014, CEMEX and several of its affiliates in Europe filed an appeal against the General Court’s judgment before the European Court of Justice. If the alleged infringements are substantiated, the EC may impose a maximum fine of up to 10% of the total turnover of the relevant companies for the last year preceding the imposition of the fine for which the financial statements have been approved. On July 31, 2015, the EC communicated that the formal proceedings initiated against CEMEX and other seven companies regarding anticompetitive practices were closed. As a result, CEMEX is not subject to any fines or penalties resulting from such proceedings. As a consequence, CEMEX and its affiliates also withdrew the appeal filed before the Court of Justice.

•	On October 26, 2010, CEMEX, Inc., received an Antitrust Civil Investigative Demand from the Office of the Florida Attorney General, which seeks documents and information in connection with an antitrust investigation in the ready-mix concrete industry in Florida. As of December 31, 2015, CEMEX Inc. has complied with the Office of the Florida Attorney General with respect to the documents and information requested by the civil investigative demand and cannot determine if any formal proceeding will be initiated by such authority, however, if any proceeding is initiated, CEMEX, Inc. does not currently expect that any adverse decision against CEMEX resulting from the investigation would have a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

•	On June 5, 2010, the District of Bogota’s Environmental Secretary (Secretaría Distrital de Ambiente de Bogotá or the “Environmental Secretary”), ordered the suspension of CEMEX Colombia’s mining activities at El Tunjuelo quarry, located in Bogota, as well as those of other aggregates producers in the same area. The Environmental Secretary alleged that during the past 60 years, CEMEX Colombia and the other companies have illegally changed the course of the Tunjuelo River, have used the percolating waters without permission and have improperly used the edge of the river for mining activities. In connection with the injunction, on June 5, 2010, CEMEX Colombia received a notification from the Environmental Secretary informing the initiation of proceedings to impose fines against CEMEX Colombia based on the above mentioned alleged environmental violations. CEMEX Colombia responded to the injunction by requesting that it be revoked based on the fact that the mining activities at El Tunjuelo quarry are supported by the authorizations required by the applicable environmental laws and that all the environmental impact statements submitted by CEMEX Colombia have been reviewed and permanently authorized by the Ministry of Environment and Sustainable Development (Ministerio de Ambiente y Desarrollo Sostenible). On June 11, 2010, the local authorities in Bogota, in compliance with the Environmental Secretary’s decision, sealed off the mine to machinery and prohibited the removal of CEMEX’s aggregates inventory. Although there is not an official quantification of the possible fine, the Environmental Secretary has publicly declared that the fine could be up to the equivalent of approximately US$95 ($1,637). The temporary injunction does not currently compromise the production and supply of ready-mix concrete to CEMEX’s clients in Colombia. At this stage, CEMEX is not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia. An adverse resolution on this case could have a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Other contingencies from legal proceedings – continued

•	In January 2009, in response to litigation brought by environmental groups concerning the manner in which certain federal quarry permits were granted to CEMEX Construction Materials Florida, LLC (“CEMEX Florida”), one of CEMEX’s subsidiaries in the United States , a judge from the U.S. District Court for the Southern District of Florida ordered the withdrawal of the federal quarry permits of CEMEX Florida’s SCL, FEC and Kendall Krome quarries, in the Lake Belt area in South Florida. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the Army Corps of Engineers (the “Engineers”) in connection with the issuance of the permits. On January 29, 2010, the Engineers concluded a review and issued a decision supporting the issuance of new federal quarry permits for the SCL and FEC quarries. During February 2010, new quarry permits were granted to the SCL and FEC quarries. A number of potential environmental impacts must be addressed at the wetlands located at the Kendall Krome site before a new federal quarry permit may be issued for mining at that quarry. If CEMEX Florida is unable to maintain the new Lake Belt permits, CEMEX Florida would need to source aggregates, to the extent available, from other locations in Florida or import aggregates. The cessation or significant restriction of quarrying operations in the Lake Belt area could have a significant adverse impact on CEMEX’s results of operations, liquidity or financial condition.

•	In April 2006, the cities of Kaštela and Solin in Croatia published their respective development master plans, adversely impacting the mining concession granted to CEMEX Hrvatska d.d. (“CEMEX Croatia”), one of CEMEX’s subsidiaries in Croatia, by the Croatian government in September 2005. After several procedures and appeals filed by CEMEX over the years before the Constitutional Court and before the Administrative Court in Croatia, seeking prohibition of the implementation of the master plans and a declaration from the Croatian Government confirming its acquired rights under the mining concessions, and after several resolutions of the authorities thereof, on April 4, 2014, CEMEX Croatia was notified that the administrative court rejected its claims and found that its acquired rights or interests under the mining concessions had not been violated as a result of any act or decision made by the cities of Solin or Kaštela or any other governmental body. On April 29, 2014, CEMEX Croatia filed two claims before the Constitutional Court alleging that CEMEX Croatia’s constitutional rights to a fair trial and judicial protection had been violated. In order to alleviate the adverse impact of the aforementioned master plans, as of December 31, 2015, CEMEX Croatia is in the process of preparing all documentation necessary to comply with applicable rules and regulations in order to obtain a new concession. At this stage of the proceedings, as of December 31, 2015, we are not able to assess the likelihood of an adverse result to the claims filed before the Constitutional Court of the Republic of Croatia, but if adversely resolved, it should not have a material adverse impact on CEMEX’s results of operations, liquidity and financial condition. In addition, during May 2015, CEMEX Croatia obtained a new permit from the Croatian Ministry of Construction and Physical Planning for CEMEX Croatia’s Sveti Juraj-Sveti Kajo quarry.

•	In August 2005, a lawsuit was filed against CEMEX Colombia and other members of the Colombian Ready-mix Producers Association (Asociación Colombiana de Productores de Concreto or “ASOCRETO”). The lawsuit claimed that CEMEX Colombia and other ASOCRETO members were liable for the premature distress of the concrete slabs of the Autopista Norte trunk line of the Transmilenio bus rapid transit system in Bogota in which ready-mix concrete and flowable fill supplied by CEMEX Colombia and other ASOCRETO members was used. The plaintiffs alleged that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs seek compensation for damages for an equivalent of approximately US$32 ($551). On October 10, 2012, a court resolution convicted the former director of the Urban Development Institute (“UDI”), the legal representatives of the builder and the auditor to a prison term of 85 months and a fine equivalent to approximately 10 thousand dollars, and ordered a restart of the proceeding against the ASOCRETO officers. On August 30, 2013, after an appeal by the UDI, the Superior Court of Bogota issued a resolution that, among other matters, reduced the prison term imposed to the former UDI officers to 60 months, imposed the UDI officers to severally pay an amount equivalent to US$34 ($586), overturned the sentence imposed to the builder’s legal representatives and auditor because the criminal action against them was time barred, revoked the annulment in favor of the ASOCRETO officers and ordered the first instance judge to render a judgment regarding the ASOCRETO officers’ liability or lack thereof. On January 21, 2015, the Penal Circuit Court of Bogota issued a resolution regarding the application of the statute of limitations to the criminal investigation against the ASOCRETO officers acknowledging that the ASOCRETO officers were not public officers, and as a consequence, finalizing the process against the ASOCRETO officers and the civil responsibility claim against CEMEX Colombia. On July 28, 2015, the Superior Court of Bogota (Tribunal Superior de Bogotá) upheld this resolution and as such finalized the action brought against CEMEX Colombia for the premature distress of the concrete slabs of the Autopista Norte trunk. In addition, six actions related to the premature distress of the concrete slabs were brought against CEMEX Colombia. The Cundinamarca Administrative Court (Tribunal Administrativo de Cundinamarca) nullified five of these actions and currently, only one remains outstanding. In addition, the UDI filed another action alleging that CEMEX Colombia made deceiving advertisements on the characteristics of the flowable fill used in the construction of the line. CEMEX Colombia participated in this project solely and exclusively as supplier of the ready-mix concrete and flowable fill, which were delivered and received to the satisfaction of the contractor, fulfilling all the required technical specifications. CEMEX Colombia did not participate in nor had any responsibility on the design, sourcing of materials or their corresponding technical specifications or construction. The court’s resolution is subject to be appealed before the Superior Court of Bogota. As of December 31, 2015, CEMEX is not able to assess the likelihood of an adverse result, regarding the action filed before the Cundinamarca Administrative Court and the action filed by the UDI, but if adversely resolved, they could have a material adverse impact on CEMEX’s results of operations, liquidity or financial condition.

In connection with the legal proceedings presented in notes 24A and 24B, the exchange rates as of December 31, 2015 used by CEMEX to convert the amounts in local currency to their equivalents in dollars were the official closing exchange rates of approximately 3.92 Polish Zloty per Dollar, 0.92 Euro per Dollar, 0.68 British Pound Sterling per Dollar, 3,149 Colombian Pesos per Dollar and 3.9 Israel Shekel per Dollar.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

Other contingencies from legal proceedings – continued

In addition to the legal proceedings described above in notes 24A and 24B, as of December 31, 2015, CEMEX is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions or divestitures; 4) claims to revoke permits and/or concessions; and 5) other diverse civil actions. CEMEX considers that in those instances in which obligations have been incurred, CEMEX has accrued adequate provisions to cover the related risks. CEMEX believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, CEMEX is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, CEMEX may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice CEMEX’s position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, CEMEX has disclosed qualitative information with respect to the nature and characteristics of the contingency, but has not disclosed the estimate of the range of potential loss.

25) RELATED PARTIES

All significant balances and transactions between the entities that constitute the CEMEX group have been eliminated in the preparation of the consolidated financial statements. These balances with related parties resulted primarily from: (i) the sale and purchase of goods between group entities; (ii) the sale and/or acquisition of subsidiaries’ shares within the CEMEX group; (iii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and (iv) loans between related parties. Transactions between group entities are conducted on arm’s length terms based on market prices and conditions. When market prices and/or market conditions are not readily available, CEMEX conducts transfer pricing studies in the countries in which it operates to assure compliance with regulations applicable to transactions between related parties.

The definition of related parties includes entities or individuals outside the CEMEX group, which, pursuant to their relationship with CEMEX, may take advantage of being in a privileged situation. Likewise, this applies to cases in which CEMEX may take advantage of such relationships and obtain benefits in its financial position or operating results. CEMEX’s transactions with related parties are executed under market conditions.

As of December31, 2015, CEMEX has identified the following transactions between related parties:

•	Mr. Karl H. Watson Jr. was the President of CEMEX USA up until December 31, 2015. In the ordinary course of business, CEMEX USA’s operations pay fees for freight services to Florida Aggregate Transport, a Florida based vendor. Karl H. Watson Jr.’s stepbrother is part of Florida Aggregate Transport’s ownership and senior management. The amounts of these services, which are negotiated on market terms, are not material to CEMEX USA’s operations and CEMEX is not able to determine if the amounts are material for Florida Aggregate Transport.

•	For the years ended December 31, 2015, 2014 and 2013, the aggregate amount of compensation of CEMEX board of directors, including alternate directors, and top management executives, was approximately US$36 ($579), US$68 ($909) and US$39 ($503), respectively. Of these amounts, approximately US$25 ($402) in 2015, US$35 ($464) in 2014 and US$25 ($320) in 2013, was paid as base compensation plus performance bonuses, including pension and postretirement benefits. In addition, approximately US$11 ($177) in 2015, US$33 ($444) in 2014 and US$14 ($183) in 2013 of the aggregate amount in each year, corresponded to allocations of CPOs under CEMEX’s executive stock-based compensation programs. In 2014 and 2013, the amount of CPOs allocated included approximately US$4 ($52) and US$3 ($38), respectively, of compensation earned under the program that is linked to the fulfillment of certain performance conditions and that was payable through March 2015 to then still active members of CEMEX, S.A.B. de C.V.‘s board of directors and top management executives (note 21).

26) SUBSEQUENT EVENTS

On January 6, 2016, in connection with the merger of Alestra and Axtel mentioned in note 16D that is expected to be effective beginning February 15, 2016, the forward contract between a financial counterparty and CEMEX over the 59.5 million CPOs of Axtel was cash settled and as a result CEMEX received approximately US$4 million, net of transaction costs. In a separate transaction, considering that as of December 31, 2015, CEMEX held an investment in Axtel that upon completion of the Alestra and Axtel merger will be exchanged proportionately according to the new ownership interests for shares in the new merged entity that will remain public and the attractive business outlook of such new entity, after the settlement of the Axtel forward contract, CEMEX decided to purchase in the market the 59.5 million CPOs of Axtel and incorporate them to CEMEX’s investments available for sale (note 13B).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013

(Millions of Mexican pesos)

27) MAIN SUBSIDIARIES

The main subsidiaries as of December 31, 2015 and 2014 were as follows:

		% Interest
Subsidiary	Country	2015	2014
CEMEX México, S. A. de C.V. [1]	Mexico	100.0	100.0
CEMEX España, S.A. [2]	Spain	99.9	99.9
CEMEX, Inc.	United States of America	100.0	100.0
CEMEX Latam Holdings, S.A. [3]	Spain	74.4	74.4
CEMEX (Costa Rica), S.A.	Costa Rica	99.1	99.1
CEMEX Nicaragua, S.A.	Nicaragua	100.0	100.0
Assiut Cement Company	Egypt	95.8	95.8
CEMEX Colombia S.A. [4]	Colombia	99.7	99.7
Cemento Bayano, S.A. [5]	Panama	99.9	99.9
CEMEX Dominicana, S.A.	Dominican Republic	100.0	100.0
CEMEX de Puerto Rico Inc.	Puerto Rico	100.0	100.0
CEMEX France Gestion (S.A.S.)	France	100.0	100.0
Solid Cement Corporation [6]	Philippines	100.0	100.0
APO Cement Corporation [7]	Philippines	100.0	100.0
CEMEX (Thailand) Co., Ltd. [7]	Thailand	100.0	100.0
CEMEX Holdings (Malaysia) Sdn Bhd	Malaysia	100.0	100.0
CEMEX U.K.	United Kingdom	100.0	100.0
CEMEX Deutschland, AG.	Germany	100.0	100.0
CEMEX Czech Republic, s.r.o.	Czech Republic	100.0	100.0
CEMEX Polska sp. Z.o.o.	Poland	100.0	100.0
CEMEX Holdings (Israel) Ltd.	Israel	100.0	100.0
CEMEX SIA	Latvia	100.0	100.0
CEMEX Topmix LLC, CEMEX Supermix LLC and CEMEX Falcon LLC [8]	United Arab Emirates	100.0	100.0
CEMEX AS	Norway	100.0	100.0
Cimentos Vencemos do Amazonas, Ltda.	Brazil	100.0	100.0
Readymix Argentina, S.A.	Argentina	100.0	100.0
CEMEX Jamaica	Jamaica	100.0	100.0
Neoris N.V. [9]	The Netherlands	99.8	99.8
CEMEX International Trading, LLC [10]	United States of America	100.0	100.0
Transenegy, Inc. [11]	United States of America	100.0	100.0

1	CEMEX México, S.A. de C.V. is the indirect holding company of CEMEX España, S.A. and subsidiaries.
2	CEMEX España, S.A is the indirect holding company of most of CEMEX’s international operations.
3	The interest reported includes treasury shares, CEMEX Latam Holdings, which is listed in the Colombian stock exchange, is a subsidiary of CEMEX España, S.A. and the indirect holding company of CEMEX’s operations in Colombia, Costa Rica, Panama, Brazil, Guatemala and El Salvador (note 20D).
4	Represents our 99.7% and 98.9% interest in ordinary and preferred shares, respectively.
5	Includes a 0.515% interest held on Cemento Bayano’s treasury.
6	Includes CEMEX Asia Holdings Ltd.’s 70% indirect economic interest and 30% indirect equity interest by CEMEX España, S.A.
7	Represents CEMEX Asia Holdings Ltd.’s indirect economic interest.
8	CEMEX owns a 49% equity interest in each of these entities and holds the remaining 51% of the economic benefits, through agreements with other shareholders.
9	Neoris N.V. is the holding company of the entities involved in the sale of information technology solutions and services.
10	CEMEX International Trading, LLC is involved in the international trading of CEMEX’s products.
11	This entity was formerly named Gulf Coast Portland Cement Co. it is engaged in the procurement of fuels, such as coal and petroleum coke, used in certain CEMEX’s operations.